Filed Pursuant to Rule 424(b)(1)
Registration Statement No. 333-188214

PROSPECTUS

6,500,000 Shares

Common Stock

Cherry Hill Mortgage Investment Corporation is a newly formed residential real estate finance company that will acquire, invest in and manage a portfolio of excess mortgage servicing rights, agency residential mortgage backed securities, prime jumbo mortgage loans and other residential mortgage assets. We will be managed by Cherry Hill Mortgage Management, LLC, or our Manager, an affiliate of Freedom Mortgage Corporation, or Freedom Mortgage, a privately held, independent mortgage company that originates and services mortgage loans nationwide.

This is our initial public offering of our common stock and no public market currently exists for our common stock. The initial public offering price per share of our common stock will be $20.00 per share. All of the shares to be sold in this offering are being sold by Cherry Hill Mortgage Investment Corporation. Our common stock has been approved for listing on the New York Stock Exchange, or NYSE, subject to official notice of issuance, under the symbol “CHMI.”

Stanley Middleman, our Chairman and the founder of Freedom Mortgage, will purchase directly from us in a concurrent private placement $20.0 million in shares of our common stock, at the public offering price. Mr. Middleman will not pay a placement fee.

We will elect and intend to qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, or a REIT. To assist us in qualifying as a REIT, among other purposes, our charter generally limits beneficial and constructive ownership of our shares by any person to no more than 9.0% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. In addition, our charter contains various other restrictions on the ownership and transfer of shares of our common stock. See “Description of Common Stock—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” under the federal securities laws, and as such we have elected to comply with certain reduced public company reporting requirements in this prospectus and in future filings.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 27.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$20.00	$130,000,000
Underwriting discount(1)	$0.85	$5,525,000
Proceeds, before expenses, to us(2)	$20.00	$130,000,000

(1)	Our Manager has agreed to pay the entire underwriting discount payable with respect to the shares of common stock sold in this offering. Our Manager will also pay certain of the underwriters a structuring fee equal to $487,500 (0.375% of the gross proceeds of this offering to us). See “Underwriting.”
(2)	See “Underwriting” for a detailed description of the compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to an additional 975,000 shares of our common stock from us at the initial public offering price within 30 days after the date of this prospectus to cover over-allotments of shares. The underwriters expect to deliver the shares of common stock to investors on or about October 9, 2013. Our Manager has agreed to pay the entire underwriting discount and structuring fee with respect to any shares issued in connection with the over-allotment option.

Barclays	Morgan Stanley	Citigroup	UBS Investment Bank

FBR	JMP Securities	Sterne Agee

The date of this prospectus is October 3, 2013.

You should rely only on the information contained in this prospectus or in any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

GLOSSARY

This glossary defines some of the terms that we use elsewhere in this prospectus and is not a complete list of all of the defined terms used herein.

“Agency” means a U.S. Government agency, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, that guarantees payments of principal and interest on MBS.

“Agency RMBS” means residential mortgage-backed securities issued by an Agency or for which an Agency guarantees payments of principal and interest on the securities.

“ARM” means an adjustable-rate residential mortgage loan.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“CMO” means a collateralized mortgage obligation. CMOs are structured instruments representing interests in specified mortgage loan collateral. CMO securitizations consist of multiple classes, or tranches, of securities, with each tranche having specified characteristics, based on the rules described in the securitization documents governing the division of the monthly principal and interest distributions, including prepayments, from the underlying mortgage collateral among the various tranches.

“conforming loan” means a residential mortgage loan that conforms to the Agency underwriting guidelines and meets the funding criteria of Fannie Mae and Freddie Mac.

“credit enhancement” means techniques to improve the credit ratings of securities, including overcollateralization, creating retained spread, creating subordinated tranches and insurance.

“Excess MSR” means an interest in an MSR, representing a portion of the interest payment collected from a pool of mortgage loans, net of a basic servicing fee paid to the mortgage servicer. An MSR is made up of two components: a basic servicing fee and an excess servicing fee. The basic servicing fee is the amount of compensation for the performance of servicing duties, and the Excess MSR is the amount that exceeds the basic servicing fee.

“Fannie Mae” means the Federal National Mortgage Association.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHA” means the Federal Housing Administration.

“FHFA” means the U.S. Federal Housing Finance Agency.

“FHA mortgage loan” means a mortgage loan that is insured by FHA.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“FRM” means a fixed-rate residential mortgage loan.

“Ginnie Mae” means the Government National Mortgage Association, a wholly-owned corporate instrumentality of the United States of America within HUD.

“GSE” means a government-sponsored enterprise. When we refer to GSEs, we mean Fannie Mae or Freddie Mac.

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“HAMP” means the Home Affordable Modification Program.

“HARP” means the Home Affordable Refinance Program.

“HUD” means the U.S. Department of Housing and Urban Development.

“hybrid ARM” means a residential mortgage loan that has an interest rate that is fixed for a specified period of time (typically three, five, seven or ten years) and thereafter adjusts to an increment over a specified interest rate index.

“inverse IO” means an inverse interest-only security, which is a type of stripped security. These debt securities receive no principal payments and have a coupon rate which has an inverse relationship to its reference index.

“IO” means an interest-only security, which is a type of stripped security. IO strips receive a specified portion of the interest on the underlying assets.

“jumbo mortgage loan” means a residential mortgage loan with an original principal balance in excess of the statutory conforming limit for GSE mortgage loans.

“MBS” means mortgage-backed securities.

“MSR” means a mortgage servicing right. An MSR is the right to service a mortgage loan or a pool of mortgage loans. An MSR provides a mortgage servicer with the right to service a mortgage loan or a pool of mortgages in exchange for a portion of the interest payments made on the mortgage or the underlying mortgages.

“mortgage loan” means a loan secured by real estate with a right to receive the payment of principal and interest on the loan (including the servicing fee).

“non-Agency RMBS” means RMBS that are not issued or guaranteed by an Agency, including investment grade (AAA through BBB rated) and non-investment grade (BB rated through unrated) classes.

“prime jumbo mortgage loan” means a mortgage loan that generally conforms to GSE underwriting guidelines, except that the mortgage balance exceeds the statutory conforming limit for a GSE mortgage loan.

“REMIC” means a real estate mortgage investment conduit.

“residential mortgage pass-through certificate” is a security that represents an interest in a “pool” of mortgage loans secured by residential real property where payments of both interest and principal (including principal prepayments) on the underlying residential mortgage loans are made monthly to holders of the security, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the security, net of fees paid to the issuer/guarantor and servicer.

“RMBS” means a residential mortgage-backed security.

“SIFMA” means the Securities Industry and Financial Markets Association.

“stripped security” is an RMBS structured with two or more classes that receives different distributions of principal or interest on a pool of Agency RMBS. Stripped securities include IOs and inverse IOs, each of which we may invest in subject to qualifying as a REIT.

“TBA” means a forward-settling Agency RMBS where the pool is “to-be-announced.” In a TBA, a buyer will agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types

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of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date.

“UPB” means unpaid principal balance.

“U.S. Treasury” means the U.S. Department of Treasury.

“VA” means the Department of Veterans Affairs.

“VA mortgage loan” means a mortgage loan that is partially guaranteed by the VA in accordance with its regulations.

“whole loan” is a direct investment in a whole residential mortgage loan as opposed to an investment in RMBS, CMO or other structured product that is backed by such a loan.

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SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us,” and “our” refer to Cherry Hill Mortgage Investment Corporation, a Maryland corporation, and its subsidiaries, “our operating partnership” refers to Cherry Hill Operating Partnership, LP, a Delaware limited partnership, and “our Manager” refers to Cherry Hill Mortgage Management, LLC, our external manager. Unless indicated otherwise, the information in this prospectus assumes: (i) Stanley Middleman, our Chairman and the founder of Freedom Mortgage Corporation, purchases directly from us $20.0 million in shares of our common stock in the concurrent private placement, at a price per share equal to the public offering price, without the payment of a placement fee or any underwriting discount or commission on those shares; and (ii) no exercise by the underwriters of their over-allotment option, as described on the cover page of this prospectus. We consider Mr. Middleman to be our promoter.

Our Company

Cherry Hill Mortgage Investment Corporation is a newly formed residential real estate finance company that will acquire, invest in and manage residential mortgage assets in the United States. We will be externally managed and advised by Cherry Hill Mortgage Management, LLC, or our Manager, an affiliate of Freedom Mortgage Corporation, or Freedom Mortgage. Our principal objective is to generate attractive current yields and risk-adjusted total returns for our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to attain this objective by selectively constructing and actively managing a targeted portfolio of Excess MSRs, Agency RMBS, prime jumbo mortgage loans and other stable and cashflowing residential mortgage assets. We will have a strategic alliance with Freedom Mortgage that we believe will provide us with frequent opportunities to acquire Excess MSRs. We will elect and intend to qualify to be taxed as a REIT beginning with our short taxable year ending December 31, 2013.

Our asset acquisition strategy will focus on acquiring a diversified portfolio of residential mortgage assets that balances the risk and reward opportunities our Manager observes in the marketplace. We expect to allocate a majority of our equity capital on an unleveraged basis, to the acquisition of Excess MSRs. Upon completion of this offering and the concurrent private placement, we will invest approximately $100 million to acquire from Freedom Mortgage participation interests in two separate pools of Excess MSRs on FHA and VA mortgage loans with an anticipated UPB of approximately $20.8 billion. In addition to our Excess MSR strategy, we also intend to acquire Agency RMBS on a leveraged basis as part of our initial portfolio and our longer term strategy. While we intend to invest in both Agency RMBS backed by FRMs and hybrid ARMs, upon deployment of the net proceeds of this offering and the concurrent private placement, we expect to be invested primarily in, and a substantial portion of our total assets to consist of, Agency RMBS backed by whole pools of 30-year, 20-year and 15-year FRMs that offer favorable prepayment and duration characteristics. As the market for prime jumbo loans grows, we expect our portfolio to include this asset class as well. In addition, we may also invest opportunistically from time to time in other residential mortgage assets.

Freedom Mortgage, an affiliate of our Manager, is a privately held independent mortgage company founded in 1990 that originates and services mortgage loans nationwide. Freedom Mortgage is licensed to originate and service mortgage loans in all 50 states and the District of Columbia and has been a Fannie Mae-approved seller/servicer since April 1993 and a Ginnie Mae-approved issuer since September 1999. Freedom Mortgage was the fourth largest single-family Ginnie Mae RMBS issuer by UPB for the first six months of 2013. For the year ended December 31, 2012 and for the six month-period ended June 30, 2013, Freedom Mortgage originated over $13 billion and $9.5 billion, respectively, of mortgage loans predominantly underwritten to Agency underwriting guidelines. Freedom Mortgage typically retains the MSRs on the mortgage loans it originates and is the primary servicer of mortgage loans with an outstanding UPB of approximately $26.2 billion as of June 30, 2013.

Stanley Middleman, the founder, Chairman and Chief Executive Officer of Freedom Mortgage, serves as our Chairman. Our senior management team will be led by Jeffrey Lown II, our President and Chief Investment Officer and a nominee to our board of directors, and Martin J. Levine, our Chief Financial Officer, Secretary and Treasurer. Mr. Lown and Mr. Levine also serve as officers of our Manager and of Freedom Mortgage. Each member of our senior management team has more than 20 years of experience in the financial services industry, with a majority of that experience concentrated in the residential mortgage markets.

Our relationship with Freedom Mortgage provides us with access to Freedom Mortgage’s leading origination and servicing platform and access to a predictable and proprietary source of Excess MSR acquisition opportunities, as well as other investment opportunities with respect to some of our other target assets. We believe our access to Freedom Mortgage and the deep network of relationships that our senior management team has established with other large originators, servicers and other participants in the residential mortgage industry provides us with access to an ongoing source of Excess MSRs and other asset acquisition and financing opportunities. As a result, we believe we can selectively construct and fund a diversified portfolio of high quality residential mortgage assets that generate attractive current yields and risk-adjusted total returns for our stockholders over the long-term under a variety of market conditions and economic cycles.

In addition to growth through new originations, Freedom Mortgage has made a substantial capital investment in customer retention, primarily through its retail production channel, which has allowed it to engage, when interest rates are falling, in significant levels of recapture originations—originations in which Freedom Mortgage refinances existing customers into new loans and also retains the servicing rights on these new loans post-refinancing. For the period from January 1, 2011 to June 30, 2013, Freedom Mortgage’s monthly weighted average recapture rate with respect to FHA and VA mortgage loans in its servicing portfolio was 75%. In other words, approximately three out of every four Freedom Mortgage loans that were refinanced during that period, were refinanced by Freedom Mortgage. Since voluntary prepayments eliminate the MSRs, including the Excess MSRs, on the mortgage loans that have prepaid, recapture originations allow Freedom Mortgage to extend the longevity of the servicing fees paid on its MSRs and thereby replenish the MSRs and the related Excess MSRs on prepaid mortgage loans. By entering into recapture agreements with Freedom Mortgage, we will benefit from Freedom Mortgage’s ability to obtain recapture originations. This will allow us to mitigate the impact of voluntary prepayments on the Excess MSRs we plan to acquire from Freedom Mortgage in a falling interest rate environment.

Upon completion of this offering and the concurrent private placement, we will enter into two separate Excess MSR acquisition and recapture agreements with Freedom Mortgage. Pursuant to the first agreement, we will acquire from Freedom Mortgage an 85% participation interest in the Excess MSRs. These Excess MSRs relate to a pool of predominantly fixed rate, Ginnie Mae-eligible FHA and VA mortgage loans, substantially all of which were originated by Freedom Mortgage after January 1, 2012. In this prospectus, we refer to this pool as Pool 1. We expect Pool 1 to have an aggregate outstanding UPB of approximately $10.1 billion as of the closing of this offering. The purchase price for our Excess MSRs in Pool 1 is approximately $60 million and will be funded with a portion of the net proceeds of this offering and the concurrent private placement. Pursuant to the second agreement, we will acquire from Freedom Mortgage a 50% participation interest in the Excess MSRs. These Excess MSRs relate to a pool of Ginnie Mae-eligible VA hybrid ARMs. Freedom Mortgage acquired the servicing rights to such pool in bulk from a third party seller on August 30, 2013. In this prospectus, we refer to this pool as Pool 2. The mortgage loans in Pool 2 were originated by the third party seller after January 1, 2011. Ginnie Mae approved the transfer of servicing rights from the seller to Freedom Mortgage. We expect Pool 2 to have an aggregate outstanding UPB of approximately $10.7 billion as of the closing of this offering. The purchase price for our Excess MSRs in Pool 2 is approximately $40 million and will be funded with a portion of the net proceeds of this offering and the concurrent private placement.

Freedom Mortgage will continue to own the MSRs on, and will be the primary servicer of, the mortgage loans in Pool 1 and Pool 2. In this prospectus, we refer to Pool 1 and Pool 2 collectively as the Initial Pools. We will not have any servicing duties, advance obligations or liabilities associated with servicing the mortgage loans in either pool.

We expect that, at the time we acquire our Excess MSRs in Pool 1, the weighted average servicing fee in Pool 1 will be 28 basis points. As the loan servicer, Freedom Mortgage will be paid a basic servicing fee of eight basis points on current mortgage loans and will be entitled to receive ancillary income from its servicing activities. Accordingly, we expect the weighted average excess servicing fee in Pool 1 to be 20 basis points, of which we will be entitled to receive 17 basis points based on our 85% participation interest. We expect that, at the time we acquire our Excess MSRs in Pool 2, the weighted average servicing fee in Pool 2 will be 44 basis points. Because all of the mortgage loans in Pool 2 are hybrid ARMs, Freedom Mortgage will be paid a basic servicing fee of 10 basis points on current hybrid ARMs and will be entitled to receive ancillary income from its servicing activities. Accordingly, we expect the weighted average excess servicing fee in Pool 2 to be 34 basis points, of which we will be entitled to receive 17 basis points based on our 50% participation interest. Freedom Mortgage will retain the remaining participation interests in the Excess MSRs in the Initial Pools.

We expect these unleveraged investments in Excess MSRs to generate positive earnings immediately following the closing of this offering. For a description of the representative characteristics of the mortgage loans expected to comprise the Initial Pools, see “Business—Our Portfolio—Our Initial Excess MSRs.”

In connection with our investments in Excess MSRs, Freedom Mortgage will agree to certain restrictions on its ability to sell, transfer or otherwise encumber the MSRs related to our Excess MSRs or its participation interest in those Excess MSRs. To the extent the mortgage loans in either pool are refinanced by Freedom Mortgage, Freedom Mortgage will also agree to replace our participation interest in the Excess MSRs on the mortgage loans that have been refinanced through its retail channel at no cost to us and will agree to certain other arrangements designed to replace our excess servicing fee revenues on an ongoing basis.

In addition to our initial investments in Excess MSRs, we expect to source and acquire a substantial portion of our Excess MSRs in partnership with Freedom Mortgage and anticipate entering into additional acquisition and recapture agreements with Freedom Mortgage. Initially, the Excess MSRs we intend to acquire from Freedom Mortgage will relate primarily to FHA and VA mortgage loans that have been pooled and sold into Ginnie Mae-guaranteed Agency RMBS, but we may also acquire Excess MSRs that relate to other Agency-backed mortgage loans. We do not intend to acquire Excess MSRs that relate to lower credit quality pools.

In connection with the completion of this offering, we will enter into a strategic alliance agreement with Freedom Mortgage, two Excess MSR acquisition agreements and a flow and bulk Excess MSR purchase agreement, which we collectively refer to as our strategic alliance agreements. Under our strategic alliance agreements:

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Freedom Mortgage will be obligated to offer us, in good faith, on a monthly flow basis, the right to co-invest at least 65% but not more than 85% in the Excess MSRs related to Freedom Mortgage’s MSRs on mortgage loans pooled and sold by Freedom Mortgage on a servicing retained basis during the previous month; and

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Freedom Mortgage will be obligated to offer us, in good faith, the right to co-invest at least 40% but not more than 85% in the Excess MSRs related to any MSRs on mortgage loans Freedom Mortgage acquires through a bulk purchase from a third-party servicer.

Under our strategic alliance agreements, the amount of each co-investment in Excess MSRs offered to us by Freedom Mortgage and the recapture terms related to the pool of loans underlying each co-investment in Excess MSRs will be determined by us and Freedom Mortgage at the time our co-investment is made based on policies and procedures approved by our independent directors. We will not be obligated to purchase any Excess MSRs offered to us by Freedom Mortgage pursuant to our strategic alliance agreements or otherwise. We believe our strategic alliance agreements provide us with a competitive advantage in that we will be able to source, acquire and construct a sizeable portfolio of income-generating Excess MSRs without reliance on a competitive bidding process, including our investments in Excess MSRs in the Initial Pools. We also expect to benefit from Freedom Mortgage’s recapture capabilities. We also intend to enter into agreements with other servicers from time to time for the acquisition of Excess MSRs on a flow or bulk basis if our Manager identifies attractive acquisition opportunities that satisfy our investment criteria. We may choose to enter into such agreements in conjunction with Freedom Mortgage or independently.

See “Business—Our Company” for additional information regarding the terms of the purchase of our investments in Excess MSRs and our strategic alliance agreements with Freedom Mortgage.

Our Market Opportunity

We believe that the U.S. mortgage finance system is undergoing historic change. Significant increases in regulation and public policy are influencing which investors will have the inclination and the financial ability to hold residential mortgage assets. We believe that capital from non-bank servicers and investors in mortgage servicing assets will represent an increasing share of ownership of servicing assets in the years to come. We also believe that as banks pull back from the mortgage finance business, non-bank originators such as Freedom Mortgage are poised to continue to increase production and capture market share. Non-bank mortgage originators will require efficient funding for MSR production. In addition, we believe that investors will continue to seek incremental spreads relative to U.S. Treasury Notes in a low yield environment and that mortgages represent an attractive total return investment opportunity.

We intend to capitalize on this opportunity by creating a tax-efficient entity through which public investors will be able to invest primarily in Excess MSRs, Agency RMBS and, over time, prime jumbo mortgage loans, as well as other residential mortgage assets depending on how market conditions evolve. We expect to benefit from Freedom Mortgage’s origination and servicing abilities, operating and financial expertise and ability to engage in recapture originations by co-investing with Freedom Mortgage in Excess MSRs that we expect to generate attractive and consistent risk-adjusted returns for investors.

Excess MSRs

Over the past two years, MSRs related to over $750 billion, of the approximately $10 trillion UPB of residential mortgages were sold or transferred. We believe that there are a number of factors in the current mortgage finance market that make servicing an increasingly unattractive asset class to banks, including higher operational requirements as well as a limit upon MSRs as part of bank regulatory capital. We expect these factors will continue to drive a shift in servicing from banks to independent mortgage companies through increases in market share of originations and the purchase of additional servicing assets. We further believe this will result in an increasing volume of MSR sales for some period of time. We believe that MSRs on more than $2 trillion of UPB of mortgage loans could be sold over the next several years.

We expect that non-bank servicers such as Freedom Mortgage will need companies such as ours to co-invest in the Excess MSR portion of these investments. We therefore believe there are market opportunities for us to provide liquidity to Freedom Mortgage and other non-bank servicers that may seek to finance their MSRs by selling an interest in Excess MSRs. In addition to our initial investments in Excess MSRs, we expect to acquire additional Excess MSRs through (i) co-investments with Freedom Mortgage in Excess MSRs related to MSRs on mortgage loans pooled and sold by Freedom Mortgage on a servicing retained basis, (ii) co-investments with Freedom Mortgage in Excess MSRs related to MSRs that have been acquired opportunistically by Freedom Mortgage in bulk purchases and (iii) co-investments with other third-party servicers in Excess MSRs on a flow or bulk basis. In the future, subject to the receipt of appropriate licensing and Agency approvals, we may pursue flow and bulk acquisitions of MSRs through our wholly-owned taxable REIT subsidiary, or TRS.

We believe investing in Excess MSRs on an unleveraged basis could provide us with attractive risk-adjusted returns. We also believe our relationship with Freedom Mortgage will allow us to mitigate the negative impact of voluntary prepayments on our investments in Excess MSRs through Freedom Mortgage’s ability to engage in recapture originations. In addition, we intend to try to structure similar types of recapture agreements with other servicers to the extent we enter into Excess MSR acquisition agreements with them.

Agency RMBS

We believe that the Agency RMBS market presents opportunities for earning attractive risk-adjusted returns due to several factors, including attractive financing spreads and a steady demand for Agency RMBS. The spread between the cost of funding for, and the yield on, Agency RMBS assets continues to create attractive investment opportunities in this asset class. On December 12, 2012, the Federal Open Market Committee released a statement indicating that it would maintain the target range for the federal funds rate at 0% to 0.25% and that it continues to anticipate that economic conditions, including low rates of resource utilization and a subdued outlook for inflation over the medium term, are likely to warrant exceptionally low levels for the federal funds rate at least through late 2014. Our Agency RMBS acquisition strategy targets pools with favorable prepayment characteristics. As a result, we expect our Agency RMBS to display attractive spread characteristics and returns even in a more normalized spread environment after the U.S. Federal Reserve tapers its quantitative easing programs.

In addition, investors continue to seek incremental spreads relative to U.S. Treasury Notes in a low yield environment, and financial institutions continue to prefer high quality, liquid Agency RMBS. Though recent economic data suggests an improvement in U.S. economic growth, we believe that there is still uncertainty primarily because of high unemployment, low levels of capacity utilization, the shadow inventory of real estate owned, or REO, assets, stagnant home prices in most markets and continued stress in the housing and construction markets, which all point to a muted recovery. As a result, we expect these factors should keep the yield curve relatively steep and promote continued demand for Agency RMBS.

Prime Jumbo Mortgage Loans

Currently, the primary residential mortgage market is being supported by the U.S. Government’s deep involvement through its conservatorship with Fannie Mae and Freddie Mac, and an indirect subsidization of the FHA. The housing finance reform report issued by the U.S. Treasury and HUD in February 2011 indicates an intent to reduce the U.S. Government’s role in the residential mortgage market from current levels. The options outlined in the report all share a common objective of significantly increasing the role of private sector capital in bearing credit risk in the residential mortgage market. The October 2011 proposal by the Obama administration to have Fannie Mae and Freddie Mac sell tranches of RMBS that would not carry such entities’ guaranty is another example of this trend. In addition, one of HUD’s key budgetary principles for 2013 is to bring private capital back into the mortgage market. Recently, bills were introduced in the U.S. Congress that, among other things, address the wind down of the conservatorships of Fannie Mae and Freddie Mac. It is not yet possible to determine whether or when any of such proposals may be enacted, what form any final legislation or policies might take and how proposals, legislation or policies emanating from this report may impact our business, operations and financial condition.

We expect this process of privatizing mortgage credit risk will create investment opportunities consistent with our investment objectives. We believe our senior management team’s capabilities in evaluating, acquiring and managing the risk associated with residential mortgage whole loans will provide us with an important advantage as this new market opportunity evolves and opportunities to acquire prime jumbo mortgage loans present themselves. We expect to take advantage of the network of relationships of our senior management team in the residential mortgage industry to identify opportunities for us to acquire prime jumbo mortgage loans. In the future, we expect to enter into a sourcing agreement with Freedom Mortgage in order to obtain access to a pipeline of prime jumbo mortgage loans originated by Freedom Mortgage and through which we can further diversify our portfolio of residential mortgage assets, grow our business and increase value for our stockholders.

Our Manager and Freedom Mortgage

Our Manager

We will be externally managed by Cherry Hill Mortgage Management, LLC, a newly organized Delaware limited liability company formed in November 2012 and an affiliate of Freedom Mortgage. We have entered into a management agreement with our Manager, pursuant to which our Manager has agreed to conduct our day-to-day operations. As an externally managed company, we will depend on the diligence, experience and skill of our Manager for the selection, acquisition, structuring, interest rate risk mitigation and monitoring of our target assets and associated borrowings. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Pursuant to the terms of our management agreement, our Manager provides us with our senior management team, including a President and Chief Investment Officer, a Chief Financial Officer and a Senior Portfolio Manager. Our Manager and Freedom Mortgage are parties to a services agreement. We do not have any employees whom we compensate directly with salaries or other compensation; however, we expect to reimburse our Manager for the costs of wages, salaries and benefits incurred by our Manager with respect to certain of our officers to the extent they are dedicated to us. See “Our Manager and the Management Agreement” for a discussion of our management agreement and the services agreement.

The members of our senior management team also serve as officers of our Manager. This senior management team has substantial experience in the financial services industry, with a particular focus on the residential mortgage markets. Mr. Middleman, our Chairman, is the sole member of our Manager and the sole stockholder, sole director and chief executive officer of Freedom Mortgage. Mr. Middleman founded Freedom Mortgage in 1990 and has over 27 years of mortgage industry expertise. His business vision, asset management approach and marketing strategy have resulted in Freedom Mortgage’s growth from a regionally-based mortgage business to a leading national private mortgage origination and servicing business. In addition to Mr. Middleman, the members of our and our Manager’s team that are responsible for implementing our asset acquisition and financing strategies include: Mr. Lown, our President and Chief Investment Officer, who has over 20 years of combined experience in the financial services industry and the residential mortgage markets; Mr. Levine, our Chief Financial Officer, Secretary and Treasurer, who has over 30 years of combined experience in the financial services industry and the residential mortgage markets; and Julian Evans, our Senior Portfolio Manager, who has more than 14 years of combined experience in the financial services industry and the residential mortgage markets.

Prior to joining Freedom Mortgage in 2012, Mr. Lown built an extensive career in the residential mortgage sector where he held senior roles in mortgage trading, banking and risk management at UBS Securities LLC and Citigroup, including management of a mortgage origination business at UBS Securities LLC from 2006 to 2008. In addition, Mr. Lown has served as a senior advisor to the Office of Thrift Supervision. Mr. Levine joined Freedom Mortgage in 2012 as an Executive Vice President in charge of servicing oversight and financial reporting. Over the past 20 years, Mr. Levine has held various senior executive positions for both privately held and publicly traded residential and commercial real estate-related investment companies. Mr. Levine is a member of the American Institute of Certified Public Accountants. Mr. Evans joined Freedom Mortgage in April 2013 as a Senior Vice President and as our Manager’s Senior Portfolio Manager. Mr. Evans most recently served as Head of the MBS Sector Team and Senior Portfolio Manager for Deutsche Asset Management where he led a team that managed RMBS assets for institutional, insurance and retail clients.

Freedom Mortgage

Founded in 1990 by Mr. Middleman, our Chairman, and headquartered in Mount Laurel, New Jersey, Freedom Mortgage is a privately held, full-service, residential mortgage originator and servicer licensed in all 50 states and the District of Columbia with over 2,000 employees as of June 30, 2013. Freedom Mortgage typically retains the MSRs on the mortgage loans it originates and is the primary servicer of mortgage loans with an outstanding UPB of approximately $26.2 billion as of June 30, 2013. Freedom Mortgage maintains a national footprint to support lending activities across all 50 states and the District of Columbia through its wholesale, retail and correspondent channels.

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Wholesale Production Channel. Mortgage loans originated through its wholesale production channel are sourced and submitted to Freedom Mortgage through a network of over 2,400 independent mortgage brokers. Mortgage loans originated through Freedom Mortgage’s wholesale channel are underwritten by Freedom Mortgage employees and according to Freedom Mortgage’s underwriting guidelines, which adhere to the Agency guidelines. As of June 30, 2013, Freedom Mortgage had six regional offices, 99 account executives and over 650 employees dedicated to underwriting and closing mortgage loans originated through its wholesale production channel. Freedom Mortgage prohibits the independent mortgage brokers in its wholesale production channel from soliciting existing customers for a period of time after origination. For the year ended December 31, 2012 and the six-month period ended June 30, 2013, wholesale originations represented the largest percentage of its originations at approximately 58% and 53%, respectively, of Freedom Mortgage’s total origination volume.

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Retail Production Channel. Retail originations represent mortgage loans originated directly to the borrower, which Freedom Mortgage sources mainly from its centralized call centers, the largest of which is housed at its corporate headquarters in New Jersey. Freedom Mortgage utilizes its retail call centers as its first line of defense in customer retention through recapture originations. As of June 30, 2013, Freedom Mortgage’s retail production channel employed over 650 employees throughout three call centers located in New Jersey, Indiana and California. For the year ended December 31, 2012 and the six-month period ended June 30, 2013, retail originations represented approximately 29% and 34%, respectively, of Freedom Mortgage’s total origination volume.

•

Correspondent Production Channel. Freedom Mortgage purchases mortgage loans from third-party independent mortgage originators. The mortgage loans are underwritten to Freedom Mortgage’s guidelines and acquired at an agreed upon price subject to Freedom Mortgage’s satisfactory review and approval. As of June 30, 2013, Freedom Mortgage maintained active relationships with 36 different banks and mortgage originators for sourcing loan originations through its correspondent channel. Freedom Mortgage’s correspondent production channel predominantly targets loans used for the purchase of a home. For the year ended December 31, 2012 and the six-month period ended June 30, 2013, correspondent originations represented approximately 13% and 13%, respectively, of Freedom Mortgage’s total origination volume.

The following table sets forth certain information regarding Freedom Mortgage’s loan production for the periods indicated:

	Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Origination volume (dollars in millions):
Wholesale	$5,271	$7,865	$2,214	$2,191	$4,377	$3,962
Retail	3,320	3,980	1,103	1,017	1,241	551
Correspondent	1,300	1,811	266	85	179	185

Total(1)	$9,891	$13,657	$3,583	$3,294	$5,798	$4,697
Weighted average FICO score(2)	715	720	718	707	668	660
Weighted average LTV (%)(3)	78.8	79.1	78.8	84.7	87.4	87.7
Streamline Refinance Loans (%)(4)(5)	67.7	64.0	50.2	66.0	55.9	5.1

(1)	Totals may not add up due to rounding.
(2)	Reflects a non-zero weighted average.
(3)	Reflects the weighted average LTV for loans that are not Streamline Refinance Loans.
(4)	“Streamline Refinance Loans” are mortgage loans that are underwritten to Agency guidelines but do not require updated appraisals.
(5)	As a percentage of origination volume.

Freedom Mortgage has experienced substantial growth in its servicing portfolio in 2012. Freedom Mortgage retained MSRs on mortgage loans originated and sold with an ending UPB of approximately $26.2 billion as of June 30, 2013, an approximate 147% increase compared to mortgage loans originated and sold with an ending UPB of approximately $10.6 billion as of December 31, 2011. The recent growth in Freedom Mortgage’s servicing portfolio is primarily attributable to the increase in Freedom Mortgage’s origination volumes and its retention of MSRs on newly originated mortgage loans.

As the primary servicer, Freedom Mortgage services loans in accordance with Agency requirements and is responsible for performing all servicing functions, such as collecting payments, handling customer service requests, remitting monies to investors, maintaining escrow accounts, paying hazard insurance and property taxes and administering defaulted loans. For a variety of business reasons, Freedom Mortgage has elected to have sub-servicers perform the servicing functions specified above. The performance of these servicing functions by the sub-servicers is subject to Freedom Mortgage’s oversight, and Freedom Mortgage, as the primary servicer, remains contractually responsible for servicing loans in accordance with Agency requirements.

Freedom Mortgage has a long-standing relationship with LoanCare Servicing Center, Inc., or LoanCare, the sub-servicer for the mortgage loans in Freedom Mortgage’s existing servicing portfolio other than the mortgage loans in Pool 2. LoanCare will sub-service the mortgage loans in Pool 1. LoanCare is a division of FNF Servicing, Inc., a subsidiary of Fidelity National Financial, Inc. (NYSE: FNF). LoanCare is licensed to service mortgage loans in all 50 states and the District of Columbia.

The mortgage loans in Pool 2 are currently being sub-serviced by Ocwen Loan Servicing, LLC, or Ocwen. In order to minimize the potential for disruptions in the servicing from the transfer of such a large pool, Ocwen will sub-service the mortgage loans in Pool 2 for Freedom Mortgage. Ocwen is licensed to service mortgage loans in all 50 states and the District of Columbia.

The sub-servicing fees and any expense reimbursement to the applicable sub-servicer are borne solely by Freedom Mortgage and will have no impact on us. Subject to our prior approval with respect to the MSRs in Pool 1 and Pool 2, Freedom Mortgage has the right to terminate its agreements with its sub-servicers and to engage other sub-servicers or to service the mortgage loans in its servicing portfolio directly.

The following table provides certain information regarding Ginnie Mae-eligible FHA and VA mortgage loans originated by Freedom Mortgage after January 1, 2011, which underlie a portion of the MSRs in Freedom Mortgage’s servicing portfolio and which we believe are representative of the mortgage loans underlying the initial Excess MSRs in Pool 1 we intend to acquire from Freedom Mortgage:

	As of June 30, 2013	As of December 31, 2012	As of December 31, 2011
Aggregate UPB	$15.9 billion	$9.6 billion	$1.6 billion
Average UPB	$192,606	$194,276	$192,270
Weighted average coupon	3.56%	3.76%	4.34%
30-59 days delinquent (1)	2.0%	1.9%	1.6%
60-89 days delinquent(1)	0.3%	0.5%	0.3%
90+ days delinquent(1)	0.7%	0.7%	0.3%
Weighted average servicing fee	28 basis points	29 basis points	26 basis points

(1)	Percentage of aggregate UPB.

Currently, we believe Freedom Mortgage is in good standing with Ginnie Mae and Fannie Mae, as well as state and federal regulators. Freedom Mortgage has complied in all material respects with specific program requirements for HUD-assisted programs and has been well in excess of HUD’s adjusted net worth requirements for each of the last five years.

Our Competitive Strengths

We believe the following competitive strengths uniquely position us to implement our business strategy:

•

Initial Portfolio of Income-Generating Excess MSRs. Upon completion of this offering and the concurrent private placement, we intend to acquire from Freedom Mortgage Excess MSRs on a notional amount of approximately $20.8 billion for a purchase price of approximately $100 million. We expect our initial investments in these Excess MSRs to generate positive earnings immediately after the completion of this offering. See “Business—Our Portfolio—Our Initial Excess MSRs.”

•

Proprietary Source of Excess MSRs. We intend to capitalize on our relationship with Freedom Mortgage to source additional opportunities to acquire Excess MSRs on a monthly flow basis as well as on a bulk basis. The ability to source attractively priced Excess MSRs for our portfolio through our relationship with Freedom Mortgage reduces our reliance on purchasing these assets through a competitive bidding process, which we believe allows us to acquire these assets on a more cost-effective and consistent basis than we would through a competitive bidding process.

•

Ability to Mitigate Excess MSRs Prepayment Risk with Recaptured Loans. Freedom Mortgage has a proven ability to engage in recapture originations when interest rates are falling. For the period from January 1, 2011 to June 30, 2013, Freedom Mortgage’s monthly weighted average recapture rate (based on the numbers of loans) with respect to FHA and VA mortgage loans in its servicing portfolio was 75%. Recapture originations allow Freedom Mortgage to extend the longevity of its servicing-related cash flows, including the excess servicing spreads on the Excess MSRs we plan to acquire from Freedom Mortgage. As part of our strategic alliance, we will capitalize on Freedom Mortgage’s recapture origination capabilities by entering into recapture agreements with Freedom Mortgage with respect to our flow and bulk purchases from Freedom Mortgage, which will help us to mitigate the negative impact of voluntary prepayments on our Excess MSRs in a falling interest rate environment, and thus increase the returns we are able to provide to our stockholders. We believe Freedom Mortgage’s retention of MSRs and its co-investment with us in Excess MSRs will align its interest with ours to try to maximize recapture.

•

Access to Freedom Mortgage’s Existing Servicing Platform. We believe our relationship with Freedom Mortgage will provide us with unique, real-time insights into and access to residential mortgage market information, particularly with respect to Excess MSRs, that will enhance our ability to make investment decisions related to our target assets. In addition, non-servicers such as our company cannot own the basic servicing fee component of an MSR directly and would therefore need to co-invest with a servicer such as Freedom Mortgage in order to invest in the Excess MSR component. We believe that the number of strong, scalable non-bank servicers such as Freedom Mortgage is limited and that non-servicers will face difficulties in investing in Excess MSRs without having a relationship or partnership with a quality servicer.

•

Flexibility Across Asset Classes. Our asset acquisition strategy is opportunistic and flexible, which will enable us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies in the residential mortgage market as attractive investment opportunities arise. Consistent with this strategy, our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market conditions. We believe this approach will allow us to identify undervalued opportunities in different market cycles across our target assets.

•

Experienced Management Team with Extensive Knowledge of the Mortgage Industry. Our Manager has assembled a senior management team, each with more than 20 years of experience in the financial services industry, with a majority of that experience concentrated in the residential mortgage markets. This experience includes evaluating and acquiring mortgage servicing rights, originating mortgage loans, performing asset valuation analysis and trading and managing portfolios of mortgage assets, including RMBS, through a variety of economic cycles. Our senior management team also has significant experience in financing and hedging mortgage-related assets and liabilities. See “Management” and “Our Manager and the Management Agreement” for additional information regarding the experience of our senior management team.

•

Disciplined Security Selection Process. In order to generate balanced returns on our investments, we intend to construct a portfolio with a focus on managing the various associated risks, such as duration and cash flow risk, by selecting securities that have favorable prepayment characteristics and through the liability hedging strategy we will employ.

•

Alignment of Interests Between Our Stockholders, Mr. Middleman, Freedom Mortgage and Our Manager. Mr. Middleman, our Chairman and the founder of Freedom Mortgage, will purchase directly from us in the concurrent private placement $20.0 million in shares of our common stock, at a price per share equal to the public offering price. These shares and any other shares of our common stock Mr. Middleman and his affiliates may acquire during the lock-up period will be subject to a lock-up agreement between Mr. Middleman and the underwriters for one year after the closing of this offering. As a result, the economic interests of Mr. Middleman and his affiliates, including Freedom Mortgage and our Manager, will be significantly aligned with those of our stockholders. In addition, through its retention of MSRs to which our Excess MSRs relate and its co-investment in Excess MSRs with us, Freedom Mortgage’s economic interest will be further aligned with the interests of our stockholders.

Our Strategy

We intend to utilize an opportunistic strategy to seek to provide investors with attractive current yields and risk-adjusted total returns by:

•	allocating a majority of our equity capital on an unleveraged basis, to the acquisition of Excess MSRs through:

•	flow purchases from or bulk purchases with Freedom Mortgage pursuant to the terms of our strategic alliance agreements; and

•	flow purchases from or bulk purchases with third-party servicers other than Freedom Mortgage;

•	taking advantage of opportunities in the Agency RMBS market by acquiring Agency RMBS on a leveraged basis;

•

over time, as the market for prime jumbo mortgage loans grows, taking advantage of opportunities in this market by purchasing these assets from, or potentially in partnership with, Freedom Mortgage; and

•	opportunistically mitigating our prepayment, interest rate and, to a lesser extent, credit risk by using recapture agreements and a variety of hedging instruments.

Our strategy is adaptable to changing market environments, subject to compliance with the income and other tests that we must satisfy to qualify as a REIT and maintain our exclusion from regulation as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. As a result, although we intend initially to focus on the acquisition and management of Excess MSR assets on an unleveraged basis and Agency RMBS on a leveraged basis, our acquisition and management decisions will depend on prevailing market conditions and our targeted asset classes may vary over time in response to market conditions.

Our Targeted Asset Classes

Our targeted asset classes currently include:

•	Excess MSRs;

•	Agency RMBS, including residential mortgage pass-through certificates, CMOs and TBAs;

•	prime jumbo mortgage loans; and

•	other residential mortgage assets, including non-Agency RMBS.

Our Portfolio

Our Initial Excess MSRs

Upon completion of this offering and the concurrent private placement, we will enter into two separate Excess MSR acquisition and recapture agreements with Freedom Mortgage. Pursuant to the first agreement, we will acquire from Freedom Mortgage an 85% participation interest in the Excess MSRs in Pool 1. These Excess MSRs relate to a pool of predominantly fixed rate, Ginnie Mae-eligible FHA and VA mortgage loans, substantially all of which were originated by Freedom Mortgage after January 1, 2012. We expect Pool 1 to have an aggregate outstanding UPB of approximately $10.1 billion as of the closing of this offering. The purchase price for our Excess MSRs in Pool 1 is approximately $60 million and will be funded with a portion of the net proceeds of this offering and the concurrent private placement.

Pursuant to the second agreement, we will acquire from Freedom Mortgage a 50% participation interest in the Excess MSRs in Pool 2. These Excess MSRs relate to a pool of Ginnie Mae-eligible VA hybrid ARMs. Freedom Mortgage acquired the servicing rights to Pool 2 in bulk from a third party seller on August 30, 2013. The mortgage loans in Pool 2 were originated by the third party seller after January 1, 2011. Ginnie Mae approved the transfer of servicing rights from the seller to Freedom Mortgage. We expect Pool 2 to have an aggregate outstanding UPB of approximately $10.7 billion as of the closing of this offering. The purchase price for our Excess MSRs in Pool 2 is approximately $40 million and will be funded with a portion of the net proceeds of this offering and the concurrent private placement.

Freedom Mortgage will continue to own the MSRs on, and will be the primary servicer of, the mortgage loans in the Initial Pools. Freedom Mortgage will also retain the remaining participation interests in the Excess MSRs in the Initial Pools. We will not have any servicing duties, advance obligations or liabilities associated with servicing the mortgage loans in either pool, and Freedom Mortgage will be responsible for the duties, advance obligations and liabilities associated with servicing the mortgage loans in the Initial Pools.

Set forth below are certain summary characteristics, for the mortgage loans in each of the Initial Pools. We believe the characteristics set forth in the table and charts below are representative of the characteristics of each of the Initial Pools as it will be constituted at the closing of this offering, although the Aggregate UPB and certain weighted averages may vary due to prepayments and defaults.

	As of June 30, 2013 Pool 1	As of July 20, 2013 Pool 2	Total
Aggregate UPB	$10.1 billion	$10.7 billion	$20.8 billion
Average UPB	$202,289	$167,667	$182,832
Fully Amortizing FRMs(1)	99%	0%	48%
Fully Amortizing ARMs(1)	1%	100%	52%
Weighted average note rate	3.50%	2.67%	3.07%
Weighted average gross servicing fee	28 basis points	44 basis points	36 basis points
Weighted average remaining term	340 months	345 months	343 months
Weighted average seasoning	7 months	13 months	10 months
Weighted average FICO(2)	707	665	688
Weighted average LTV(3)	94%	N/A	94%
Streamline Refinance Loans(1)	85%	100%	93%
Delinquency (30+ days)(1)	2%	6%	4%
Aggregate UPB of mortgage loans in foreclosure	$21.8 million	$65.0 million	$86.8 million
Loan Type
FHA(1)(4)	43%	—	21%
VA(1)(4)	57%	100%	79%
Other
FICO >= 650(1)	84%	50%	67%
LTV >= 90%(5)	12%	N/A	6%

(1)	As a percentage of Aggregate UPB.
(2)	Reflects a non-zero weighted average.
(3)	Reflects the non-zero weighted average LTV for loans that are non-Streamline Refinance Loans.
(4)	All FHA and VA mortgage loans are insured by FHA or partially guaranteed by VA, respectively.
(5)	As a percentage of Aggregate UPB of non-Streamline Refinance Loans.

The following charts illustrate the top-five state concentrations for the underlying mortgage loans in Pool 1, Pool 2 and the Initial Pools as of June 30, 2013:

To the extent the aggregate UPB of the mortgage loans in Pool 1 is less than $10.1 billion prior to our acquisition of the initial Excess MSRs in Pool 1, Freedom Mortgage will augment Pool 1 with a sufficient amount of additional mortgage loans so that Pool 1, in combination with such additional loans, has an aggregate UPB of approximately $10.1 billion. Any such additional mortgage loans will have been originated by Freedom Mortgage and will have characteristics substantially similar to the mortgage loans set forth in the table above.

Agency RMBS

In addition to our initial investments in Excess MSRs, we plan to invest the remainder of the net proceeds of this offering and the concurrent private placement in Agency RMBS, primarily through the acquisition of Agency whole-pools, on a leveraged basis. While we intend to invest in both Agency RMBS backed by FRMs and hybrid ARMs, we expect to be initially invested primarily in Agency whole-pools backed by 30-year, 20-year and 15-year FRMs that offer favorable prepayment and duration characteristics. We believe these types of Agency RMBS are readily available in the market. We believe seasoned pools, low loan balance pools and HARP loan pools have strong call protection characteristics. We also believe new production, unseasoned, current coupon pools are attractive due to low initial prepayment characteristics.

Our Asset Acquisition Process

Our asset acquisition process benefits from the resources and professionals of our Manager and Freedom Mortgage. The process will be managed by our Manager’s Investment Committee, which will include, among others: Mr. Middleman, the founder, Chairman and Chief Executive Officer of Freedom Mortgage, who also serves as our Chairman; Mr. Lown, our President and Chief Investment Officer; and Mr. Levine, our Chief Financial Officer, Secretary and Treasurer. Mr. Lown and Mr. Levine also serve as officers of our Manager and of Freedom Mortgage. The Investment Committee will operate under investment guidelines and meet periodically to develop a set of preferences for the composition of our portfolio. The primary focus of our Manager’s Investment Committee will be to review and approve our investment policies and our portfolio composition and related compliance with our guidelines. Our Manager’s Investment Committee will have authority delegated by our board of directors to authorize transactions consistent with our investment guidelines. Any transactions deviating in a material way from these guidelines must be approved by our board of directors.

Interest Rate Hedging and Risk Management

We intend to opportunistically manage our interest rate risk by using various hedging strategies. Subject to qualifying and maintaining our qualification as a REIT and maintaining our exclusion from regulation as an investment company under the Investment Company Act, we may utilize certain derivative financial instruments and other hedging instruments to mitigate interest rate risk we expect to arise from our repurchase agreement financings associated with our Agency RMBS. The interest rate hedging instruments that we intend to use include, without limitation: interest rate swaps (floating-to-fixed, fixed-to-floating, or more complex swaps such as floating-to-inverse floating, callable or non-callable); CMOs; TBAs; U.S. treasury securities; swaptions, caps, floors and other derivatives on interest rates; futures and forward contracts; and options on any of the foregoing.

Our Financing Strategies and Use of Leverage

We do not currently intend to leverage our investments in Excess MSRs. We intend to finance our Agency RMBS with what we believe to be a prudent amount of leverage, which will vary from time to time based upon the particular characteristics of our portfolio, availability of financing and market conditions. Our borrowings will primarily consist of repurchase transactions under master repurchase agreements. Our repurchase transactions will be collateralized by our Agency RMBS, and we may be required to post additional collateral with our counterparties from time to time in the event of a margin call. See “Risk Factors—Risks Related to Our Business—Adverse market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets were insufficient to meet these collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices.”

As of the date of this prospectus, we have entered into repurchase agreements with multiple counterparties, including affiliates of certain of the underwriters, and we are also in the process of negotiating additional repurchase agreements with various other counterparties, which we intend to use for the purchase of Agency RMBS. This financing is uncommitted and continuation of such financing cannot be assured. These agreements are subject to the successful completion of this offering.

Although we are not required to maintain any particular minimum or maximum target debt-to-equity leverage ratio with respect to our Agency RMBS assets, the amount of leverage we may employ for this asset class will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility, financing counterparty risk and other factors. Our Manager’s Investment Committee will have discretion, without the need for further approval by our board of directors, to change the amount of leverage we utilize for our Agency RMBS. We do not have a targeted debt-to-equity ratio for our Agency RMBS, although currently we expect that our debt-to-equity ratio initially will be approximately 8:1 for our Agency RMBS assets and could be as high as 10:1 depending on market conditions. We intend to use leverage for the primary purpose of financing our Agency RMBS portfolio and not for the purpose of speculating on changes in interest rates. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity. In the future, we expect to acquire prime jumbo mortgage loans. We anticipate evaluating leverage policies for prime jumbo mortgage loans at such time. Currently, we do not intend to acquire non-Agency RMBS, but we may do so in the future, and we anticipate evaluating leverage policies for this asset class if and when we begin to acquire this asset class.

Our Formation and Structure

We were incorporated in Maryland on October 31, 2012. We will elect and intend to qualify to be taxed as a REIT beginning with our short taxable year ending December 31, 2013. We will conduct substantially all of our business through our operating partnership, Cherry Hill Operating Partnership, LP, a Delaware limited partnership, and its subsidiaries. We are the sole general partner of our operating partnership. As of the date of this prospectus, we have not commenced any operations other than organizing our company. We currently have no assets and will not commence operations until we have completed this offering.

The following chart illustrates our organizational structure immediately following completion of this offering (assuming no exercise by the underwriters of their over-allotment option):

Our Management Agreement

We have entered into a management agreement with our Manager pursuant to which our Manager has agreed to manage our business affairs in conformity with policies and investment guidelines that are approved and monitored by our board of directors. Our Manager is subject to the direction and oversight of our board of directors. Our Manager is responsible for, among other things:

•	the identification, selection, purchase and sale of our portfolio investments;

•	our financing and risk management activities;

•	providing us with investment advisory services; and

•	providing us with a management team and appropriate personnel.

In addition, our Manager is responsible for our day-to-day operations and will perform (or cause to be performed) such services and activities relating to our assets and operations as may be necessary or appropriate.

The initial term of the management agreement will expire on the third anniversary of the closing of this offering and will be automatically renewed for a one-year term on such date and on each anniversary of such date thereafter unless terminated by us for cause or by us or our Manager upon at least 180 days’ notice prior to the end of the initial term of the agreement or any automatic renewal term.

Either we or our Manager may elect not to renew the management agreement upon expiration of its initial term or any renewal term by providing written notice of non-renewal at least 180 days, but not more than 270 days, before expiration. In the event we elect not to renew the term, we will be required to pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the two four-quarter periods ending as of the end of the fiscal quarter preceding the date of termination.

We may terminate the management agreement at any time for cause effective upon 30 days prior written notice of termination from us to our Manager, in which case no termination fee would be due, for the following reasons:

•

our Manager’s continued material breach of any provision of the management agreement (including the failure of our Manager to use commercially reasonable efforts to comply with our investment guidelines) following a period of 30 days after written notice thereof;

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence in the performance of its duties under the management agreement;

•

our Manager, Freedom Mortgage or any of their affiliates who provide services to us under the management agreement is convicted of, or pleads nolo contendere to, a felony violation of any U.S. federal securities laws;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager or Freedom Mortgage;

•	upon a change of control (as defined in the management agreement) of our Manager; or

•

our Manager’s failure to provide or procure adequate or appropriate personnel necessary to source for us investment opportunities and to manage and develop our portfolio following a period of 60 days after written notice thereof.

Following the completion of this offering, our board of directors will review our Manager’s performance annually and, as a result of such review, upon the affirmative vote of at least two-thirds of the members of our board of directors or of the holders of a majority of our outstanding common stock, we may terminate the management agreement based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination by our independent directors that the management fees payable to our Manager are not fair, subject to the right of our Manager to prevent such a termination by agreeing to a reduction of the management fees payable to our Manager. Upon any termination of the management agreement based on unsatisfactory performance or unfair management fees, we are required to pay our Manager the termination fee described above.

Our Manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Our Manager may also terminate the management agreement upon 60 days’ written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager the termination fee described above.

The following table summarizes the fees and expense reimbursements that we are required to pay to our Manager. Our Manager is not entitled to receive any incentive fee under the management agreement. We will not pay any fees to our Manager or reimburse our Manager for any expenses incurred on our behalf prior to the completion of this offering and the commencement of our operations.

Type	Description

Management fee

The management fee is payable quarterly in arrears in cash in the amount equal to 1.50% per annum of our stockholders’ equity, with stockholders’ equity being calculated, as of the end of any fiscal quarter, as (a) the sum of (1) the net proceeds from any issuances of common stock or other equity securities issued by us or our operating partnership (without double counting) since inception, plus (2) our and our operating partnership’s (without double counting) retained earnings calculated in accordance with the U.S. generally accepted accounting principles, or GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we or our operating partnership have paid to repurchase shares of our common stock or other equity securities issued by us or our operating partnership since inception. For purposes of the management agreement, “stockholders’ equity” excludes (1) any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above in each case, after discussions between our Manager and our independent directors and approval by a majority of our independent directors.

Our stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements.

Assuming (i) the sale of 6,500,000 shares of our common stock in this offering (which assumes no exercise of the underwriters’ over-allotment option) and 1,000,000 shares

Type	Description
of our common stock in the concurrent private placement, (ii) the issuance of 37,500 long-term incentive plan units, or LTIP units, a special class of partnership interest in our operating partnership, to be granted to our executive officers and directors and to certain employees of our Manager and Freedom Mortgage who provide services to us upon completion of this offering pursuant to our 2013 Equity Incentive Plan and (iii) no additional equity is issued by us or our operating partnership during the year ending December 31, 2013, the management fee payable to our Manager for the remainder of the year ending December 31, 2013 will be approximately $520,000.

Expense reimbursement	We will generally pay or reimburse our Manager, monthly in cash, for all of our direct operating expenses, including but not limited to legal, accounting, due diligence and investment costs, except for costs specifically required to be borne by our Manager under the management agreement. Our Manager will be responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s employees and other related expenses. In some instances, our Manager will be entitled to be reimbursed for the costs of the wages, salaries and benefits incurred by our Manager with respect to certain personnel provided to us.

Termination fee	Upon any termination of the management agreement by us, other than for cause, any non-renewal of the management agreement by us or any termination of the management agreement by our Manager due to our material breach of the management agreement, our Manager will be paid a termination fee equal to three times the average annual management fee earned by our Manager during the two four-quarter periods ending as of the end of the fiscal quarter preceding the date of termination. If we have not completed two full four-quarter periods as of the date of termination, the second partial four-quarter period will be annualized for purposes of the termination fee calculation.

In addition to the management fee payable to our Manager, our Manager’s and Freedom Mortgage’s personnel who provide services to us are eligible to receive equity-based awards under our 2013 Equity Incentive Plan in order to attract and retain these individuals and align their interests with the interests of our stockholders. See “Management—2013 Equity Incentive Plan.”

See “Our Manager and the Management Agreement—The Management Agreement” for a more detailed description of the terms of the Management Agreement.

Services Agreement

Our Manager is a party to a services agreement with Freedom Mortgage, pursuant to which Freedom Mortgage will provide to our Manager the personnel, services and resources as needed by our Manager to enable our Manager to carry out its obligations and responsibilities under the management agreement. We are a named third-party beneficiary to the services agreement and, as a result, have, as a non-exclusive remedy, a direct right of action against Freedom Mortgage in the event of any breach by our Manager of any of its duties, obligations or agreements under the management agreement that arise out of or result from any breach by Freedom Mortgage of its obligations under the services agreement. The term of the services agreement is one year from the closing of this offering, subject to renewal for successive annual periods by our Manager and Freedom Mortgage. In addition, the services agreement will terminate upon the termination of the management agreement. Pursuant to the services agreement, our Manager will make certain payments to Freedom Mortgage in connection with the services provided. Our Manager and Freedom Mortgage are under the common ownership and control of Mr. Middleman, our Chairman. As a result, all management fee compensation earned by our Manager and all service agreement fees paid by our Manager to Freedom Mortgage accrue to the benefit of Mr. Middleman.

Conflicts of Interest

Our Manager is an affiliate of Freedom Mortgage. Both our Manager and Freedom Mortgage are wholly owned and controlled by Mr. Middleman. Prior to the completion of this offering, we had no independent directors and Mr. Middleman was our sole director.

We are dependent on our Manager for our day-to-day management, and we do not have any employees. Our executive officers and the officers and employees of our Manager are also officers or employees of Freedom Mortgage and, with the exception of those officers that are dedicated to us, we compete with Freedom Mortgage for access to those individuals. The ability of our Manager’s officers and personnel, with the exception of those officers that are dedicated to us, to engage in other business activities, including the management of Freedom Mortgage, may reduce the time our Manager and certain of its officers and personnel spend managing us.

Our management agreement with our Manager, our strategic alliance agreements between us and Freedom Mortgage and the Excess MSR acquisition and recapture agreements and any other agreements that we may enter into with Freedom Mortgage in the future, whether pursuant to our strategic alliance agreements or otherwise, have been or will be negotiated between related parties and their respective terms, including the purchase price we will pay to Freedom Mortgage for Excess MSRs, including our investments in Excess MSRs, and the fees and other amounts payable, may not be as favorable to us as if they were negotiated on an arm’s-length basis with unaffiliated third parties. Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under such agreements because of our desire to maintain our ongoing relationships with Freedom Mortgage and our Manager. In order to help minimize conflicts of interest with Freedom Mortgage, prior to entering into any transaction with Freedom Mortgage, our independent directors will review the material terms of any such transaction, including any pricing terms, to determine if the terms of the transaction are fair and reasonable. In particular, prior to entering into any such transaction, our independent directors will review and approve the parameters and agreements related to flow purchases of Excess MSRs from, and bulk purchases of Excess MSR we may make with, Freedom Mortgage, as well as any parameters and agreements pursuant to which we may acquire from Freedom Mortgage prime jumbo mortgage loans or other loans or assets in the future. We expect to also retain an independent valuation service to assist our management and our independent directors in making pricing determinations on Excess MSR assets we purchase from Freedom Mortgage.

Our business strategy is highly dependent upon the services provided by our Manager under the terms of our management agreement and our strategic alliance agreements with Freedom Mortgage. Although our independent directors have the ability to terminate our management agreement in the case of a material breach of a term of the agreement by our Manager, because the termination of our management agreement would result in the loss of personnel key to running our business, our independent directors may be less willing to enforce vigorously the provisions of our management agreement against our Manager. Furthermore, the termination of our strategic alliance agreements with Freedom Mortgage, primarily the flow and bulk Excess MSR purchase agreement, would have a material adverse effect on certain aspects of our business.

Although we believe that our co-investment strategy under our strategic alliance agreements generally aligns our and Freedom Mortgage’s economic interests with respect to Excess MSRs, Freedom Mortgage is a separate and distinct company with its own business interests and will be under no obligation to maintain its current business strategy. In addition, to the extent we seek to leverage Freedom Mortgage’s relationships with third parties to generate future investment opportunities, Freedom Mortgage will be under no obligation to co-invest with us in the future or assist us in generating such opportunities, other than pursuant to the terms of our strategic alliance agreements. Freedom Mortgage will be under no obligation, under the terms of our strategic alliance agreements or otherwise, to offer prime jumbo mortgage loans or residential mortgage assets other than Excess MSRs and Freedom Mortgage may offer those assets to third parties without offering such assets to us.

In addition, there may be conflicts of interest inherent in our relationship with our Manager and its affiliates to the extent Freedom Mortgage or our Manager invests in or creates new vehicles to invest in Excess MSRs or other assets in which we may invest or whose investment objectives overlap with our investment objectives. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles. Members of our board of directors and employees of our Manager who are our officers may serve as officers and/or directors of these other entities. In addition, in the future our Manager or its affiliates may have investments in and/or earn fees from such other investment vehicles that are higher than their economic interests in us and which may therefore create an incentive to allocate investments to such other investment vehicles.

Our management agreement with our Manager generally does not limit or restrict our Manager or its affiliates from engaging in any business or managing other pooled investment vehicles that invest in investments that meet our investment objectives, except that under our management agreement neither our Manager nor any entity controlled by or under common control with our Manager is permitted to raise or sponsor any new pooled investment vehicle whose investment policies, guidelines or plans target as its primary investment category investments in Excess MSRs.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest, nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics will contain a conflicts of interest policy that will prohibit our directors, officers and employees, as well as employees of our Manager and Freedom Mortgage who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us, absent approval by our board of directors or except as provided in our management agreement with our Manager or in our strategic alliance agreements with Freedom Mortgage. In addition, nothing in our management agreement with our Manager binds or restricts our Manager or any of its affiliates, officers or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom our Manager or any of its affiliates, officers or employees may be acting.

Our Manager is authorized to follow very broad investment guidelines. Our independent directors will periodically review our investment guidelines and our portfolio. However, our independent directors generally will not review our proposed asset acquisitions (other than pursuant to the protocols established for asset acquisitions with Freedom Mortgage, including in accordance with our strategic alliance agreements or otherwise), dispositions or other management decisions. In addition, in conducting periodic reviews, the independent directors will rely primarily on information provided to them by our Manager. Furthermore, our Manager may arrange for us to use complex strategies or to enter into complex transactions that may be difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within our broad investment guidelines to determine the types of assets it may decide are proper for purchase by us. The management agreement with our Manager does not restrict the ability of its officers and employees from engaging in other business ventures of any nature, whether or not such ventures are competitive with our business.

Our Tax Status

We will elect and intend to qualify to be taxed as a REIT commencing with our short taxable year ending December 31, 2013. Provided that we qualify and maintain our qualification as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that is currently distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income excluding net capital gains. We cannot assure you that we will be able to comply with such requirements in the future. Failure to qualify as a REIT in any taxable year would cause us to be subject to U.S. federal income tax on our taxable income at regular corporate rates (and any applicable state and local taxes). Even if we qualify for taxation as a REIT, we may be subject to certain federal, state, local and non-U.S. taxes on our income. For example, if we form a TRS, the income generated by that subsidiary will be subject to U.S. federal, state and local income tax.

Our Exclusion from Regulation as an Investment Company

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term ‘‘investment securities,’’ among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We will be organized as a holding company and will conduct business primarily through our subsidiaries. We and our operating partnership intend to conduct our operations so that we do not come within the definition of an investment company by ensuring that less than 40% of the value of our total assets on an unconsolidated basis consist of “investment securities” as defined by the Investment Company Act, or the 40% Test. In addition, we believe neither we nor our operating partnership is considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor our operating partnership will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership’s wholly-owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring mortgages and other interests in real estate.

We will rely upon certain exemptions from registration as an investment company under the Investment Company Act including, in the case of our subsidiary, Cherry Hill QRS I, LLC, Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate,” which we refer to as “qualifying real estate interests,” and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets.” In satisfying the 55% requirement, the entity may treat securities issued with respect to an underlying pool of mortgage loans in which it holds all of the certificates issued by the pool as qualifying real estate interests. We will treat the Agency whole-pool pass-through securities in which we intend to invest as qualifying real estate interests for purposes of the 55% requirement. The Excess MSRs we intend to acquire and the Agency CMOs we may acquire will not be treated as qualifying real estate interests for purposes of the 55% requirement, but will be treated as real estate-related assets that qualify for the 80% test. In addition, Cherry Hill

QRS I, LLC will treat its investment in Cherry Hill QRS II, LLC as a real estate-related asset because substantially all of the assets held by Cherry Hill QRS II, LLC will be real estate-related assets.

We may form certain other subsidiaries of our operating partnership that will invest in residential mortgage assets. These subsidiaries will rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act. The securities issued by any subsidiary of our operating partnership that we may form in the future and that are exempted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.

We will monitor our compliance with the 40% Test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(5)(C).

Qualification for exclusion from registration under the Investment Company Act will limit our ability to make certain investments. In addition, complying with the tests for exclusion from registration could restrict the time at which we can acquire and sell assets. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

On August 31, 2011, the SEC published a concept release entitled “Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments” (Investment Company Act Rel. No. 29778). This release notes that the SEC is reviewing the 3(c)(5)(C) exemption relied upon by companies similar to us that invest in mortgage loans and mortgage-backed securities. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations as a result of this review. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exclusion from the need to register under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies that we have chosen. Furthermore, although we intend to monitor the assets of Cherry Hill QRS I, LLC, there can be no assurance that Cherry Hill QRS I, LLC will be able to maintain this exclusion from registration. In that case, our investment in Cherry Hill QRS I, LLC would be classified as an investment security, and we might not be able to maintain our overall exclusion from registering as an investment company under the Investment Company Act.

The loss of our exemption from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors—Maintenance of our exclusion from registration under the Investment Company Act imposes significant limitations on our operations.”

Registration of our Manager as an Investment Adviser

Our Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act, and is subject to the regulatory oversight of the Investment Management Division of the SEC.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, among other things:

•

we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	we have elected to use an extended transition period for complying with new or revised accounting standards.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

Summary Risk Factors

An investment in our common stock involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” in this prospectus before investing in our common stock.

•	We have no operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

•

Difficult conditions in the mortgage and residential real estate markets as well as general market concerns may adversely affect the value of the assets in which we invest and these conditions may persist for the foreseeable future.

•	We will be dependent on mortgage servicers to service the mortgage loans underlying the Excess MSRs that we acquire.

•

Governmental investigations or examinations, or private lawsuits, including purported class action lawsuits, involving Freedom Mortgage could have a material adverse effect on Freedom Mortgage and its ability to perform its obligations under our strategic alliance agreements.

•	Our ability to invest in, and dispose of our investments in Excess MSRs may be subject to the receipt of third-party consents.

•	Acknowledgement agreements with Ginnie Mae, Fannie Mae or Freddie Mac could expose us to potential liability in the event of a payment default.

•	Our investments in Excess MSRs may involve complex or novel structures.

•

Our assumptions in determining the purchase price for Excess MSRs, including our Excess MSRs in each of the Initial Pools, may be inaccurate or the basis for such assumptions may change, which could adversely affect our results of operations.

•	Prepayment rates can change, adversely affecting the performance of our assets.

•

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac and Ginnie Mae and the U.S. Government, may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

•	We cannot predict the impact future actions by regulators or U.S. government bodies, including the U.S. Federal Reserve, will have on our business, and such actions may negatively impact us.

•	Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, our targeted assets.

•	The lack of liquidity of our assets may adversely affect our business, including our ability to sell our assets.

•

We intend to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

•

Adverse market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets were insufficient to meet these collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices.

•

Hedging against interest rate changes and other risks may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

•	Changes in regulations relating to swaps activities may cause us to limit our swaps activity or subject us and our Manager to additional disclosure, recordkeeping and other regulatory requirements.

•

We may change our investment strategy, investment guidelines and asset allocation without notice or stockholder consent, which may result in riskier investments. In addition, our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without the approval of our stockholders.

•	We operate in a highly competitive market.

•	Our Manager has no experience operating a REIT and we cannot assure you that our Manager’s past experience will be sufficient to successfully manage our business as a REIT.

•

Our Manager has no prior experience operating a public company and therefore may have difficulty in successfully and profitably operating our business or complying with regulatory requirements, including the Sarbanes-Oxley Act, which may hinder their ability to achieve our objectives.

•

We are dependent on our Manager and certain key personnel of Freedom Mortgage that are or will be provided to us through our Manager and may not find a suitable replacement if our Manager terminates the management agreement or such key personnel are no longer available to us.

•

Our business strategy heavily relies on our strategic alliance with Freedom Mortgage, particularly with respect to our continuing investment in Excess MSRs, and to the extent the anticipated benefits of our strategic alliance do not materialize, our ability to successfully execute our strategy may be materially adversely affected.

•	There will be conflicts of interest in our relationships with our Manager and Freedom Mortgage, which could result in decisions that are not in the best interests of our stockholders.

•

The management agreement that we have entered into with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

•	Maintenance of our exclusion from regulation as an investment company under the Investment Company Act imposes significant limitations on our operations.

•

There is currently no public market for our common stock, a trading market for our common stock may never develop following this offering and our common share price may be volatile and could decline substantially following this offering.

•

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

•

Our failure to qualify as a REIT would subject us to U.S. federal, state and local income taxes, which could adversely affect the value of our common stock and would substantially reduce the cash available for distribution to our stockholders.

Our Offices

Our principal executive offices are located at 301 Harper Drive, Suite 110, Moorestown, New Jersey, 08057. Our telephone number is (877) 870-7005 and our website is www.chmireit.com. The offices of our Manager are located at the same address. Information available on or accessible through our website and Freedom Mortgage’s website is not incorporated into this prospectus.

THE OFFERING

Common stock offered by us	6,500,000 shares (plus up to an additional 975,000 shares of our common stock issuable upon the exercise of the underwriters’ over-allotment option).

Common stock offered by us in the concurrent private placement	1,000,000 shares

Common stock to be outstanding after this offering and the concurrent private placement	7,500,000 shares(1)

Use of proceeds

We estimate that the net proceeds we will receive from this offering and the concurrent private placement will be approximately $148 million (or approximately $167.5 million if the underwriters fully exercise their over-allotment option), after deducting the estimated offering expenses payable by us. Our Manager has agreed to pay the entire underwriting discount and structuring fee payable with respect to each share sold in this offering. We intend to contribute the net proceeds of this offering and the concurrent private placement to our operating partnership in exchange for common units of limited partnership interest in our operating partnership, or OP units. We intend to deploy the net proceeds of this offering and the concurrent private placement as follows:

• approximately $100 million to the acquisition of our Excess MSRs in the Initial Pools from Freedom Mortgage; and

• approximately $38 million to investments in Agency RMBS backed by 30-year, 20-year and 15-year FRMs.

The remainder of the net proceeds will be used for general corporate and working capital purposes. See “Use of Proceeds.”

(1)	Assumes the underwriters’ over-allotment option to purchase up to an additional 975,000 shares of our common stock is not exercised. The number of shares of common stock outstanding after this offering and the concurrent private placement excludes: (i) 37,500 shares of our common stock issuable upon exchange of 37,500 LTIP units, a special class of partnership interest in our operating partnership, to be granted to our executive officers and directors and to certain employees of our Manager and Freedom Mortgage who provide services to us upon completion of this offering pursuant to our 2013 Equity Incentive Plan; and (ii) up to 1,462,500 shares of our common stock reserved for future issuance pursuant to our 2013 Equity Incentive Plan. The number of shares of common stock outstanding after this offering and the concurrent private placement also excludes the 1,000 shares of common stock issued to Mr. Middleman in connection with our initial capitalization. We will repurchase these shares from Mr. Middleman at the closing of this offering for $1,000.

Distribution policy

To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We currently expect to distribute substantially all of our REIT taxable income to our stockholders.

Ownership and transfer restrictions	To assist us in qualifying as a REIT, among other purposes, our charter generally limits beneficial and constructive ownership by any person to no more than 9.0% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. In addition, our charter provides that Mr. Middleman, our Chairman and the founder of Freedom Mortgage, may beneficially or constructively own up to 13.5% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. Our charter also contains various other restrictions on the ownership and transfer of our shares. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

NYSE symbol	“CHMI”

Risk factors	Investing in our common stock involves risks. See “Risk Factors” and other information in this prospectus for a discussion of factors you should consider carefully before investing in our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition, results of operations and our ability to make distributions to our stockholders could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. Our forward looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward looking statements as a result of the risk factors below.

Risks Related To Our Business

We have no operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

We were incorporated on October 31, 2012 and have not commenced operations. We have no operating history. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies. There can be no assurance that we will be able to generate sufficient returns to pay our operating expenses and make satisfactory distributions to our stockholders or any distributions at all. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of target assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and general economic conditions.

Difficult conditions in the mortgage and residential real estate markets as well as general market concerns may adversely affect the value of the assets in which we invest and these conditions may persist for the foreseeable future.

Our business is materially affected by conditions in the residential mortgage market, the residential real estate market, the financial markets and the economy in general. Concerns about the residential mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues, concerns over the creditworthiness of governments worldwide and the stability of the global banking system, unemployment and the availability and cost of credit have contributed to increased volatility and diminished expectations for the economy and markets going forward. In particular, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions, including defaults, credit losses and liquidity concerns. Certain commercial banks, investment banks and insurance companies have announced extensive losses from exposure to the residential mortgage market. These factors have impacted investor perception of the risk associated with RMBS, other real estate-related securities and various other asset classes in which we may invest. As a result, values of our target asset have experienced volatility. Further deterioration of the mortgage market and investor perception of the risks associated with RMBS and other residential mortgage assets that we acquire could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We will be dependent on mortgage servicers to service the mortgage loans underlying the Excess MSRs that we acquire.

Our investments in Excess MSRs are dependent on the mortgage servicer to perform its servicing obligations. As a result, we could be materially and adversely affected if the servicer is terminated. The duties and obligations of mortgage servicers are defined through contractual agreements, which generally provide for the possibility for termination of the servicer in the absolute discretion of the GSE or Ginnie Mae. In the event of such termination by the GSE or Ginnie Mae with respect to a particular servicer, the related Excess MSRs could potentially lose all value on a going forward basis. Moreover, the termination of a servicer could take effect across all mortgages being serviced by that servicer. Therefore, to the extent we make multiple investments relating to mortgages serviced by the same servicer, such as our initial portfolio of Excess MSRs which will be entirely serviced by Freedom Mortgage, all such investments could lose all their value in the event of the termination of the servicer. In addition, many servicers also rely on subservicing arrangements with third parties and the failure of subservicers to adequately perform their services may negatively impact the servicer and, as a result, the performance of our Excess MSRs. We may not have recourse to the servicer if the subservicer fails to perform.

We could also be materially and adversely affected if the servicer is unable to adequately service the underlying mortgage loans due to:

•	its failure to comply with applicable laws and regulation;

•	its failure to perform its loss mitigation obligations;

•	a downgrade in its servicer rating;

•	its failure to perform adequately in its external audits;

•	a failure in or poor performance of its operational systems or infrastructure;

•	regulatory scrutiny regarding foreclosure processes lengthening foreclosure timelines;

•	the transfer of servicing to another party; or

•	any other reason.

Favorable ratings from third-party rating agencies such as Standard & Poor’s, Moody’s and Fitch are important to the conduct of a mortgage servicer’s loan servicing business and a downgrade in a mortgage servicer’s ratings could have an adverse effect on us and the value of our Excess MSRs. A mortgage service’s failure to maintain favorable or specified ratings may cause their termination as a servicer and may impair their ability to consummate future servicing transactions, which could have an adverse effect on our operations since we will rely heavily on mortgage servicers to achieve our investment objective with respect to Excess MSRs.

MSRs are subject to numerous federal, state and local laws and regulations and may be subject to various judicial and administrative decisions imposing various requirements and restrictions on the servicer’s business. If Freedom Mortgage or any servicer from whom we acquire Excess MSRs actually or allegedly failed to comply with applicable laws, rules or regulations, the servicer could be exposed to fines, penalties or other costs or the servicer could be terminated as the servicer and the MSRs to which our Excess MSRs relate would be eliminated and lose all value, which could have a material adverse effect on the associated Excess MSR, our business, financial condition, results of operations or cash flows. If these laws, regulations and decisions change, we could be exposed to similar fines, penalties or costs.

In addition, a bankruptcy by any mortgage servicer that services the mortgage loans underlying any Excess MSRs that we have acquired or may acquire in the future could result in:

•	the validity and priority of our ownership of the Excess MSRs being challenged in a bankruptcy proceeding;

•	payments made by such servicer to us, or obligations incurred by it, being voided by a court under federal or state preference laws or federal or state fraudulent conveyance laws;

•	a re-characterization of any sale of the Excess MSRs or other assets to us as a pledge of such assets in a bankruptcy proceeding; or

•	any agreement pursuant to which we acquired the Excess MSRs being rejected in a bankruptcy proceeding.

Any of the foregoing events could have a material and adverse effect on us. Moreover, our business model heavily relies upon our strategic alliance with Freedom Mortgage and our acquiring Excess MSRs through our relationship with Freedom Mortgage. To the extent Freedom Mortgage loses its ability to serve as a servicer for

Fannie Mae or its status as a Ginnie Mae-approved issuer is terminated, we could face significant adverse consequences. Similarly, if Freedom Mortgage is unable to successfully execute its business strategy or no longer maintains its financial viability, our business strategy would be materially adversely affected and our results of operations would suffer.

Governmental investigations or examinations, or private lawsuits, including purported class action lawsuits, involving Freedom Mortgage could have a material adverse effect on Freedom Mortgage and its ability to perform its obligations under our strategic alliance agreements.

Freedom Mortgage is routinely involved in legal proceedings concerning matters that arise in the ordinary course of its business. An adverse result in governmental investigations or examinations, or private lawsuits, including purported class action lawsuits, could have a material adverse effect on Freedom Mortgage’s financial results. These legal proceedings can range from private actions involving a single plaintiff to class action lawsuits with potentially thousands of class members. Participants in the mortgage industry, including Freedom Mortgage, are also routinely subject to government investigations and inquiries. An adverse result in governmental investigations or examinations, or private lawsuits, including purported class action lawsuits, could have a material adverse effect on Freedom Mortgage’s financial results. Litigation and other proceedings may require that Freedom Mortgage pay settlement costs, legal fees, damages, penalties or other charges, which could adversely affect its financial results. In particular, ongoing and other legal proceedings brought under state consumer protection statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts earned from the underlying activities and that could have a material adverse effect on Freedom Mortgage’s liquidity and financial position.

Governmental investigations, both state and federal, can be either formal or informal. The costs of responding to the investigations can be substantial. In addition, government-mandated changes to servicing practices could lead to higher costs and additional administrative burdens, in particular, those regarding record retention and informational obligations.

Freedom Mortgage has advised us that it does not believe that it is currently subject to any legal proceedings or government investigations that would reasonably be expected to have a material adverse effect on Freedom Mortgage or on us, but it is possible that one or more such legal proceedings or investigations could evolve into a material legal proceeding in the future. For example, Freedom Mortgage has informed us that, in February 2013, it received a subpoena from the Office of the Inspector General for the U.S. Department of Housing and Urban Development, or the HUD OIG, in which the HUD OIG requested that Freedom Mortgage provide the HUD OIG with documents and records concerning Freedom Mortgage’s quality control and training policies and procedures relating to its FHA loan origination activities. The HUD OIG acts under the oversight of the U.S. Department of Justice. It is our understanding that several other FHA approved mortgage originators have received similar requests. Freedom Mortgage has informed us that, in March 2013, it provided all information that was readily available and continues to work with HUD OIG to further clarify the scope of the remaining information that was initially requested. In September 2013, the HUD OIG requested documents not previously requested from Freedom Mortgage, and we have been advised by Freedom Mortgage that it is in the process of providing those documents to the HUD OIG and continuing to cooperate with the HUD OIG. Freedom Mortgage has informed us that the HUD OIG has not communicated to Freedom Mortgage any allegations of wrongdoing or other findings. However, we cannot assure you that the HUD OIG will not do so in the future, and any such allegations or findings could result in Freedom Mortgage being required to pay settlement costs, legal fees, damages, penalties or other charges, which could adversely affect its financial results and its business operations, which in turn could impact its ability to perform under the strategic alliance agreements with us or may otherwise negatively impact its ability to act as our partner.

Our ability to invest in, and dispose of our investments in Excess MSRs may be subject to the receipt of third-party consents.

The Agencies may require that we submit ourselves to costly or burdensome conditions as a prerequisite to their consent to our investments in Excess MSRs. These conditions may diminish or eliminate the investment potential of certain Excess MSRs by making such investments too expensive for us or by severely limiting the potential returns available from Excess MSRs. Moreover, we have not received and do not expect to receive any assurances from the Agencies that their conditions for the disposition of an investment in Excess MSRs, including the investment in our Excess MSRs in the Initial Pools will not change. Therefore the potential costs, issues or restrictions associated with receiving such Agency’s consent for any such dispositions by us cannot be determined with any certainty. To the extent we are unable to dispose of Excess MSRs in our portfolio when we determine it would be beneficial to do so, our results of operations may be adversely impacted.

Acknowledgement agreements with Ginnie Mae, Fannie Mae or Freddie Mac could expose us to potential liability in the event of a payment default.

In order to acquire Excess MSRs related to FHA and VA mortgage loans that have been pooled into securities guaranteed by Ginnie Mae, we must enter into an acknowledgment agreement with Ginnie Mae and the Ginnie Mae-approved issuer/servicer for the mortgage loans. Under that agreement, if the issuer/servicer fails to make a required payment to the holders of the Ginnie Mae-guaranteed Agency RMBS, we would be obligated to make that payment even though the payment may relate to loans for which we do not own any Excess MSRs. Our failure to make that payment could result in liability to Ginnie Mae for any losses or claims that it suffers as a result. In addition, under an acknowledgment agreement with Fannie Mae or Freddie Mac, we could be exposed to potential liability in the event of a payment default by an approved seller/servicer. However, the amount of the potential liability to Fannie Mae or Freddie Mac would be limited to the mortgage loans in the servicing portfolio identified in the acknowledgment agreement.

Given the size of Freedom Mortgage’s portfolio of FHA and VA loans that have been pooled into Ginnie Mae-guaranteed Agency RMBS, it is unlikely that we would be able to satisfy that obligation under the acknowledgment agreement should Freedom Mortgage fail to make a required payment. In that case we would be subject to claims for losses by Ginnie Mae which would have a material and adverse effect on our financial condition and operations, and our ability to enter into acknowledgement agreements in the future and to acquire Excess MSRs related to FHA and VA mortgage loans would be adversely affected. The only remedy related to the servicing permitted under the acknowledgment agreement is to request Ginnie Mae to transfer the servicing to another Ginnie Mae-approved issuer/servicer which would terminate our interest in the related Excess MSRs. The termination of our Excess MSRs could have a material adverse effect on our financial condition, results of operations and ability to make distributions to our stockholders.

Our investments in Excess MSRs may involve complex or novel structures.

Our investments in Excess MSRs may involve complex or novel structures. It is possible that the views of Fannie Mae, Freddie Mac and Ginnie Mae on whether any such investment structure is appropriate or acceptable may not be known to us when we make an investment and may change from time to time for any reason or for no reason, even with respect to a completed investment. The evolving posture of Fannie Mae, Freddie Mac and Ginnie Mae toward an acquisition or disposition structure through which we propose to invest in or dispose of Excess MSRs may cause Fannie Mae, Freddie Mac or Ginnie Mae to impose new conditions on investments in Excess MSRs, including the owner’s ability to hold such Excess MSRs directly or indirectly through a grantor trust or other means. Such new conditions may be costly or burdensome and could materially impact our obligation to invest in or dispose of Excess MSRs.

In addition, the requirements imposed by mortgage owners on servicers may require us to structure the terms, purchase price and form of consideration that we and the servicer pay differently in various deals. For example, if a mortgage owner imposes stricter requirements on a servicer to repurchase loans under certain circumstances, the servicer will be required to assume a significantly higher level of risk in connection with servicing the loans underlying the applicable mortgage servicing right and related Excess MSR than the servicer would assume if the mortgage owner did not impose such requirements. As a result, the basic fee paid to the servicer with respect to those mortgage servicing rights may be higher (and the related Excess MSR may be lower) than in deals where the mortgage owner does not impose such requirements.

Our assumptions in determining the purchase price for our Excess MSRs may be inaccurate or the basis for such assumptions may change, which could adversely affect our results of operations.

The purchase price for our investments in Excess MSRs in the Initial Pools was negotiated with Freedom Mortgage and reflects our respective assessments of the likely performance of the mortgage loans in the Initial Pools in terms of prepayment rates, rates of delinquency and default and recapture rates. If the performance of the mortgage loans in the Initial Pools differs from that assumed, the return on our investment may be less than we anticipate and our results of operations may be adversely affected.

The value of our Excess MSRs may vary substantially by changes in interest rates unless we are able to hedge against that uncertainty.

The values of Excess MSRs are highly sensitive to changes in interest rates. The value of Excess MSRs typically increases when interest rates rise and decreased when interest rates decline due to the effect those changes in interest rates have on prepayment estimates. Subject to qualifying and maintaining our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us. To the extent we do not utilize derivatives to hedge against changes in the fair value of Excess MSRs, our balance sheet, results of operations and cash flows would be susceptible to significant volatility due to changes in the fair value of, or cash flows from, Excess MSRs as interest rates change.

If delinquencies increase, the value of our Excess MSRs may decline significantly.

Delinquency rates have a significant impact on the value of Excess MSRs. An increase in delinquencies will generally result in lower revenue because typically servicers will only collect servicing fees from GSEs or mortgage owners for performing loans. Our expectation of delinquencies is a significant assumption underlying the cash flow projections on the related pools of mortgage loans. If delinquencies are significantly greater than expected, the estimated fair value of the Excess MSRs could be diminished. As a result, we could suffer a loss, which would have a negative impact on our financial results.

Prepayment rates can change, adversely affecting the performance of our assets.

The frequency at which prepayments (including voluntary prepayments by borrowers, loan buyouts and liquidations due to defaults and foreclosures) occur on mortgage loans underlying Excess MSRs and Agency RMBS is affected by a variety of factors, including the prevailing level of interest rates as well as economic, demographic, tax, social, legal, and other factors. Generally, borrowers tend to prepay their mortgages when prevailing mortgage rates fall below the interest rates on their mortgage loans. When borrowers prepay their mortgage loans at rates that are faster or slower than expected, it results in prepayments that are faster or slower than expected on the related Excess MSRs and Agency RMBS. These faster or slower than expected payments may adversely affect our profitability.

We will record Excess MSRs on our balance sheet at fair value, and changes in their fair value will be reflected in our consolidated results of operations. The determination of the fair value of Excess MSRs requires our management to make numerous estimates and assumptions that could materially differ from actual results. Such estimates and assumptions include prepayment rates, as well as estimates of the future cash flows from the Excess MSRs, interest rates, delinquencies and foreclosure rates of the underlying mortgage loans among others. The ultimate realization of the value of Excess MSRs, which are measured at fair value on a recurring basis, may be materially different than the fair values of such Excess MSRs as may be reflected in our consolidated financial statements as of any particular date. The use of different estimates or assumptions in connection with the valuation of these assets could produce materially different fair values for such assets. Our failure to make accurate assumptions regarding prepayment rates or the other factors examined in determining fair value could cause the fair value of our Excess MSRs to materially vary, which could have a material adverse effect on our financial position, results of operations and cash flows. If the fair value of our Excess MSRs decreases, we would be required to record a non-cash charge, which would have a negative impact on our financial results. Furthermore, a significant increase in prepayment speeds could materially reduce the ultimate cash flows we receive from Excess MSRs, and we could ultimately receive substantially less than what we paid for such assets.

We may purchase securities or loans that have a higher interest rate than the then prevailing market interest rate. In exchange for this higher interest rate, we may pay a premium to par value to acquire the security or loan. In accordance with GAAP, we amortize this premium over the expected term of the security or loan based on our prepayment assumptions. If a security or loan is prepaid in whole or in part at a faster than expected rate, however, we must expense all or a part of the remaining unamortized portion of the premium that was paid at the time of the purchase, which will adversely affect our profitability.

We also may purchase securities or loans that have a lower interest rate than the then prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the security or loan. We accrete this discount over the expected term of the security or loan based on our prepayment assumptions. If a security or loan is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of investment portfolio and result in a lower than expected yield on securities and loans purchased at a discount to par.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayments can also occur when borrowers sell the property and use the sale proceeds to prepay the mortgage as part of a physical relocation or when borrowers default on their mortgages and the mortgages are prepaid from the proceeds of a foreclosure sale of the property. Fannie Mae and Freddie Mac will generally, among other conditions, purchase mortgages that are 120 days or more delinquent from mortgage-backed securities trusts when the cost of guaranteed payments to security holders, including advances of interest at the security coupon rate, exceeds the cost of holding the nonperforming loans in their portfolios. Ginnie Mae provides the issuer the option to buy 90 days or more delinquent loans out of the mortgage-backed securities that it services, which may also contribute to an increase in prepayment rates. Consequently, prepayment rates also may be affected by conditions in the housing and financial markets, which may result in increased delinquencies on mortgage loans, the government-sponsored entities, cost of capital, general economic conditions and the relative interest rates on fixed and adjustable rate loans, which could lead to an acceleration of the payment of the related principal. Additionally, changes in the government-sponsored entities’ decisions as to when to repurchase delinquent loans can materially impact prepayment rates.

The adverse effects of prepayments may impact us in various ways. First, particular investments may experience outright losses, as in the case of Excess MSRs, IOs and inverse IOs in an environment of faster actual or anticipated prepayments. Second, particular investments may under-perform relative to any hedges that our Manager may have constructed for these assets, resulting in a loss to us. In particular, prepayments (at par) may limit the potential upside of many RMBS to their principal or par amounts, whereas their corresponding hedges often have the potential for unlimited loss. Furthermore, to the extent that faster prepayment rates are due to lower interest rates, the principal payments received from prepayments will tend to be reinvested in lower-yielding assets, which may reduce our income in the long run. Therefore, if actual prepayment rates differ from anticipated prepayment rates our business, financial condition and results of operations and ability to make distributions to our stockholders could be materially adversely affected.

With respect to our Excess MSRs, voluntary prepayments eliminate the Excess MSR on the mortgage loans being prepaid. In recent years, Freedom Mortgage has experienced relatively high rates of recapture. There can be no assurance that Freedom Mortgage will continue to successfully enjoy the levels of recapture it has historically had, particularly as interest rate environments change. In addition, although we expect Freedom Mortgage to replace the Excess MSRs on loans in the pools that are refinanced by Freedom Mortgage, there can be no assurance that Freedom Mortgage will enter into recapture agreements with us in the future or that it will be successful in replacing any Excess MSRs, which would negatively impact our cash flows. When we purchase

Excess MSRs, we base the price we pay and the rate of amortization of those assets on, among other things, our projection of the cash flows from the pool of mortgage loans underlying the related MSRs. Our expectation of prepayment speeds and recapture rates is a significant assumption underling our cash flow projections and if prepayment speeds are significantly greater than expected or recapture rates significantly lower than expected, the carrying value of our Excess MSRs could exceed their estimated fair value.

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac and Ginnie Mae and the U.S. Government, may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

The payments we receive on our Agency RMBS depend upon a steady stream of payments by borrowers on the underlying mortgages and such payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Fannie Mae and Freddie Mac are GSEs, but their guarantees are not backed by the full faith and credit of the United States. Ginnie Mae, which guarantees Agency RMBS backed by mortgage loans insured by the FHA or partially guaranteed by the VA, is part of a U.S. Government agency and its guarantees are backed by the full faith and credit of the United States.

During 2008, there were increased market concerns about Fannie Mae’s and Freddie Mac’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the U.S. Government. In September 2008 Fannie Mae and Freddie Mac were placed into the conservatorship of the FHFA, their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. Under this conservatorship, Fannie Mae and Freddie Mac are required to reduce the amount of mortgage loans they own or for which they provide guarantees on Agency RMBS.

Shortly after Fannie Mae and Freddie Mac were placed in federal conservatorship, the Secretary of the U.S. Treasury noted that the guarantee structure of Fannie Mae and Freddie Mac required examination and that changes in the structures of the entities were necessary to reduce risk to the financial system. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be considerably limited relative to historical measurements or even eliminated. The U.S. Treasury could also stop providing financial support for Fannie Mae and Freddie Mac in the future. The substantial financial assistance provided by the U.S. Government to Fannie Mae and Freddie Mac, especially in the course of their being placed into conservatorship and thereafter, together with the substantial financial assistance provided by the U.S. Government to the mortgage-related operations of other GSEs and government agencies, such as the FHA, the VA, and Ginnie Mae, has stirred debate among many federal policymakers over the continued role of the U.S. Government in providing such financial support for the mortgage-related GSEs in particular, and for the mortgage and housing markets in general. In fact, in February 2011, the U.S. Treasury released a white paper entitled “Reforming America’s Housing Finance Market” in which the U.S. Treasury outlined three possible options for reforming the U.S. Government’s role in housing finance. Under each option, the role of the U.S. Government in the mortgage market would be reduced. Each of Fannie Mae, Freddie Mac and Ginnie Mae could be dissolved and the U.S. Government could determine to stop providing liquidity support of any kind to the mortgage market. If Fannie Mae, Freddie Mac or Ginnie Mae were eliminated, or their structures were to change radically or the U.S. Government significantly reduced its support for any or all of them, we may be unable or significantly limited in our ability to acquire Agency RMBS, which would drastically reduce the amount and type of Agency RMBS available for purchase which, in turn, could materially adversely affect our ability to maintain our exclusion from regulation as an investment company under the Investment Company Act. Moreover, any changes to the nature of the guarantees provided by, or laws affecting, Fannie Mae, Freddie Mac and Ginnie Mae could materially adversely affect the credit quality of the guarantees, could increase the risk of loss on purchases of Agency RMBS issued by these GSEs and could have broad adverse market implications for the Agency RMBS they currently guarantee. Any action that affects the credit quality of the guarantees provided by Fannie Mae, Freddie Mac and Ginnie Mae could materially adversely affect the value of our Agency RMBS. We expect to rely on our Agency RMBS as collateral for our financings under the repurchase agreements that we expect to enter into. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on our Agency RMBS on acceptable terms or at all, or to maintain compliance with the terms of any financing transactions.

In addition to the FHFA becoming the conservator of Fannie Mae and Freddie Mac, in August 2012, the U.S. Treasury announced its intention to restructure the preferred stock agreements with the GSEs. In March 2013, the FHFA announced that it will build a new entity as it winds down operations of Fannie Mae and Freddie Mac and may eventually replace them with the new entity. In June 2013, a draft bill entitled the “Secondary Mortgage Market Reform and Taxpayer Protection Act of 2013” gave a name to this new entity—the Federal Mortgage Insurance Company (the “FMIC”). As proposed in the draft bill, the FMIC would be modeled after the Federal Deposit Insurance Corporation and provide catastrophic reinsurance in the secondary market for mortgage-backed securities. It would also take over multi-family guarantees as the existing portfolios of Fannie Mae and Freddie Mac are wound down by at least 15% annually until they are completely liquidated.

In addition, although we do not expect Excess MSRs that have already been created to be subject to any changes implemented by the GSEs, it is possible that, because of the significant role of the GSEs in the secondary mortgage market, any changes they implement could become prevalent in the mortgage servicing industry generally. Other industry stakeholders or regulators may also implement or require changes in response to the perception that the current mortgage servicing practices and compensation do not appropriately serve broader housing policy objectives.

The downgrade of the U.S. Government’s or certain European countries’ credit ratings and any future downgrades of the U.S. Government’s or certain European countries’ credit ratings may materially adversely affect our business, financial condition and results of operations.

On August 5, 2011, Standard & Poor’s downgraded the U.S. Government’s credit rating for the first time in history. Because Fannie Mae and Freddie Mac are in conservatorship of the U.S. Government, downgrades to the U.S. Government’s credit rating could impact the credit risk associated with Agency RMBS and, therefore, decrease the value of the Agency RMBS in which we expect to invest. In addition, the downgrade of the U.S. Government’s credit rating and the credit ratings of certain European countries has created broader financial turmoil and uncertainty, which has recently weighed heavily on the global banking system. Therefore, the recent downgrade of the U.S. Government’s credit rating and the credit ratings of certain European countries and any future downgrades of the U.S. Government’s credit rating or the credit ratings of certain European countries may materially adversely affect our business, financial condition and results of operations.

Interest rate mismatches between our assets and any borrowings used to fund purchases of our assets may reduce our income during periods of changing interest rates.

Some of our assets will be fixed-rate securities or have a fixed rate component (such as RMBS backed by hybrid ARMs). This means that the interest we earn on these assets will not vary over time based upon changes in a short-term interest rate index. Although the interest we earn on our RMBS backed by ARMs generally will adjust for changing interest rates, such interest rate adjustments may not occur as quickly as the interest rate adjustments to any related borrowings, and such interest rate adjustments will generally be subject to interest rate caps, which potentially could cause such RMBS to acquire many of the characteristics of fixed-rate securities if interest rates were to rise above the cap levels. We intend to fund our fixed-rate target assets with short-term borrowings. Therefore, to the extent we finance our assets with floating-rate debt or debt with shorter maturities, such as repurchase agreements, there will be an interest rate mismatch between our assets and liabilities. The use of interest rate hedges also will introduce the risk of other interest rate mismatches and exposures, as will the use of other financing techniques. During periods of changing interest rates, these mismatches could cause our business, financial condition and results of operations and ability to make distributions to our stockholders to be materially adversely affected.

Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect that our investments in Agency RMBS, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our assets. Additionally, to the extent cash flows from RMBS are reinvested in new RMBS, the spread between the yields of the new RMBS and available borrowing rates may decline, which could reduce our net interest margin or result in losses. Any one of the foregoing risks could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders. It is also possible that short-term interest rates may exceed long-term interest rates, in which event our borrowing costs may exceed our interest income and we could incur operating losses.

We cannot predict the impact future actions by regulators or U.S. government bodies, including the U.S. Federal Reserve, will have on our business, and any such actions may negatively impact us.

Regulators and U.S. government bodies have a major impact on our business. The U.S. Federal Reserve is a major participant in, and its actions significantly impact, the residential mortgage market. For example, quantitative easing, a program implemented by the U.S. Federal Reserve to keep long-term interest rates low and stimulate the U.S. economy, has had the effect of reducing the difference between short-term and long-term interest rates. As a result of the reduction in long-term interest rates, prepayment speeds increased. Its purchases of Agency RMBS has resulted in a narrowing of the spread earned by Agency RMBS investors. While there have been recent discussions surrounding an eventual tapering of quantitative easing, no assurance can be given as to when the U.S. Federal Reserve will discontinue quantitative easing. We cannot predict or control the impact future actions by regulators or U.S. government bodies such as the U.S. Federal Reserve will have on our business. Accordingly, future actions by regulators or U.S. government bodies, including the U.S. Federal Reserve, could have a material and adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, our targeted assets.

In the second half of 2008, the U.S. Government, through the U.S. Treasury, FHA and the FDIC, commenced implementation of programs designed to provide homeowners with assistance in avoiding foreclosure. The programs involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans. Extension and expansion of these programs and adoption of new mortgage loan modification programs have been regularly discussed as part of the ongoing debate regarding the country’s housing market including most recently as part of President Obama’s “Blueprint for an America Built to Last,” announced as part of his January 2012 State of the Union address. It is likely that loan modifications would result in interest rate reductions or principal reductions on some of the mortgage loans underlying our Excess MSRs and backing our RMBS. However, it is also likely that loan modifications would result in increased prepayments on some RMBS. See “—Prepayment rates can change, adversely affecting the performance of our assets” above for information relating to the impact of prepayments on our business.

Congress and various state and local legislatures are considering, and in the future may consider, legislation, which, among other provisions, would permit limited assignee liability for certain violations in the mortgage loan origination process, and would allow judicial modification of loan principal in the event of personal bankruptcy. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business or whether any such legislation will require us to change our practices or make changes in our portfolio in the future. These changes, if required, could materially adversely affect our business, results of operations and financial condition and our ability to make distributions to our stockholders, particularly if we make such changes in response to new or amended laws, regulations or ordinances in any state where we acquire a significant portion of our mortgage loans, or if such changes result in us being held responsible for any violations in the mortgage loan origination process.

Interest rate caps on the ARMs and hybrid ARMs that back our RMBS may reduce our net interest margin during periods of rising interest rates.

ARMs and hybrid ARMs are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of the loan. We may fund our RMBS with borrowings that typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, our financing costs could increase without limitation while caps could limit the interest we earn on the ARMs and hybrid ARMs that will back our RMBS. This problem is magnified for ARMs and hybrid ARMs that are not fully indexed because such periodic interest rate caps prevent the coupon on the security from fully reaching the specified rate in one reset. Further, some ARMs and hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on RMBS backed by ARMs and hybrid ARMs than necessary to pay interest on our related borrowings. Interest rate caps on RMBS backed by ARMs and hybrid ARMs could reduce our net interest margin if interest rates were to increase beyond the level of the caps, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Changes in the underwriting standards by Freddie Mac or Fannie Mae could have an adverse impact on Agency mortgage investments in which we may invest or make it more difficult to acquire attractive non-Agency mortgage investments.

In 2010, Freddie Mac and Fannie Mae announced tighter underwriting guidelines for ARMs and hybrid interest-only ARMs in particular. Specifically, Freddie Mac announced that it would no longer purchase interest-only mortgages and Fannie Mae changed its eligibility criteria for purchasing and securitizing ARMs to protect consumers from potentially dramatic payment increases. Our targeted assets include Agency RMBS that may be backed by, and prime jumbo mortgage loans that may include, ARMs and hybrid ARMs. Tighter underwriting standards by Freddie Mac or Fannie Mae could reduce the supply of ARMs, resulting in a reduction in the availability of the asset class. More lenient underwriting standards could also substantially reduce the supply and attractiveness of investments in non-Agency MBS.

Our Manager relies on analytical models and other data to analyze potential asset acquisition and disposition opportunities and to manage our portfolio. These models could cause us to purchase assets that do not meet our expectations or to make asset management decisions that are not in line with our strategy.

Our Manager relies on analytical models and information and data supplied by third parties. These models and data may be used to value assets or potential asset acquisitions and dispositions and also in connection with our asset management activities. If these models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon could expose us to potential risks. Our Manager’s use of models and data may induce it to purchase certain assets at prices that are too high, sell certain other assets at prices that are too low or miss favorable opportunities altogether. Similarly, any hedging activities that are based on faulty models and data may prove to be unsuccessful.

Some models, such as prepayment models or mortgage default models, may be predictive in nature. The use of predictive models has inherent risks. For example, such models may incorrectly forecast future behavior, leading to potential losses. In addition, the predictive models used by our Manager may differ substantially from those models used by other market participants, with the result that valuations based on these predictive models may be substantially higher or lower for certain assets than actual market prices. Furthermore, because predictive models are usually constructed based on historical data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of the supplied historical data, and, in the case of predicting performance in scenarios with little or no historical precedent (such as extreme broad-based declines in home prices, or deep economic recessions or depressions), such models must employ greater degrees of extrapolation, and are therefore more speculative and of more limited reliability.

All valuation models rely on correct market data inputs. If incorrect market data is entered into even a well-founded valuation model, the resulting valuations will be incorrect. However, even if market data is input correctly, “model prices” will often differ substantially from market prices, especially for securities with complex characteristics or whose values are particularly sensitive to various factors. If our market data inputs are incorrect or our model prices differ substantially from market prices, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially adversely affected.

Valuations of some of our assets will be inherently uncertain, may be based on estimates, may fluctuate over short periods of time and may differ from the values that would have been used if a ready market for these assets existed.

While in many cases our determination of the fair value of our assets will be based on valuations provided by third-party dealers and pricing services, we will value assets based upon our judgment, and such valuations may differ from those provided by third-party dealers and pricing services. Valuations of certain assets are often difficult to obtain or unreliable. In general, dealers and pricing services heavily disclaim their valuations. Additionally, dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. The valuation process has been particularly difficult recently because market events have made valuations of certain assets unpredictable, and the disparity of valuations provided by third-party dealers has widened.

Our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially adversely affected if our fair value determinations of these assets were materially higher than the values that would exist if a ready market existed for these assets.

Increases in interest rates could adversely affect the value of our assets and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to stockholders.

Our operating results will depend in large part on the difference between the income from our assets, net of credit losses, and financing costs. We anticipate that, in many cases, the income from our assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our financial results.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks, including the risk of a narrowing of the difference between asset yields and borrowing rates, flattening or inversion of the yield curve and fluctuating prepayment rates.

The relationship between short-term and longer-term interest rates is referred to as the “yield curve.” In a normal yield curve environment, generally fixed income assets decline in value if interest rates increase. If long-term rates increased significantly, not only will the market value of these assets be expected to decline, but the duration and weighted-average life of the assets could increase as well because borrowers are less likely to prepay mortgages. Further, an increase in short-term interest rates would increase the rate of interest payable on any repurchase agreements required to finance these securities more rapidly than the interest earned on our assets.

Subject to qualifying and maintaining our qualification as a REIT, we will endeavor to economically hedge our exposure to changes in interest rates, but there can be no assurances that our hedges will be successful, or that we will be able to enter into or maintain such hedges. As a result, interest rate fluctuations can cause significant losses, reductions in income, and limitations on our cash available for distribution to stockholders.

An increase in interest rates may cause a decrease in the volume of certain of our target assets, which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.

Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of target assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our target assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected.

The lack of liquidity of our assets may adversely affect our business, including our ability to sell our assets.

We may acquire assets or other instruments that are not liquid, including securities and other instruments that are not publicly traded, and market conditions could significantly and negatively affect the liquidity of other assets. In particular, Excess MSRs are highly illiquid and subject to numerous restrictions on transfers. The duties and obligations of mortgage servicers are defined through contractual agreements. These contracts generally require that holders of Excess MSRs obtain a third-party consent prior to any change of ownership of such Excess MSRs. Such approval may be withheld for any reason or no reason in the discretion of the third party. Additionally, investments in Excess MSRs are a new type of transaction, and there have been extremely few investment products that pursue a similar investment strategy. Accordingly, the risks associated with the transaction and structure are not fully known to buyers or sellers. As a result of the foregoing, there is some risk that we will be unable to locate a buyer at the time we wish to sell an Excess MSR. Additionally, there is some risk that we will be required to dispose of Excess MSRs either through an in-kind distribution or other liquidation vehicle, which will, in either case, provide little or no economic benefit to us, or a sale to a co-investor in the Excess MSR, which may be an affiliate. Therefore, we cannot provide any assurance that we will obtain any return or any benefit of any kind from any disposition of Excess MSRs.

In addition, mortgage-related assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to residential and commercial mortgage loans. In addition, validating third-party pricing for illiquid assets may be more subjective than more liquid assets. Any illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we previously recorded our assets. We may also face other restrictions on our ability to liquidate any assets for which we or our Manager has or could be attributed with material non-public information. If we are unable to sell our assets at favorable prices or at all, it could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. Assets that are illiquid are more difficult to finance, and to the extent that we use leverage to finance assets that become illiquid we may lose that leverage or have it reduced. Assets tend to become less liquid during times of financial stress, which is often the time that liquidity is most needed. As a result, our ability to sell assets or vary our portfolio in response to changes in economic and other conditions may be limited by liquidity constraints, which could adversely affect our results of operations and financial condition.

The failure of servicers to service effectively the mortgage loans underlying the Non-Agency RMBS in our investment portfolio or any mortgage loans we own would materially and adversely affect us.

Most securitizations of residential mortgage loans require a servicer to manage collections on each of the underlying loans. Both default frequency and default severity of loans may depend upon the quality of the servicer. If servicers are not vigilant in encouraging borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If servicers take longer to liquidate non-performing assets, loss severities may tend to be higher than originally anticipated. The failure of servicers to effectively service the mortgage loans underlying the non-Agency RMBS in our investment portfolio or any mortgage loans we own could negatively impact the value of our investments and our performance. Servicer quality is of prime importance in the default performance of non-Agency RMBS. Many servicers have gone out of business in recent years, requiring a transfer of servicing to another servicer. This transfer takes time and loans may become delinquent because of confusion or lack of attention. When servicing is transferred, servicing fees may increase, which may have an adverse effect on the credit support of non-Agency RMBS held by us. In the case of pools of securitized loans, servicers may be required to advance interest on delinquent loans to the extent the servicer deems those advances recoverable. In the event the servicer does not advance funds, interest may be interrupted even on more senior securities. Servicers may also advance more than is in fact recoverable once a defaulted loan is finally liquidated, and the loss to the securitization trust may be greater than the outstanding principal balance of that loan (greater than 100% loss severity).

We may be affected by deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.

One of the biggest risks overhanging the RMBS market has been uncertainty around the timing and ability of servicers to remove delinquent borrowers from their homes, so that they can liquidate the underlying properties and ultimately pass the liquidation proceeds through to RMBS holders. Given the magnitude of the housing crisis, and in response to the well-publicized failures of many servicers to follow proper foreclosure procedures (such as involving “robo-signing”), mortgage servicers are being held to much higher foreclosure-related documentation standards than they previously were. However, because many mortgages have been transferred and assigned multiple times (and by means of varying assignment procedures) throughout the origination, warehouse and securitization processes, mortgage servicers are generally having much more difficulty furnishing the requisite documentation to initiate or complete foreclosures. This leads to stalled or suspended foreclosure proceedings, and ultimately additional foreclosure-related costs. Foreclosure-related delays also tend to increase ultimate loan loss severities as a result of property deterioration, amplified legal and other costs, and other factors. Servicers have generally maintained that most of their problems are process-oriented and can be fixed in the near term; however, many factors delaying foreclosure, such as borrower lawsuits and judicial backlog and scrutiny, are outside of servicers’ control and have delayed, and will likely continue to delay, foreclosure processing in both judicial states (where foreclosures require court involvement) and non-judicial states.

The risk of extended foreclosure timelines is very difficult to quantify, and uncertainty has often been magnified by court cases with conflicting outcomes. Recent announcements of deficiencies in foreclosure documentation by, among others, several large mortgage servicers have raised various concerns relating to foreclosure practices. A number of mortgage servicers have temporarily suspended foreclosure proceedings in some or all states in which they do business while they review and correct their foreclosure practices. In addition, on February 9, 2012, a group consisting of state attorneys general and state bank and mortgage regulators in 49 states reached a settlement with the largest mortgage servicers regarding foreclosure practices in the states’ various jurisdictions. The extension of foreclosure timelines also increases the inventory backlog of distressed homes on the market and creates greater uncertainty about housing prices. Prior to making an opportunistic investment in non-Agency RMBS or an investment in Excess MSRs related to mortgage loans other than conforming mortgage loans or FHA and VA mortgage loans, we expect our Manager to carefully consider many factors, including housing prices and foreclosure timelines, and estimate loss assumptions. The concerns about deficiencies in foreclosure practices of servicers and related delays in the foreclosure process may impact our loss assumptions and affect the values of, and our returns on, our investments in these assets.

We intend to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

We intend to use leverage to finance our investment operations and to enhance our financial returns. We expect that our primary source of leverage will be short-term borrowings under master repurchase agreements collateralized by our Agency RMBS assets. Other sources of leverage may include credit facilities, including term loans and revolving credit facilities.

Through the use of leverage, we may acquire positions with market exposure significantly greater than the amount of capital committed to the transaction. Although we are not required to maintain any particular minimum or maximum target debt-to-equity leverage ratio with respect to our Agency RMBS assets, the amount of leverage we may employ for this asset class will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility, financing counterparty risk and other factors. Our Manager’s Investment Committee will have discretion, without the need for further approval by our board of directors, to change the amount of leverage we utilize for our Agency RMBS. We do not have a targeted debt-to-equity ratio for our Agency RMBS, although currently we expect that our debt-to-equity ratio initially will be approximately 8:1 for our Agency RMBS assets and could be as high as 10:1 depending on market conditions. We intend to use leverage for the primary purpose of financing our Agency RMBS portfolio and not for the purpose of speculating on changes in interest rates. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity. In the future, we expect to acquire prime jumbo mortgage loans. We anticipate evaluating leverage policies for prime jumbo mortgage loans at such time. Currently, we do not intend to acquire non-Agency RMBS, but we may do so in the future, and we anticipate evaluating leverage policies for this asset class if and when we begin to acquire this asset class.

Our ability to achieve our investment and leverage objectives will depend on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing borrowings on a continuous basis. In recent years, investors and financial institutions that lend in the securities repurchase market have tightened lending standards in response to the difficulties and changed economic conditions that have materially adversely affected the RMBS market. These market disruptions have been most pronounced in the non-Agency RMBS market, and the impact has also extended to Agency RMBS, which has made the value of these assets unstable and relatively illiquid compared to prior periods. This could potentially increase our financing costs and reduce our liquidity. In addition, because we intend to rely on short-term financing, we are exposed to changes in the availability of financing. For example, the terms of a repurchase transaction under a master repurchase agreement is typically 30 to 90 days. Because repurchase agreements are short-term commitments of capital, lenders may respond to market conditions making it more difficult for us to secure continued financing.

Leverage will magnify both the gains and the losses of our positions. Leverage will increase our returns as long as we earn a greater return on investments purchased with borrowed funds than our cost of borrowing such funds. However, if we use leverage to acquire an asset and the value of the asset decreases, the leverage will increase our losses. Even if the asset increases in value, if the asset fails to earn a return that equals or exceeds our cost of borrowing, the leverage will decrease our returns.

We may be required to post large amounts of cash as collateral or margin to secure our leveraged positions. In the event of a sudden, precipitous drop in value of our financed assets, we might not be able to liquidate assets quickly enough to repay our borrowings, further magnifying losses. Even a small decrease in the value of a leveraged asset may require us to post additional margin or cash collateral. This may decrease the cash available to us for distributions to stockholders, which could adversely affect the price of our common stock. In addition, our debt service payments will reduce cash flow available for distribution to stockholders. We may not be able to meet our debt service obligations. To the extent that we cannot meet our debt service obligations, we risk the loss of some or all of our assets to sale to satisfy our debt obligations.

To the extent we might be compelled to liquidate qualifying real estate assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which could jeopardize our qualification as a REIT. Failing to qualify as a REIT would cause us to be subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income and decrease profitability and cash available for distributions to stockholders.

We may not be able to achieve our optimal leverage or target leverage ratios.

We will use leverage as a strategy to increase the return to our investors. However, we may not be able to achieve our desired leverage for any of the following reasons:

•	we determine that the leverage would expose us to excessive risk;

•	our lenders do not make funding available to us at acceptable rates or on acceptable terms; or

•	our lenders require that we provide additional collateral to cover our borrowings.

In addition, if we exceed our target leverage ratios the potential adverse impact on our financial condition and results of operation described above may be amplified.

We may incur increased borrowing costs.

Our borrowing costs may vary depending upon a number of factors, including, without limitation:

•	the movement of interest rates;

•	the availability of financing in the market, including the financial stability of lenders; and

•	the value and liquidity of our RMBS.

Most of our borrowings will be collateralized borrowings in the form of repurchase transactions under master repurchase agreements, which will be generally adjustable and relate to short-term interest rates such as LIBOR or a short-term U.S. Treasury index. If the interest rates on these borrowings increase, our business, financial condition and results of operations and our ability to pay distributions to our stockholders could be materially adversely affected.

Adverse market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets were insufficient to meet these collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices.

Adverse market developments, including a sharp or prolonged rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of our target assets, might reduce the market value of our portfolio, which might cause our lenders to initiate margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. The specific collateral value to borrowing ratio that would trigger a margin call is not set in our master repurchase agreements and will not be determined until we engage in a repurchase transaction under these agreements. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. The threat of or occurrence of a margin call could force us to sell, either directly or through a foreclosure, our assets under adverse market conditions. Because we intend to use leverage, we may incur losses upon the threat or occurrence of a margin call, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders. Additionally, the liquidation of collateral may jeopardize our ability to qualify as a REIT. Our failure to qualify as a REIT would cause us to be subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income and decrease profitability and cash available for distribution to our stockholders.

If we are unable to negotiate favorable terms and conditions under our master repurchase arrangements, our financial condition and earnings could be negatively impacted.

The terms and conditions of each of our repurchase transactions will be negotiated on a transaction-by-transaction basis, and these borrowings generally will be re-established, or rolled, at maturity. Key terms and conditions of each transaction will include interest rates, maturity dates, asset pricing procedures and margin requirements. We cannot assure you that we will be able to negotiate favorable terms and conditions on our repurchase transactions. In addition, our counterparties may require less favorable pricing procedures or increased margin requirements during periods of market illiquidity or due to perceived credit quality deterioration of the collateral pledged.

Our use of repurchase transactions may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy, which may make it difficult for us to recover our collateral in the event of a bankruptcy filing.

Our borrowings under master repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to void the automatic stay provisions of the bankruptcy code and take possession of and liquidate collateral pledged in our repurchase transactions without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that any of our lenders files for bankruptcy. Thus, the use of repurchase transactions exposes our pledged assets to risk in the event of a bankruptcy filing by either our lenders or us.

If our lenders default on their obligations to resell the RMBS back to us at the end of the repurchase transaction term, the value of the RMBS has declined by the end of the repurchase transaction term or we default on our obligations under the repurchase transaction, we will lose money on these transactions, which, in turn, may materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

When we engage in a repurchase transaction, we will initially sell securities to the financial institution in exchange for cash and our counterparty will be obligated to resell the securities to us at the end of the term of the transaction, which is typically from 30 to 180 days, but which may have terms up to 364 days or more. The cash we will receive when we initially sell the securities will be less than the value of those securities, which is referred to as the haircut. Many financial institutions from whom we may obtain repurchase financing have increased their haircuts in the past and may do so again in the future. If these haircuts are increased we will be required to post additional cash collateral for our Agency RMBS. If our counterparty defaults on its obligation to resell the securities to us, we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another financial institution in order to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility on acceptable terms or at all.

Hedging against interest rate changes and other risks may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Subject to qualifying and maintaining our qualification as a REIT and exemption from registration under the Investment Company Act, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity would vary in scope based on the level and volatility of interest rates, the types of liabilities and assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related assets or liabilities being hedged;

•

to the extent hedging transactions do not satisfy certain provisions of the Internal Revenue Code of 1986, as amended, or the Code, and are not made through a TRS, the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•

the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments or “mark-to-market losses,” would reduce our stockholders’ equity;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which would be intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Our use of certain hedging techniques may expose us to counterparty risks.

If an interest rate swap counterparty cannot perform under the terms of the interest rate swap, we may not receive payments due under that swap, and thus, we may lose any unrealized gain associated with the interest rate swap. The hedged liability could cease to be hedged by the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. If we are required to sell our derivatives under these circumstances, we may incur losses. Similarly, if an interest rate cap counterparty fails to perform under the terms of the interest rate cap agreement, in addition to not receiving payments due under that agreement that would off-set our interest expense, we could also incur a loss for all remaining unamortized premium paid for that agreement.

Hedging instruments and other derivatives may not, in many cases, be traded on regulated exchanges, or may not be guaranteed or regulated by any U.S. or foreign governmental authorities and involve risks and costs that could result in material losses.

Hedging instruments and other derivatives, including credit default swaps, involve risk because they may not, in many cases, be traded on regulated exchanges and may not be guaranteed or regulated by any U.S. or foreign governmental authorities. Consequently, for these instruments there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. While Title VII of the Dodd Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, provides for new federal regulation of the swaps market and sweeping changes to its structure, the provisions of Title VII that will have the most fundamental impact on the swaps market have not been finalized. Any such rulemaking may make our hedging more difficult to obtain or increase costs. Our Manager is not restricted from dealing with any particular counterparty or from concentrating any or all of its transactions with one counterparty. Furthermore, our Manager has only a limited internal credit function to evaluate the creditworthiness of its counterparties, mainly relying on its experience with such counterparties and their general reputation as participants in these markets. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default under the hedging agreement. Default by a party with whom we enter into a hedging transaction may result in losses and may force us to re-initiate similar hedges with other counterparties at the then-prevailing market levels. Generally we will seek to reserve the right to terminate our hedging transactions upon a counterparty’s insolvency, but absent an actual insolvency, we may not be able to terminate a hedging transaction without the consent of the hedging counterparty, and we may not be able to assign or otherwise dispose of a hedging transaction to another counterparty without the consent of both the original hedging counterparty and the potential assignee. If we terminate a hedging transaction, we may not be able to enter into a replacement contract in order to cover our risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and therefore we may be required to maintain any hedging position until exercise or expiration, which could materially adversely affect our business, financial condition and results of operations.

The U.S. Commodity Futures Trading Commission, or CFTC, and certain commodity exchanges have established limits referred to as speculative position limits or position limits on the maximum net long or net short position which any person or group of persons may hold or control in particular futures and options. Limits on trading in options contracts also have been established by the various options exchanges. It is possible that trading decisions may have to be modified and that positions held may have to be liquidated in order to avoid exceeding such limits. Such modification or liquidation, if required, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Changes in regulations relating to swaps activities may cause us to limit our swaps activity or subject us and our Manager to additional disclosure, recordkeeping, and other regulatory requirements.

The enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. Recently, new regulations have been promulgated by U.S. and foreign regulators attempting to strengthen oversight of derivative contracts. Any actions taken by regulators could constrain our strategy and could increase our costs, either of which could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. In particular, the Dodd-Frank Act requires most derivatives to be executed on a regulated market and cleared through a central counterparty, which may result in increased margin requirements and costs. On December 7, 2012, the CFTC issued a No-Action Letter that provides mortgage REITs relief from such registration, or No-Action Letter, if they meet certain conditions and submit a claim for such no-action relief. We believe we meet the conditions set forth in the No-Action Letter and we intend to file our claim with the CFTC to perfect the use of the no-action relief from registration. However, if in the future we do not meet the conditions set forth in the No-Action Letter or the relief provided by the No-Action Letter becomes unavailable for any other reason, we may need to seek to obtain another exemption from registration or our Manager may be required to register as a “commodity pool operator” with the CFTC. If our Manager is required to register with the CFTC as a commodity pool operator, our Manager would become subject to obtain disclosure, recordkeeping and reporting requirements, which may increase our expenses.

We may change our investment strategy, investment guidelines and asset allocation without notice or stockholder consent, which may result in riskier investments. In addition, our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without the approval of our stockholders.

Our board of directors has the authority to change our investment strategy or asset allocation at any time without notice to or consent from our stockholders. To the extent that our investment strategy changes in the future, we may make investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment or leverage strategy may increase our exposure to interest rate and real estate market fluctuations or require us to sell a portion of our existing investments, which could result in gains or losses and therefore increase our earnings volatility. Decisions to employ additional leverage in executing our investment strategies could increase the risk inherent in our asset acquisition strategy. Furthermore, a change in our asset allocation could result in our allocating assets in a different manner than as described in this prospectus.

In addition, our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. These changes could adversely affect our financial condition, results of operations, the market value of our common stock, and our ability to make distributions to our stockholders.

We operate in a highly competitive market.

Our profitability depends, in large part, on our ability to acquire targeted assets at favorable prices. We compete with a number of entities when acquiring our targeted assets, including other mortgage REITs, financial companies, public and private funds, commercial and investment banks and residential and commercial finance companies. We may also compete with the U.S. Federal Reserve and the U.S. Treasury to the extent they purchase assets in our targeted asset classes. Many of our competitors are substantially larger and have considerably greater access to capital and other resources than we do. Furthermore, new companies with significant amounts of capital have recently been formed or have raised additional capital, and may continue to be formed and raise additional capital in the future, and these companies may have objectives that overlap with ours, which may create competition for assets we wish to acquire. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as funding from the U.S. Government. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets to acquire and establish more relationships than us. We also may have different operating constraints from those of our competitors including, among others, (i) tax-driven constraints such as those arising from our qualification as a REIT, (ii) restraints imposed on us by our attempt to comply with certain exclusions from the definition of an “investment company” or other exemptions under the Investment Company Act and (iii) restraints and additional costs arising from our status as a public company. Furthermore, competition for assets in our targeted asset classes may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

Our ability to make distributions to our stockholders will depend on our operating results, our financial condition and other factors, and we may not be able to make regular cash distributions at a fixed rate or at all under certain circumstances.

We intend to make distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year (subject to certain adjustments). This distribution policy will enable us to avoid being subject to U.S. federal income tax on our taxable income that we distribute to our stockholders. However, our ability to make distributions will depend on our earnings, applicable law, our financial condition and such other factors as our board of directors may deem relevant from time to time. We may not make an initial distribution until a significant portion of the proceeds of this offering have been invested. We will declare and make distributions to our stockholders only to the extent approved by our board of directors.

The recent actions of the U.S. Government for the purpose of stabilizing the financial markets may adversely affect our business, financial condition and results of operations and our ability to pay dividends to our stockholders.

The U.S. Government, through the U.S. Federal Reserve, the U.S. Treasury, the U.S. Securities and Exchange Commission, or SEC, the FHA, the FDIC and other governmental and regulatory bodies have taken or are considering taking various actions to address the financial crisis. For example, on July 21, 2010 President Obama signed into law the Dodd-Frank Act. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us and, more generally, the financial services and mortgage industries. For example, the Dodd-Frank Act places restrictions on residential mortgage loan originations and reforms the asset-backed securitization markets most notably by imposing credit requirements. The Dodd-Frank Act also imposes requirements on originators to make reasonable, good faith determinations regarding a consumer’s ability to repay a loan, subject to certain exceptions for qualified mortgages. Moreover, it is also possible that regulators or regulatory bodies, such as the Financial Stability Oversight Council, a panel comprising top U.S. financial regulators, may scrutinize or seek to implement changes to regulation which could negatively impact mortgage REITs such as ourselves. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect us, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect us. However, the costs of complying with any additional laws or regulations could have a material adverse effect on our business, financial condition and results of operations and our ability to pay dividends to our stockholders.

We are highly dependent on communications and information systems operated by third parties, and systems failures could significantly disrupt our business and negatively impact our operating results.

Our business is highly dependent on communications and information systems that allow us to monitor, value, buy, sell, finance and hedge our investments. These systems are operated by third parties and, as a result, we have limited ability to ensure continued operation. In the event of systems failure or interruption, we will have limited ability to affect the timing and success of systems restoration. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities which could have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

The residential mortgage loans and other residential mortgage assets in which we may invest are subject to risk of default, among other risks.

The mortgage-related assets that we may acquire from time to time may be subject to defaults, foreclosure timeline extension, fraud, residential price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us. Residential mortgage loans are secured by single-family residential property and, when not guaranteed by an agency, are subject to risks of delinquency and foreclosure and risks of loss. The payment of the principal and interest on the prime jumbo mortgage loans we may acquire are not guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of nature, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In the event of any default under a mortgage loan held directly by us, we bear a risk of loss of the principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor in possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on a foreclosed mortgage loan. RMBS evidence interests in, or are secured by, pools of residential mortgage loans. Accordingly, the RMBS in which we will invest may be subject to all of the risks of the respective underlying mortgage loans.

The mortgage origination business is subject to special litigation and regulatory risks.

Because we intend to invest in Excess MSRs, our business strategy is dependent on our relationships and arrangements with mortgage origination companies. The laws and regulations of the various jurisdictions in which companies in the financial services industry conduct their mortgage lending business are complex, frequently changing and, in some cases, in direct conflict with each other. In particular, this business is subject to various laws, regulations and guidance that restrict non-prime loan origination or purchase activities. Some of these laws and regulations provide for assignee liability for warehouse lenders, whole loan buyers and securitization trusts. In addition, the downturn in the U.S. residential real estate market has resulted in increased regulatory scrutiny, and may result in increased complaints and claims, relating to non-prime mortgage origination practices, and further difficulties in the mortgage markets could result in increased exposure to liability, including possible civil and criminal liability, demands for indemnification or loan repurchases from purchasers of such loans (including securitization trusts), class action lawsuits or administrative enforcement actions. Furthermore, loans originated by a broker or other residential mortgage loan originator that is not properly licensed may be void or voidable. To the extent the mortgage origination companies we do business with face significant regulatory scrutiny or litigation risk, our investments in the Excess MSRs generated by these originators may be negatively impacted.

Residential whole mortgage loans are subject to increased risks.

We may acquire and manage pools of residential whole mortgage loans. Residential whole mortgage loans are subject to increased risks of loss. Unlike Agency RMBS, whole mortgage loans generally are not guaranteed by the U.S. Government or any GSE, though in some cases they may benefit from private mortgage insurance. Additionally, by directly acquiring whole mortgage loans, we do not receive the structural credit enhancements that benefit senior tranches of RMBS. A whole mortgage loan is directly exposed to losses resulting from default. Therefore, the value of the underlying property, the creditworthiness and financial position of the borrower and the priority and enforceability of the lien will significantly impact the value of such mortgage. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover our cost basis in the loan, and any costs or delays involved in the foreclosure or liquidation process may increase losses.

Whole mortgage loans are also subject to “special hazard” risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies), and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as a mortgage holder or property owner, including assignee liability, responsibility for tax payments, environmental hazards and other liabilities. In some cases, these liabilities may be “recourse liabilities” or may otherwise lead to losses in excess of the purchase price of the related mortgage or property.

To the extent that due diligence is conducted on potential assets, such due diligence may not reveal all of the risks associated with such assets and may not reveal other weaknesses in such assets, which could lead to losses.

Before making an investment, our Manager intends to conduct (either directly or using third parties) certain due diligence. There can be no assurance that our Manager will conduct any specific level of due diligence, or that, among other things, our Manager’s due diligence processes will uncover all relevant facts or that any purchase will be successful, which could result in losses on these assets, which, in turn, could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls will be time-consuming, difficult, and costly.

Under Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our Annual Report on Form 10-K for our fiscal year ending December 31, 2014. We will soon begin the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management’s time and attention from revenue-generating activities to compliance activities. While we expect to expend significant resources to complete this important project, we may not be able to achieve our objective on a timely basis. It will be time-consuming, difficult and costly for us to develop and implement the internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. Our Manager may need to hire additional personnel to maintain our books and records and prepare our financial statements in accordance with GAAP, and if our Manager is unable to comply with the requirements of the legislation we may not be able to assess our internal controls over financial reporting to be effective in compliance with the Sarbanes-Oxley Act.

The real estate assets and real estate-related assets (including mortgage loans and RMBS) we intend to or may invest in are subject to the risks associated with real property.

We expect to acquire assets that are secured by real estate and we may own real estate directly in the future, either through direct acquisitions or upon a default of mortgage loans. Real estate assets are subject to various risks, including;

•	continued declines in the value of real estate;

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

The occurrence of any of the foregoing or similar events may reduce our return from an affected property or asset and, consequently, materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Risks Related to our Relationship with our Manager and Freedom Mortgage

Our Manager has no experience operating a REIT and we cannot assure you that our Manager’s past experience will be sufficient to successfully manage our business as a REIT.

Our Manager has no experience operating a REIT. The REIT provisions of the Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss.

Our Manager has no prior experience operating a public company and therefore may have difficulty in successfully and profitably operating our business or complying with regulatory requirements, including the Sarbanes-Oxley Act, which may hinder their ability to achieve our objectives.

Prior to this offering, our Manager has no experience operating a public company or complying with regulatory requirements, including the Sarbanes-Oxley Act. Our Manager’s inexperience may hinder our Manager’s ability to achieve our objectives and we cannot assure you that we will be able to successfully execute our business strategies as a public company, or comply with regulatory requirements applicable to public companies.

We are dependent on our Manager and certain key personnel of Freedom Mortgage that are or will be provided to us through our Manager and may not find a suitable replacement if our Manager terminates the management agreement or such key personnel are no longer available to us.

We do not have any employees of our own. Our officers are employees of Freedom Mortgage. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and execution of our business strategies and risk management practices. We also depend on our Manager’s access to the professionals and principals of Freedom Mortgage as well as information and deal flow generated by Freedom Mortgage. The employees of Freedom Mortgage identify, evaluate, negotiate, structure, close and monitor our portfolio. The departure of Messrs. Middleman, Lown or Levine or other senior officers of our Manager, or of a significant number of investment professionals or principals of Freedom Mortgage, could have a material adverse effect on our ability to achieve our objectives. We can offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s senior management. We are subject to the risk that our Manager will terminate the management agreement or that we may deem it necessary to terminate the management agreement or prevent certain individuals from performing services for us and that no suitable replacement will be found to manage us.

If our management agreement is terminated and no suitable replacement is found to manage us or we are unable to find a suitable replacement on a timely basis, we may not be able to execute our business plan. In addition, our Manager maintains a contractual as opposed to fiduciary relationship with us. No assurances can be given that our Manager will act in our best interests with respect to the allocation of personnel, services and resources to our business. The failure of any of the key personnel of our Manager to service our business with the requisite time and dedication could materially and adversely affect our ability to execute our business plan.

The management fees payable to our Manager are payable regardless of the performance of our portfolio, which may reduce our Manager’s incentive to devote the time and effort to seeking profitable opportunities for our portfolio.

We pay our Manager management fees, which may be substantial, based on our stockholders’ equity (as defined in the management agreement) regardless of the performance of our portfolio. The management fee takes into account the net issuance proceeds of both common and preferred stock offerings, as well as issuances of equity securities by our operating partnership. Our Manager’s entitlement to non-performance-based compensation might reduce its incentive to devote the time and effort of its professionals and Freedom Mortgage’s professionals to seeking profitable opportunities for our portfolio, which could result in a lower performance of our portfolio and materially adversely affect our business, financial condition and results of operations.

Our board of directors has approved very broad investment guidelines for our Manager and will not approve each decision made by our Manager to acquire, dispose of, or otherwise manage an asset.

Our Manager is authorized to follow very broad guidelines in pursuing our strategy. Our board of directors will periodically review our guidelines and our portfolio and asset-management decisions. However, it generally will not review all of our proposed acquisitions, dispositions and other management decisions. In addition, in conducting periodic reviews, our board of directors will rely primarily on information provided to them by our Manager. Furthermore, our Manager may arrange for us to use complex strategies or to enter into complex transactions that may be difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within the broad guidelines in determining the types of assets it may decide are proper for us to acquire and other decisions with respect to the management of those assets subject to our qualifying and maintaining our qualification as a REIT. Poor decisions could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our business strategy heavily relies on our strategic alliance with Freedom Mortgage, particularly with respect to our continuing investment in Excess MSRs, and to the extent the anticipated benefits of our strategic alliance do not materialize, our ability to successfully execute our strategy may be materially adversely affected.

Our business strategy is primarily dependent on our relationship with Freedom Mortgage. We intend to capitalize on this relationship to source opportunities to acquire Excess MSRs on a monthly flow basis from Freedom Mortgage as well as on a bulk basis with Freedom Mortgage. Although we will enter into a purchase agreement with Freedom Mortgage with respect to our investments in Excess MSRs and expect to enter into a strategic alliance agreement and a flow and bulk Excess MSR purchase agreement with respect to future investments, there is no guarantee that we will be successful in negotiating future purchase agreements with Freedom Mortgage for additional Excess MSRs related to mortgage loans that it originates on similar terms or at all. In addition, there is no guarantee that Freedom Mortgage will be successful in completing bulk purchases of MSRs on mortgage loans from third-party servicers. To the extent we are unable to enter into future arrangements with Freedom Mortgage or Freedom Mortgage is unsuccessful in consummating bulk purchases of MSRs, it would have a material adverse effect on our ability to effectively execute our business strategy and would materially and adversely impact our results of operations if we are unable to identify and enter into alternative business arrangements with other service providers.

Although we believe that our strategic alliance agreements generally align our and Freedom Mortgage’s economic interests with respect to Excess MSRs, Freedom Mortgage is a separate and distinct investment vehicle with its own business interests and will be under no obligation to maintain its current business strategy. In addition, to the extent we seek to leverage Freedom Mortgage’s relationships with third parties to generate future investment opportunities in assets other than Excess MSRs, such as prime jumbo loans, Freedom Mortgage will be under no obligation to co-invest with us or assist us in generating such opportunities.

There will be conflicts of interest in our relationships with our Manager and Freedom Mortgage, which could result in decisions that are not in the best interests of our stockholders.

Our Manager is an affiliate of Freedom Mortgage. Both our Manager and Freedom Mortgage are wholly owned and controlled by Mr. Middleman. Prior to the completion of this offering, we had no independent directors and Mr. Middleman was our sole director.

We are dependent on our Manager for our day-to-day management, and we do not have any employees. Various potential and actual conflicts of interest may arise from the activities of Freedom Mortgage and its affiliates by virtue of the fact that our Manager is controlled by Freedom Mortgage. Our executive officers and the officers and employees of our Manager are also officers or employees of Freedom Mortgage and, with the exception of those officers that are dedicated to us, we compete with Freedom Mortgage for access to those individuals. The ability of our Manager’s officers and personnel, with the exception of those officers that are dedicated to us, to engage in other business activities, including the management of Freedom Mortgage, may reduce the time our Manager and certain of its officers and personnel spend managing us.

Our management agreement with our Manager, our strategic alliance agreements between us and Freedom Mortgage and the Excess MSR acquisition and recapture agreements and any other agreements that we may enter into with Freedom Mortgage in the future, whether pursuant to the strategic alliance agreements or otherwise, have been or will be negotiated between related parties and their respective terms, including the purchase price we will pay to Freedom Mortgage for our Excess MSRs, including our investments in Excess MSRs, and the fees and other amounts payable, may not be as favorable to us as if they were negotiated on an arm’s-length basis with unaffiliated third parties. Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under such agreements because of our desire to maintain our ongoing relationships with Freedom Mortgage and our Manager. In the future, Freedom Mortgage may sponsor other vehicles that invest in Excess MSR or prime jumbo loans or other investments, and there may be situations where we compete with affiliates of Freedom Mortgage for opportunities to acquire Excess MSR or prime jumbo mortgage loans or other assets.

Freedom Mortgage is a separate and distinct company with its own business interests and will be under no obligation to maintain its current business strategy. To the extent we seek to leverage Freedom Mortgage’s relationships with third parties to generate future investment opportunities, Freedom Mortgage will be under no obligation to co-invest with us in the future or assist us in generating such opportunities, other than pursuant to the terms of our strategic alliance agreements. Freedom Mortgage will be under no obligation, under the terms of the strategic alliance agreement or otherwise, to offer prime jumbo loans or other assets other than Excess MSRs and Freedom Mortgage may offer those assets to third parties without offering such assets to us.

In addition, there may be conflicts of interest inherent in our relationship with our Manager and its affiliates to the extent Freedom Mortgage or our Manager invests in or creates new vehicles to invest in Excess MSRs or other assets in which we may invest or whose investment objectives overlap with our investment objectives. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles. Members of our board of directors and employees of our Manager who are our officers may serve as officers and/or directors of these other entities. In addition, in the future our Manager or its affiliates may have investments in and/or earn fees from such other investment vehicles that are higher than their economic interests in us and which may therefore create an incentive to allocate investments to such other investment vehicles.

Our management agreement with our Manager generally does not limit or restrict our Manager or its affiliates from engaging in any business or managing other pooled investment vehicles that invest in investments that meet our investment objectives, except that under our management agreement neither our Manager nor any entity controlled by or under common control with our Manager is permitted to raise or sponsor any new pooled investment vehicle whose investment policies, guidelines or plans target as its primary investment category investments in Excess MSRs.

The ability of our Manager and its officers and employees to engage in other business activities, including their employment at Freedom Mortgage, subject to the terms of our management agreement with our Manager, may reduce the amount of time our Manager, its officers or other employees spend managing us. In addition, we may engage (subject to our investment guidelines) in material transactions with Freedom Mortgage or our Manager, including, but not limited to, certain financing arrangements, co-investments in Excess MSRs and purchases of prime jumbo mortgage loans and other assets, that present an actual, potential or perceived conflict of interest. It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including causing an inability to raise additional funds, a reluctance of counterparties to do business with us, a decrease in the prices of our common and preferred securities and a resulting increased risk of litigation and regulatory enforcement actions.

The management agreement that we have entered into with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

The management agreement that we have entered into with our Manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. Various potential and actual conflicts of interest may arise from the activities of Freedom Mortgage and its affiliates by virtue of the fact that our Manager is controlled by Freedom Mortgage.

Termination of our management agreement without cause is subject to several conditions which may make such a termination difficult and a significant termination fee could be payable by us. That fee will increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow the Manager’s advice or recommendations. Our Manager will maintain a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, Freedom Mortgage, and their affiliates and each of their officers, directors, trustees, members, stockholders, partners, managers, Investment Committee members, employees, agents, successors and assigns, will not liable to us for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, fraud or reckless disregard of their duties under the management agreement. In addition, we will indemnify our Manager, Freedom Mortgage, and their affiliates and each of their officers, directors, trustees, members, stockholders, partners, managers, Investment Committee members, employees, agents, successors and assigns, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, fraud or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Our Manager’s failure to identify and acquire assets that meet our asset criteria or perform its responsibilities under the management agreement could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our ability to achieve our objectives depends on our Manager’s ability to identify and acquire assets that meet our asset criteria. Accomplishing our objectives is largely a function of our Manager’s structuring of our investment process, our access to financing on acceptable terms and general market conditions. Our stockholders will not have input into our investment decisions. All of these factors increase the uncertainty, and thus the risk, of investing in our common stock. In order to implement certain strategies, our Manager may need to hire, train, supervise and manage new employees successfully. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations, our ability to qualify and maintain our qualification as a REIT and our ability to make distributions to our stockholders.

If our Manager ceases to be our Manager pursuant to the management agreement, our lenders and our derivative counterparties may cease doing business with us.

If our Manager ceases to be our Manager, or if one or more of our Managers’ key personnel cease to provide services for us, it could constitute an event of default or early termination event under many of our financing and hedging agreements, upon which our counterparties would have the right to terminate their agreements with us. If our Manager ceases to be our Manager for any reason, including upon the non-renewal of our management agreement and we are unable to obtain financing or enter into or maintain derivative transactions, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be materially adversely affected.

Our focus is different from that of Freedom Mortgage and its affiliates.

Freedom Mortgage and its affiliates pursue a business strategy which is related to but differentiated from our strategy. Freedom Mortgage’s business strategy focuses primarily on the origination and servicing of mortgage loans. The historical returns of Freedom Mortgage and its affiliates are not indicative of our Manager’s or Freedom Mortgage’s performance using our strategy and we can provide no assurance that our Manager or Freedom Mortgage will replicate the historical performance of Freedom Mortgage’s investment professionals in their previous endeavors.

Risks Related to Our Organizational Structure

Maintenance of our exclusion from regulation as an investment company under the Investment Company Act imposes significant limitations on our operations.

We intend to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. We will conduct our business primarily through our wholly-owned subsidiaries. The securities issued by our subsidiaries that are excluded from the definition of “investment company” under Section 3(c)(7) of the Investment Company Act, together with other investment securities we may own, cannot exceed 40% of the value of all our assets (excluding U.S. Government securities and cash) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage and the assets we may hold. Certain of our subsidiaries may rely on the exclusion provided by Section 3(c)(5)(C) under the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets and at least 80% of the entity’s assets consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets those subsidiaries can own and the timing of sales and purchases of those assets.

To classify the assets held by our subsidiaries as qualifying real estate assets or real estate-related assets, we will rely on no-action letters and other guidance published by the SEC staff regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. In fact, in August 2011, the SEC published a concept release in which it asked for comments on this exclusion from regulation. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exemption from the need to register under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies that we have chosen. Furthermore, although we intend to monitor the assets of our subsidiaries regularly, there can be no assurance that our subsidiaries will be able to maintain their exclusion from registration. Any of the foregoing could require us to adjust our strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our common stock, the sustainability of our business model and our ability to make distributions.

The ownership limits in our charter may discourage a takeover or business combination that may have benefited our stockholders.

To assist us in qualifying as a REIT, among other purposes, our charter generally limits the beneficial or constructive ownership of our stock by any person, other than Mr. Middleman, to no more than 9.0% in value or the number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. This and other restrictions on ownership and transfer of our shares of stock contained in our charter may discourage a change of control of us and may deter individuals or entities from making tender offers for our common stock on terms that might be financially attractive to you or which may cause a change in our management. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease your ability to sell our common stock.

Our stockholders’ ability to control our operations is severely limited.

Our board of directors approves our major strategies, including our strategies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other strategies without a vote of our stockholders.

Certain provisions of Maryland law could inhibit a change in our control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

•

“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding stock) or an affiliate of an interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder, and thereafter require two supermajority stockholder votes to approve any such combination; and

•

“control share” provisions that provide that a holder of “control shares” of the Company (defined as voting shares of stock which, when aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), entitle the acquiror to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) generally has no voting rights with respect to the control shares except to the extent approved by our stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We will elect to opt-out of these provisions of the MGCL, in the case of the business combination provisions, by resolution of our board of directors exempting any business combination between us and any other person (provided that such business combination is first approved by our board of directors, including a majority of our directors who are not affiliates or associates of such person), and in the case of the control share provisions, pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to repeal the foregoing opt-out from the business combination provisions of the MGCL, and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Our authorized but unissued common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued common stock and preferred stock without stockholder approval. In addition, our board of directors may, without stockholder approval, (i) amend our charter to increase or decrease the aggregate number of our shares of stock or the number of shares of any class or series of stock that we have authority to issue, (ii) classify or reclassify any unissued common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, among other things, our board may establish a class or series of common stock or preferred stock that could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interest.

Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action.

In addition, our charter authorizes us to indemnify our present and former directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law and our bylaws require us to indemnify our present and former directors and officers, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us as a director or officer in these and other capacities. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our stockholders may have more limited rights against our present and former directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies, which could limit your recourse in the event of actions not in your best interests.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for “cause” (as defined in our charter), and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum, for the full term of the directorship in which the vacancy occurred (other than vacancies among any directors elected by the holder or holders of any class or series of preferred stock, if such right exists). These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in our control that is in the best interests of our stockholders.

Our charter generally does not permit ownership in excess of 9.0% of any class or series of our stock, and attempts to acquire our stock in excess of the stock ownership limits will be ineffective unless an exemption is granted by our board of directors.

Our charter generally prohibits beneficial or constructive ownership by any person of more than 9.0% in value or by number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock and contains certain other limitations on the ownership and transfer of our stock. In addition, our charter provides that Mr. Middleman, our Chairman and the founder of Freedom Mortgage, may beneficially or constructively own up to 13.5% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. Our board of directors, in its sole and absolute discretion, may grant an exemption to certain of these prohibitions, subject to certain conditions and receipt by our board of certain representations, covenants and undertakings. Our board of directors may from time to time increase this ownership limit for one or more persons and may increase or decrease such limit for all other persons. Any decrease in the ownership limit generally applicable to all stockholders will not be effective for any person whose percentage ownership of our stock is in excess of such decreased ownership limit until such time as such person’s percentage ownership of our stock equals or falls below such decreased ownership limit, but any further acquisition of our stock in excess of such decreased ownership limit will be in violation of the decreased ownership limit. Our board of directors may not increase the decreased ownership limit (whether for one person or all stockholders) if such increase would allow five or fewer individuals (including certain entities) to beneficially own more than 49.9% in value of our outstanding stock.

Our charter’s constructive ownership rules are complex and may cause the outstanding shares of our stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding shares of any class or series of our stock by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding shares of such class or series of our stock and thus violate the ownership limit or other restrictions on ownership and transfer of our stock. Any attempt to own or transfer our common stock or preferred stock (if and when issued) following completion of this offering in excess of the ownership limit without the consent of our board of directors or in a manner that would cause us to be “closely held” under

Section 856(h) of the Code (without regard to whether the stock is held during the last half of a taxable year) or would otherwise cause us to fail to qualify as a REIT will result in the stock being automatically transferred to a trustee for a charitable trust or, if the transfer to the charitable trust is not automatically effective to prevent a violation of the share ownership limits or the restrictions on ownership and transfer of our stock, any such transfer of our shares will be void ab initio. Further, any transfer of our stock that would result in our shares being beneficially owned by fewer than 100 persons will be void ab initio.

Conflicts of interest could arise in the future as a result of our structure.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their oversight of the management of our company. At the same time, we will have fiduciary duties, as a general partner, to our operating partnership and to any limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and any of its partners may come into conflict with the duties of our directors and officers. In the event of a conflict between the interests of our stockholders and the interests of the limited partners of our operating partnership, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, that for so long as we own a controlling interest in our operating partnership, any such conflict that we, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners of our operating partnership will be resolved in favor of our stockholders. For so long as we own a controlling interest in our operating partnership, the partnership agreement of our operating partnership requires us to resolve such conflicts in favor of our stockholders.

Risks Related to This Offering

There is currently no public market for our common stock, a trading market for our common stock may never develop following this offering and our common share price may be volatile and could decline substantially following this offering.

Our common stock will be a newly issued security for which there is no established trading market. Our common stock has been approved for listing on the NYSE, subject to official notice of issuance, but there can be no assurance that an active trading market for our common stock will develop. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

If an active market does not develop or is not maintained, the market price of our common stock may decline and you may not be able to sell your shares. Even if an active trading market develops for our common stock subsequent to this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;

•	the operating performance of other similar companies;

•	changes in accounting principles; and

•	passage of legislation or other regulatory developments that adversely affect us or our industry.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of stockholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

We could remain an “emerging growth company” for up to five years or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or, Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt securities during the preceding three-year period.

In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company,” we are permitted to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, which would allow us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. This election is irrevocable. As a result of our election to utilize the extended transition period, our financial statements may not be comparable to those of other public companies that comply with such new or revised accounting standards. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” for further discussion of our election to utilize the extended transition period for complying with new or revised accounting standards.

Future sales of our common stock or other securities convertible into our common stock could cause the market value of our common stock to decline and could result in dilution of your shares.

Sales of substantial amounts of shares of our common stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, may adversely affect prevailing market values for our common stock. In connection with this offering, we, our Manager and Freedom Mortgage and our directors and officers will enter into lock-up agreements that prevent us, subject to certain exceptions, from offering additional shares of our common stock for up to 180 days after the date of this prospectus, as described in “Underwriting.” In addition, Mr. Middleman, our Chairman, has indicated that he will enter into a lock-up agreement with the underwriters, covering a period of 12 months after the completion of this offering, with respect to shares of our common stock he will own as of the closing of this offering and the concurrent private placement and any shares he or any of his controlled affiliates, including Freedom Mortgage or our Manager, may acquire during the lock-up period. These lock-up provisions, at any time and without notice, may be released. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy liquidation, and future offerings of equity securities which would dilute the common stock holdings of our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of our preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders shares of our common stock. Our preferred stocks, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to pay a dividend or other distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their shareholdings in our company.

An increase in market interest rates may have an adverse effect on the market price of our common stock and our ability to pay distributions to our stockholders.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate on our common stock or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and our ability to service our indebtedness and pay distributions to our stockholders.

We may pay distributions from offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our investment activities.

We may pay distributions from offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our investment activities. Such distributions would reduce the amount of cash we have available for investing and other purposes and could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder’s basis in its common stock.

U.S. Federal Income Tax Risks

Your investment has various U.S. federal income tax risks.

Although the provisions of the Code relevant to your investment are generally described in “Material U.S. Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Our failure to qualify as a REIT would subject us to U.S. federal, state and local income taxes, which could adversely affect the value of our common stock and would substantially reduce the cash available for distribution to our stockholders.

We believe that, commencing with our short taxable year ending December 31, 2013, we will be organized in conformity with the requirements for qualification as a REIT under the Code and we intend to operate in a manner that will enable us to meet the requirements for taxation as a REIT commencing with our short taxable year ending December 31, 2013. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with this offering, we will receive an opinion from Hunton & Williams LLP that, commencing with our short taxable year ending December 31, 2013, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our short taxable year ending December 31, 2013 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, will not be binding upon the Internal Revenue Service, or the IRS, or any court and will speak as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of the investments we make, and the possibility of future changes in our circumstances, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any calendar year, and do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax (and any applicable state and local taxes), including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income (although such dividends received by certain stockholders taxed at individual rates generally would be subject to a preferential rate of taxation). Further, if we fail to qualify as a REIT, we might need to borrow money or sell assets in order to pay any resulting tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to qualify or maintain our qualification as a REIT, we no longer would be required under U.S. federal tax laws to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT was subject to relief under federal tax laws, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Complying with REIT requirements may cause us to forego or liquidate otherwise attractive investments.

To qualify as a REIT, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our common stock. In order to meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our investment performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including Excess MSRs and RMBS. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, TRS securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. Generally, if we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid failing to qualify as a REIT and becoming subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income. As a result, we may be required to liquidate from our portfolio otherwise attractive investments or contribute such investments to a TRS. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our REIT ordinary income for that year;

•	95% of our REIT capital gain net income for that year; and

•	any undistributed taxable income from prior years.

We intend to distribute our taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after tax net income to their parent REIT or its stockholders.

Our taxable income may substantially exceed our net income as determined based on GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. To the extent that we generate such non-cash taxable income in a taxable year, we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt, sell assets, make taxable distributions of our shares or debt securities or liquidate non-cash assets at rates or at times that we regard as unfavorable to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any TRSs we form will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

We may lose our REIT qualification or be subject to a penalty tax if the U.S. Internal Revenue Service, or IRS, successfully challenges our characterization of our investments in Excess MSRs.

We intend to invest in Excess MSRs. The IRS has issued a private letter ruling to another REIT holding that Excess MSRs are qualifying assets for purposes of the 75% asset test and produce qualifying income for purposes of the 75% gross income test. Any income that is qualifying income for the 75% gross income test is also qualifying income for the 95% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Based on that private letter ruling and other IRS guidance regarding excess mortgage servicing fees, we generally intend to treat our investments in Excess MSRs as qualifying assets for purposes of the 75% asset test and as producing qualifying income for purposes of the 95% and 75% gross income tests. However, we do not intend to seek our own private letter ruling. Thus, it is possible that the IRS could successfully take the position that Excess MSRs are not qualifying assets or do not produce qualifying income, presumably by recharacterizing Excess MSRs as an interest in servicing compensation, in which case we may fail one or more of the income and asset requirements for REIT qualification. If we failed one of those tests, we would either be required to pay a penalty tax, which could be material, to maintain REIT status or we would fail to qualify as a REIT.

The failure of RMBS subject to a repurchase agreement to qualify as real estate assets would adversely affect our ability to qualify as a REIT.

We intend to enter into repurchase agreements under which we will nominally sell certain of our RMBS to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that, for U.S. federal income tax purposes, these transactions will be treated as secured debt and we will be treated as the owner of the RMBS that are the subject of any such repurchase agreement notwithstanding that such agreements may transfer record ownership of such assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we do not own the RMBS during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Our ability to engage in TBA transactions could be limited by the requirements necessary to qualify as a REIT, and we could fail to qualify as a REIT as a result of these investments.

We intend to purchase or sell TBAs for purposes of managing interest rate risk associated with our liabilities under repurchase agreements. We generally intend to treat such TBA purchases and sales as hedging transactions that hedge indebtedness incurred to acquire or carry real estate assets, or “qualifying liability hedges” for REIT purposes. We may, from time to time, opportunistically engage in TBA transactions because we find them attractive on their own. The law is unclear regarding whether income and gains from TBAs that are not qualifying liability hedges are qualifying income for the 75% gross income test and whether TBAs are qualifying assets for the 75% asset test.

To the extent that we engage in TBA transactions that are not qualifying liability hedges for REIT purposes, unless we receive a favorable private letter ruling from the IRS or we are advised by counsel that income and gains from such TBAs should be treated as qualifying income for purposes of the 75% gross income test, we will limit our income and gains from dispositions of such TBAs and any non-qualifying income to no more than 25% of our gross income for each calendar year. Further, unless we receive a favorable private letter ruling from the IRS or we are advised by counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in such TBAs and any non-qualifying assets to no more than 25% of our total assets at the end of any calendar quarter and will limit the TBAs held by us that are issued by any one issuer to no more than 5% of our total assets at the end of any calendar quarter. Accordingly, our ability to purchase and sell Agency RMBS through TBAs and to hold or dispose of TBAs, through dollar roll transactions or otherwise, could be limited.

Moreover, even if we are advised by counsel that such TBAs should be treated as qualifying assets or that income and gains from such TBAs should be treated as qualifying income, it is possible that the IRS could successfully take the position that such assets are not qualifying assets and such income is not qualifying income. In that event, we could be subject to a penalty tax or we could fail to qualify as a REIT if (i) the value of our TBAs, together with our other non-qualifying assets for the 75% asset test, exceeded 25% of our total assets at the end of any calendar quarter, (ii) the value of our TBAs issued by any one issuer exceeded 5% of our total assets at the end of any calendar quarter, or (iii) our income and gains from our TBAs that are not qualifying liability hedges, together with our non-qualifying income for the 75% gross income test, exceeded 25% of our gross income for any taxable year.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code substantially limit our ability to hedge. Our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. Any hedging income earned by a TRS would be subject to federal, state and local income tax at regular corporate rates. This could increase the cost of our hedging activities or expose us to greater risks associated with interest rate changes or other changes than we would otherwise want to bear.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize mortgage loans in a manner that was treated as a sale of the mortgage loans for U.S. federal income tax purposes (such as a securitization using a real estate mortgage investment conduit, or REMIC, structure). Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of mortgage loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though such sales or structures might otherwise be beneficial to us. We may also choose to conduct such transactions through a TRS to avoid the imposition of a prohibited transaction tax.

Our ownership of and relationship with any TRSs that we form will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Any domestic TRS that we may form will pay federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us unless necessary to maintain our REIT qualification.

Our ownership limitation may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their common stock.

In order for us to qualify as a REIT for each taxable year after 2013, no more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to help us qualify as a REIT, among other purposes, our charter generally prohibits any person, other than Mr. Middleman, from beneficially or constructively owning more than 9.0% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock.

The ownership limitation and other restrictions could have the effect of discouraging a takeover or other transaction in which holders of shares of our common stock might receive a premium for their common stock over the then-prevailing market price or which holders might believe to be otherwise in their best interests.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends treated as qualified dividend income, which could adversely affect the value of the shares of REITs, including our common stock.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Certain financing activities may subject us to U.S. federal income tax and could have negative tax consequences for our stockholders.

We may enter into securitization transactions and other financing transactions that could result in our, or a portion of our assets, being treated as a taxable mortgage pool for U.S. federal income tax purposes. If we enter into such a transaction in the future we will be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool, referred to as “excess inclusion income,” that is allocable to the percentage of our shares held in record name by disqualified organizations (generally tax-exempt entities that are exempt from the tax on unrelated business taxable income, such as state pension plans and charitable remainder trusts and government entities). In that case, under our charter, we could reduce distributions to such stockholders by the amount of tax paid by us that is attributable to such stockholder’s ownership.

If we were to realize excess inclusion income, IRS guidance indicates that the excess inclusion income would be allocated among our stockholders in proportion to our dividends paid. Excess inclusion income cannot be offset by losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax at the maximum tax rate and withholding will be required on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

Our recognition of “phantom” income may reduce a stockholder’s after-tax return on an investment in our common stock.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of U.S. federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify and maintain our qualification as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders or for other reasons, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, the value of such securities, and also to what extent those securities constitute qualified real estate assets for purposes of the REIT asset tests and produce income that qualifies under the 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect our ability to qualify as a REIT and result in significant corporate-level tax.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various “forward-looking statements.” Forward-looking statements relate to expectations, assumptions, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. All forward-looking statements may be impacted by a number of risks and uncertainties including statements regarding the following subjects:

•	use of proceeds of this offering;

•	our business and strategy;

•	our projected operating results;

•	statements about future distributions;

•	our ability to deploy effectively and timely the net proceeds of this offering and the proceeds from the concurrent private placement;

•	our ability to obtain financing arrangements;

•	our expectations regarding our future arrangements and interactions with Freedom Mortgage, including Freedom Mortgage’s ability to engage in recapture originations;

•	our expected leverage;

•	general volatility of the securities markets in which we invest and the market price of our common stock;

•	our understanding of our competition and ability to compete effectively;

•	our assumptions and expectations involving our Excess MSR investments, including our Excess MSRs in the Initial Pools;

•	our expected investments;

•	market, industry and economic trends;

•	our market opportunity;

•	the regulatory environment in which we operate;

•	interest rates;

•	our hedging activities; and

•	legal proceedings.

The forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and could be wrong. Furthermore, these beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•

the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business;”

•	our and our Manager’s lack of operating history and our Manager’s lack of experience operating a REIT;

•	general volatility of the financial markets, including markets for mortgage securities;

•	our use of and dependence on leverage;

•	the lack of certainty as to the future roles and structures of Fannie Mae and Freddie Mac, and changes to legislation and regulations affecting these entities;

•	changes in our business, strategy and investment guidelines;

•	changes in and our perception of changes in our industry;

•	changes in interest rates, interest rate spreads, the yield curve and prepayment rates;

•	increases or decreases in prepayment rates on the mortgage loans underlying our Excess MSRs and our Agency RMBS;

•	changes in the market value of our assets, including the impact on margin calls;

•	losses on our target assets;

•	risks associated with our planned hedging activities and the effectiveness of our risk management strategies generally;

•	our ability to maintain our relationship with our Manager and Freedom Mortgage;

•	availability of suitable opportunities to acquire our target assets;

•	availability of financing and the terms of such financings;

•	our ability to consummate contemplated investment opportunities;

•	the level of equity that may be required to support our borrowings;

•	the liquidity of our portfolio or lack thereof;

•	the degree and nature of our competition;

•	changes in business conditions and the economy generally;

•	general volatility of the capital markets and the lack of a public market for our common stock;

•	further deterioration in the credit markets and the residential mortgage markets;

•	availability of qualified personnel, including the continued availability of an external manager;

•	the existence of conflict of interest in our relationship with our Manager and Freedom Mortgage, which could result in decisions that are not in the best interest of our stockholders;

•

our ability to qualify and maintain our qualification as a REIT and limitations imposed on our business by our status as a REIT, including limitations on our ability to hedge and acquire certain types of assets;

•	our ability to maintain our exclusion from regulation as an investment company under the Investment Company Act and possible consequences of not qualifying for or losing that exemption;

•	changes in GAAP, including interpretations thereof;

•	changes in applicable laws and regulations;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act; and

•	other risks associated with investing in residential mortgage-backed securities, including changes in business conditions and the general economy.

We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on forward-looking statements, which apply only as of the date of this prospectus. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, except as required under the U.S. federal securities laws.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering and the concurrent private placement will be approximately $148 million (or approximately $167.5 million if the underwriters fully exercise their over-allotment option), after deducting the estimated offering expenses payable by us. Our Manager has agreed to pay the entire underwriting discount and structuring fee payable with respect to each share sold in this offering. The underwriters will not receive a placement fee or any underwriting discount or commission on the shares purchased by Mr. Middleman in the concurrent private placement. We intend to contribute the net proceeds of this offering and the concurrent private placement to our operating partnership in exchange for OP units and cause our operating partnership to deploy these net proceeds as follows:

•	approximately $100 million to the acquisition of our Excess MSRs in the Initial Pools from Freedom Mortgage; and

•	approximately $38 million to investments in Agency RMBS backed by 30-year, 20-year and 15-year FRMs.

The remainder of the net proceeds will be used for general corporate and working capital purposes. If the net proceeds of this offering and the concurrent private placement are greater than indicated on the front cover of this prospectus, or if the underwriters exercise their over-allotment option, we will use the additional proceeds to acquire additional Agency RMBS with characteristics similar to those described above, as well as for general corporate and working capital purposes. If the net proceeds of this offering and the concurrent private placement are less than indicated on the front cover of this prospectus, we will reduce the amount of proceeds committed to the acquisition of Agency RMBS, subject to maintaining our exclusion from regulation as an investment company under the Investment Company Act.

Our asset acquisition decisions will be based on market conditions and other factors that our Manager deems relevant at the applicable time. Based on our expectation that the acquisition of Excess MSRs on an unleveraged basis and Agency RMBS on a leveraged basis will continue to provide attractive opportunities, we expect that our equity capital will primarily be deployed in Excess MSRs and Agency RMBS investments for the foreseeable future. However, we cannot assure you that we will not change the allocation of our equity capital over time. We will have significant flexibility, subject to our investment guidelines, to acquire assets other than the target assets described above. We reserve the right to change the way we allocate our capital at any time and from time to time, depending on prevailing market conditions, including, among other things, the pricing and supply of Excess MSRs and Agency RMBS, the performance of our portfolio and the availability of terms for financing. Capital allocated to a particular class of Agency RMBS may reflect the actual usage of cash, such as in connection with the payment of the purchase price for such assets or in connection with the posting of collateral with third parties in connection with the financing of such assets or maintenance of such assets. While we do not intend to use leverage to finance our Excess MSRs, we expect to borrow against our Agency RMBS through master repurchase agreements and use the proceeds of the borrowings to acquire additional Agency RMBS assets. Over time, we may deploy or redeploy a portion of our capital into targeted assets other than Excess MSRs and Agency RMBS, including prime jumbo mortgage loans and non-Agency RMBS. We initially do not expect to acquire prime jumbo mortgage loans and non-Agency RMBS for our portfolio during the six-month period following the completion of this offering and the concurrent private placement.

Pending these uses, we intend to invest the net proceeds of this offering in readily marketable, interest bearing, short-term investment grade securities or money market accounts that are consistent with our intention to qualify as a REIT. Such temporary investments are expected to provide a lower net return than we anticipate achieving from our targeted investments.

Although we do not intend to use any of the net proceeds from this offering and the concurrent private placement to fund distributions to our stockholders, to the extent we use these net proceeds to fund distributions, these payments may be treated as a return of capital to our stockholders.

DISTRIBUTION POLICY

To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We currently expect to distribute substantially all of our REIT taxable income to our stockholders. We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “Material U.S. Federal Income Tax Considerations.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

We will make distributions only upon the authorization of our board of directors. The amount, timing and frequency of distributions will be authorized by our board of directors based upon a variety of factors, including:

•	actual results of operations;

•	our level of retained cash flows;

•	the timing of the investment of the net proceeds of this offering and the concurrent private placement;

•	restrictions under Maryland law;

•	any debt service requirements;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Code; and

•	other factors that our board of directors may deem relevant.

Our ability to make distributions to our stockholders will depend upon the performance of our investment portfolio, and, in turn, upon our Manager’s management of our business. Distributions will be made quarterly in cash to the extent that cash is available for distribution. We may not be able to generate sufficient cash available for distribution to pay distributions to our stockholders. In addition, our board of directors may change our distribution policy in the future. We may not pay an initial distribution until a significant portion of the proceeds of this offering and the concurrent private placement have been invested. See “Risk Factors.”

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any shortfall, including selling certain of our assets, borrowing funds or using a portion of the net proceeds we receive in this offering and the concurrent private placement or future offerings (and thus all or a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes). We also may elect to pay all or a portion of any distribution in the form of a taxable distribution of our shares or debt securities.

CAPITALIZATION

The following table sets forth, as of June 30, 2013:

•	our actual capitalization; and

•	our capitalization as adjusted to give effect to this offering and the concurrent private placement, the payment of offering expenses by us and the amendment and restatement of our charter.

You should read this table together with “Use of Proceeds” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	As of June 30, 2013
	Actual	As Adjusted(1)

Stockholders’ Equity:
Common stock, par value $0.01 per share: 1,000 shares authorized and 1,000 shares issued and outstanding, actual; 500,000,000 shares authorized and 7,500,000 shares issued and outstanding, as adjusted	$10	$75,000
Additional paid-in capital	990	147,925,000

Total stockholders’ equity	$1,000	$148,000,000

(1)	The common stock outstanding as shown includes shares of common stock to be issued in this offering and the concurrent private placement and excludes: (i) up to 975,000 shares of our common stock issuable upon the exercise by the underwriters of their over-allotment option; (ii) 37,500 shares of our common stock issuable upon the exchange of 37,500 LTIP units, a special class of partnership interest in our operating partnership, to be granted to our executive officers and directors and to certain employees of our Manager and Freedom Mortgage who provide services to us upon completion of this offering pursuant to our 2013 Equity Incentive Plan; and (iii) up to 1,462,500 shares of our common stock reserved for future issuance pursuant to our 2013 Equity Incentive Plan. The number of shares of common stock outstanding after this offering and the concurrent private placement also excludes the 1,000 shares of common stock issued to Mr. Middleman in connection with our initial capitalization. We will repurchase these shares from Mr. Middleman at the closing of this offering for $1,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cherry Hill Mortgage Investment Corporation is a newly formed residential real estate finance company that will acquire, invest in and manage residential mortgage assets in the United States. We will be externally managed and advised by our Manager, an affiliate of Freedom Mortgage. Our principal objective is to generate attractive current yields and risk-adjusted total returns for our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to attain this objective by selectively constructing and actively managing a targeted portfolio of Excess MSRs, Agency RMBS, prime jumbo mortgage loans and other stable and cashflowing residential mortgage assets. We will have a strategic alliance with Freedom Mortgage that we believe will provide us with frequent opportunities to acquire Excess MSRs. We will elect and intend to qualify to be taxed as a REIT beginning with our short taxable year ending December 31, 2013.

Our asset acquisition strategy will focus on acquiring a diversified portfolio of residential mortgage assets that balances the risk and reward opportunities our Manager observes in the marketplace. We expect to allocate a majority of our equity capital, on an unleveraged basis, to the acquisition of Excess MSRs. Upon completion of this offering and the concurrent private placement, we will invest approximately $100 million to acquire from Freedom Mortgage participation interests in two separate pools of Excess MSRs on FHA and VA mortgage loans with an anticipated UPB of approximately $20.8 billion. In addition to our Excess MSR strategy, we also intend to acquire Agency RMBS on a leveraged basis as part of our initial portfolio and our longer term strategy. While we intend to invest in both Agency RMBS backed by FRMs and hybrid ARMs, upon deployment of the net proceeds of this offering and the concurrent private placement, we expect to be invested primarily in, and a substantial portion of our total assets to consist of, Agency RMBS backed by whole pools of 30-year, 20-year and 15-year FRMs that offer favorable prepayment and duration characteristics. As the market for prime jumbo loans grows, we expect our portfolio to include this asset class as well. In addition, we may also invest opportunistically from time to time in other residential mortgage assets.

We do not currently intend to leverage our investments in Excess MSRs. We intend to finance our Agency RMBS with what we believe to be a prudent amount of leverage, which will vary from time to time based upon the particular characteristics of our portfolio, availability of financing and market conditions. Our borrowings will primarily consist of short-term borrowings under master repurchase agreements collateralized by our Agency RMBS. We do not have a targeted debt-to-equity ratio for our Agency RMBS, although currently we expect that our debt-to-equity ratio initially will be approximately 8:1 for our Agency RMBS assets and could be as high as 10:1 depending on market conditions.

Subject to qualifying and maintaining our qualification as a REIT, we may utilize derivative financial instruments (or hedging instruments) to hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will include, where desirable, locking in, on a long-term basis, a spread between the yield on our assets and the cost of our financing in an effort to improve returns to our stockholders.

We are organized as a Maryland corporation and will elect and intend to qualify to be taxed as a REIT commencing with our short taxable year ending December 31, 2013. We also intend to operate our business in a manner that will permit us to maintain our exclusion from regulation as an investment company under the Investment Company Act.

Factors Impacting our Operating Results

We expect that the results of our operations will be affected by a number of factors and will primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, Excess MSRs, Agency MBS, prime jumbo loans and other residential mortgage assets in the marketplace. Our net interest income includes the actual interest payments we receive on our Excess MSRs, Agency MBS and other residential mortgage assets and is also impacted by the amortization of purchase premiums and accretion of purchase discounts. Changes in various factors such as prepayment speeds, estimated future cash flows and credit quality could impact the amount of premium to be amortized or discount to be accreted into interest income for a given period. Interest rates and prepayment rates vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. To a lesser degree, our operating results may be impacted by credit losses in excess of initial anticipation or unanticipated credit events experienced by borrowers whose mortgage loans are held directly by us or included in our non-Agency MBS (to the extent that we plan to invest in this asset class in the future).

Changes in the Market Value of Our Assets

It is our business strategy to hold our Excess MSRs as long-term investments. We expect that our Excess MSRs will be carried at their fair value with changes in the fair value of our Excess MSRs recorded in excess mortgage servicing rights related income or loss in our consolidated statements of operations.

Our RMBS will be carried at their fair value, as available-for-sale in accordance with ASC 320, Accounting for Certain Investments in Debt or Equity Securities, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity. As a result, we do not expect that changes in the market value of our RMBS assets will normally impact our operating results. However, at least on a quarterly basis, we will assess both our ability and intent to continue to hold our RMBS as long-term investments. As part of this process, we will monitor our RMBS assets for other-than-temporary impairment. A change in our ability and/or intent to continue to hold any of our RMBS assets could result in our recognizing an impairment charge or realizing losses while holding these assets.

Impact of Changes in Market Interest Rates on Excess MSRs

Our Excess MSRs will be subject to interest rate risk. Generally, in a declining interest rate environment, prepayment speeds increase which in turn would cause the value of Excess MSRs to decrease. Conversely, in an increasing interest rate environment, prepayment speeds decrease which in turn would cause the value of Excess MSRs to increase. To the extent we do not utilize derivatives to hedge against changes in the fair value of Excess MSRs, our balance sheet, results of operations and cash flows would be susceptible to significant volatility due to changes in the fair value of, or cash flows from, Excess MSRs as interest rates change. The effects of such a decrease in values on our financial position, results of operations and liquidity are discussed below under “—Exposure of Excess MSRs to Prepayment Speed.”

Impact of Changes in Market Interest Rates on Assets Other than Excess MSRs

With respect to our proposed business operations, increases in interest rates, in general, may over time cause:

•	the interest expense associated with our borrowings to increase;

•	the value of our assets to fluctuate in value;

•	the coupons on our adjustable-rate and hybrid RMBS and mortgage loans to reset, although on a delayed basis, to higher interest rates;

•	prepayments on our RMBS and mortgage loan portfolio to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; and

•	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase.

Conversely, decreases in interest rates, in general, may over time cause:

•	prepayments on our RMBS and mortgage loan portfolio to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts;

•	the interest expense associated with our borrowings to decrease;

•	the value of our assets to fluctuate in value;

•	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease, and

•	coupons on our adjustable-rate and hybrid RMBS assets and mortgage loans to reset, although on a delayed basis, to lower interest rates.

Exposure of Excess MSRs to Prepayment Speed

Prepayment speeds significantly affect the value of Excess MSRs. Prepayment speed is the measurement of how quickly borrowers pay down the UPB of their loans or how quickly loans are otherwise liquidated or charged off. The price we pay to acquire Excess MSRs will be based on, among other things, our projection of the cash flows from the related pool of mortgage loans. Our expectation of prepayment speeds is a significant assumption underlying those cash flow projections. If prepayment speeds are significantly greater than expected, the carrying value of Excess MSRs could exceed their estimated fair value. If the fair value of Excess MSRs decreases, we would be required to record a non-cash charge, which would have a negative impact on our financial results. Furthermore, a significant increase in prepayment speeds could materially reduce the ultimate cash flows we receive from Excess MSRs, and we could ultimately receive substantially less than what we paid for such assets.

We will seek to reduce our exposure to prepayments through the structuring of our investments in Excess MSRs. For example, we will seek to enter into recapture agreements whereby we will receive a new Excess MSR with respect to a loan that was originated by the servicer and used to repay a loan underlying an Excess MSR that we previously acquired from that same servicer. In lieu of receiving an Excess MSR with respect to the loan used to repay a prior loan, the servicer may supply a similar Excess MSR. We will seek to enter into such recapture agreements in order to protect our returns in the event of elevated voluntary prepayment rates. To the extent our counterparties, including Freedom Mortgage, are unable to achieve anticipated recapture rates, we may not benefit from the terms of the recapture agreements we have entered into, and the value of our Excess MSRs could decline. For a summary of the recapture terms related to our investments in Excess MSRs, see “Business—Our Company.”

Impact of Interest Rates on Recapture Activity

The value, and absolute amount, of recapture activity tends to vary inversely with the direction of interest rates. When interest rates are falling, recapture rates tend to be higher due to increased opportunities for borrowers to refinance. As interest rates increase, however, there is likely to be less recapture activity. Since we expect interest rates to rise relative to what they had been in the past, which is likely to reduce the level of voluntary prepayments, we expect Freedom Mortgage’s recapture rate with respect to FHA and VA mortgage loans in its servicing portfolio to be significantly lower than Freedom Mortgage’s monthly weighted average recapture rate with respect to FHA and VA mortgage loans in its servicing portfolio for the period from January 1, 2011 to June 30, 2013. However, since prepayment rates are likely to decline at the same time, we expect overall prepayment rates to remain roughly constant.

Exposure of Assets, Other than Excess MSRs, to Prepayment Speed

The value of our assets may be affected by prepayment rates on mortgage loans. If we acquire mortgage loans and mortgage related securities, including RMBS, we anticipate that the mortgage loans or the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on our RMBS or other mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on our RMBS or other mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates may be affected by a number of factors including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the mortgage loans, possible changes in tax laws, other opportunities for investment, homeowner mobility and other economic, social, geographic, demographic and legal factors, none of which can be predicted with any certainty. Based on our experience, we expect that over time our adjustable-rate and hybrid RMBS and mortgage loans will experience higher prepayment rates than do fixed-rate RMBS and mortgage loans, as we believe that homeowners with adjustable-rate and hybrid mortgage loans exhibit more rapid housing turnover levels or refinancing activity compared to fixed-rate borrowers. In addition, we anticipate that prepayments on adjustable-rate mortgage loans accelerate significantly as the coupon reset date approaches.

Spreads on RMBS

The spread between the yield on our assets and our funding costs will affect the performance of our business. Wider spreads imply greater income on new asset purchases but may have a negative impact on our stated book value. Wider spreads may also negatively impact asset prices. In an environment where spreads are widening, counterparties may require additional collateral to secure borrowings which may require us to reduce leverage by selling assets. Conversely, tighter spreads imply lower income on new asset purchases but may have a positive impact on stated book value of our existing assets. In this case we may be able to reduce the amount of collateral required to secure borrowings.

Extension Risk

Our Manager will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when we acquire fixed-rate or adjustable-rate RMBS, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes all or a portion of our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related assets.

If prepayment rates decrease in a rising interest rate environment, however, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This longer than expected life of the fixed-rate portion of the related asset could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the end of the swap agreement. This situation may also cause the market value of our adjustable-rate or hybrid RMBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Conditions

We believe that the U.S. mortgage finance system is undergoing historic change. Significant increases in regulation and public policy are influencing which investors will have the inclination and the financial ability to hold residential mortgage assets. We believe that capital from non-bank servicers and investors in mortgage servicing assets will represent an increasing share of ownership of servicing assets in the years to come. We also believe that as banks pull back from the mortgage finance business, non-bank originators such as Freedom

Mortgage are poised to continue to increase production and capture market share. Non-bank mortgage originators will require efficient funding for MSR production. In addition, we believe that investors will continue to seek incremental spreads relative to U.S. Treasury Notes in a low yield environment and that mortgages represent an attractive total return investment opportunity.

We intend to capitalize on this opportunity by creating a tax-efficient entity through which public investors will be able to invest primarily in Excess MSRs, Agency RMBS and, over time, prime jumbo mortgage loans, as well as other residential mortgage assets depending on how market conditions evolve. We expect to benefit from Freedom Mortgage’s origination and servicing abilities, operating and financial expertise and ability to engage in recapture originations by co-investing with Freedom Mortgage in Excess MSRs that we expect to generate attractive and consistent risk-adjusted returns for investors.

Credit Risk

We may become subject to varying degrees of credit risk in connection with our assets. Although we expect relatively low credit risk with respect to our Excess MSR and Agency RMBS portfolio, we may be subject to varying degrees of credit risk in connection with our potential investment in other target assets. Through our Manager, we will seek to mitigate this risk by seeking to acquire high quality assets at appropriate prices given anticipated and unanticipated losses and employing a comprehensive review and asset selection process and careful ongoing monitoring of acquired assets. Nevertheless, unanticipated credit losses could occur which could adversely impact our operating results.

Critical Accounting Policies and Use of Estimates

Our financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we will apply based on our expectation of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, as well as our reported amounts of revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our strategy. Those material accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Classification of Investment Securities and Impairment of Financial Instruments

ASC 320-10, Debt and Equity Securities, requires that at the time of purchase, we designate a security as either trading, available-for-sale, or held-to-maturity depending on our ability and intent to hold such security to maturity. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we may hold most of our securities until maturity, we may, from time to time, sell any of our securities as part of our overall management of our asset portfolio. Accordingly, we will elect to classify substantially all of our securities as available-for-sale. All assets classified as available-for-sale will be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. See “—Valuation of Financial Instruments.”

When the estimated fair value of a security is less than amortized cost, we consider whether there is an other-than-temporary impairment, or OTTI, in the value of the security. An impairment is deemed an OTTI if (i) we intend to sell the security, (ii) it is more likely than not that we will be required to sell the security before recovering our cost basis, or (iii) we do not expect to recover the entire amortized cost basis of the security even if we do not intend to sell the security or believe it is more likely than not that we will be required to sell the security before recovering our cost basis. If the impairment is deemed to be an OTTI, the resulting accounting treatment depends on the factors causing the OTTI. If the OTTI has resulted from (i) our intention to sell the security, or (ii) our judgment that it is more likely than not that we will be required to sell the security before recovering our cost basis, an impairment loss is recognized in current earnings equal to the difference between our amortized cost basis and fair value. Whereas, if the OTTI has resulted from our conclusion that we will not recover our cost basis even if we do not intend to sell the security, the credit loss portion of the impairment is recorded in current earnings and the portion of the loss related to other factors, such as changes in interest rates, continues to be recognized in accumulated other comprehensive income. Determining whether there is an OTTI may require management to exercise significant judgment and make significant assumptions, including, but not limited to, estimated cash flows, estimated prepayments, loss assumptions, and assumptions regarding changes in interest rates. As a result, actual impairment losses could differ from reported amounts. Such judgments and assumptions are based upon a number of factors, including (i) credit of the issuer or the borrower, (ii) credit rating of the security, (iii) key terms of the security, (iv) performance of the loan or underlying loans, including debt service coverage and loan-to-value ratios, (v) the value of the collateral for the loan or underlying loans, (vi) the effect of local, industry, and broader economic factors, and (vii) the historical and anticipated trends in defaults and loss severities for similar securities.

Investments in Excess MSRs

Upon acquisition, we expect to elect to record our investments in Excess MSRs at fair value. We expect to make this election in order to provide the users of the financial statements with better information regarding the effects of prepayment risk and other market factors on the Excess MSRs. Under this election, we will record a valuation adjustment on our Excess MSRs investments on a quarterly basis to recognize the changes in fair value in net income as described in “—Revenue Recognition on Investments in Excess MSRs” below.

The fair values of Excess MSRs are determined by projecting net servicing cash flows, which are then discounted to estimate the fair value. The fair values of Excess MSRs are impacted by a variety of factors, including prepayment assumptions, discount rates, delinquency rates, contractually specified servicing fees, and underlying portfolio characteristics. The underlying assumptions and estimated values are corroborated by values received from independent third parties. Changes in fair value will be reported in excess mortgage servicing rights related income in our statement of results of operations.

Valuation of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, or ASC 820, establishes a framework for measuring fair value in accordance with GAAP and expands financial statement disclosure requirements for fair value measurements. ASC Topic 820 further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

•	Level I—Valuation techniques in which all significant inputs are quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•

Level II—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices from markets that are not active for assets or liabilities that are identical or similar to the assets or liabilities being measured. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level II valuation techniques.

•

Level III—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect our assumptions about the assumptions that market participants would use in pricing an asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

When available, we use quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, we will consult independent pricing services or third party broker quotes, provided that there is no ongoing material event that affects the issuer of the securities being valued or the market. If there is such an ongoing event, or if quoted market prices are not available, our pricing officer will determine the fair value of the securities using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates.

Revenue Recognition on Investments in Excess MSRs

Investments in Excess MSRs are aggregated into pools as applicable and each pool of Excess MSRs is accounted for in the aggregate. Income for Excess MSRs is accreted into income on an effective yield or “interest” method, based upon the expected excess servicing amount through the expected life of the underlying mortgages. Changes to expected cash flows result in a cumulative retrospective adjustment, which will be recorded in the period in which the change in expected cash flows occurs. Under the retrospective method, the income recognized for a reporting period is measured as the difference between the amortized cost basis at the end of the period and the amortized cost basis at the beginning of the period, plus any cash received during the period. The amortized cost basis is calculated as the present value of estimated future cash flows using an effective yield, which is the yield that equates all past actual and current estimated future cash flows to the initial investment. In addition, our policy is to recognize income only on Excess MSRs in existing eligible underlying mortgages. The difference between the fair value of Excess MSRs and their amortized cost basis will be recorded as “Change in Fair Value of Investments in Excess Mortgage Servicing Rights.” Fair value is generally determined by discounting the expected future cash flows using discount rates that incorporate the market risks and liquidity premium specific to the Excess MSRs, and therefore may differ from their effective yields.

Revenue Recognition on Securities

Interest income from coupon payments is accrued based on the outstanding principal amount of the RMBS and their contractual terms. Premiums and discounts associated with the purchase of the RMBS are amortized into interest income over the projected lives of the securities using the interest method. Our policy for estimating prepayment speeds for calculating the effective yield is to evaluate historical performance, consensus prepayment speeds, and current market conditions. Adjustments are made for actual prepayment activity.

Repurchase Transactions

We intend to finance the acquisition of our Agency RMBS for our portfolio through repurchase transactions under master repurchase agreements. Repurchase transactions will be treated as collateralized financing transactions and will be carried at their contractual amounts, including accrued interest, as specified in the respective transactions. Although the economic terms of our borrowings under these repurchase transactions will not be determined until we engage in such repurchase transactions, we expect the terms of our agreements will generally conform to the terms in the standard master repurchase agreement of SIFMA.

Repurchase transactions will be treated as collateralized financing transactions. Securities financed through repurchase transactions will remain on our consolidated balance sheet as an asset and cash received from the purchaser will be recorded on our consolidated balance sheet as a liability. Interest paid in accordance with repurchase transactions will be recorded in interest expense.

Income Taxes

Our financial results are generally not expected to reflect provisions for current or deferred income taxes. We believe that we will operate in a manner that will allow us to qualify for taxation as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay federal corporate level taxes, although any TRSs we form will be required to pay federal corporate level taxes on their income. Many of the REIT requirements, however, are highly technical and complex. If we were to fail to meet the REIT requirements, we would be subject to federal, state and local income taxes.

Emerging Growth Company Status

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. Because we qualify as an “emerging growth company,” we may, under Section 7(a)(2)(B) of the Securities Act, delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. We may take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of this extended transition period. We have elected to take advantage of the benefits of this extended transition period. This election is irrevocable. As a result, our financial statements may not be comparable to those of other public companies that comply with such new or revised accounting standards. Until the date that we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Results of Operations

As of the date of this prospectus, we have not commenced operations other than the organization of our company. We will not commence operations or the acquisition of any of our target assets until we have completed this offering and the concurrent private placement. We are not aware of any material trends or uncertainties, other than economic conditions affecting our target assets, mortgage and financial markets and the broader residential real estate market, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of real estate-related assets, other than those referred to in this prospectus.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. Although we are not required to maintain any particular minimum or maximum target debt-to-equity leverage ratio with respect to our Agency RMBS assets, the amount of leverage we may employ for this asset class will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility, financing counterparty risk and other factors. We will use significant cash to purchase our target assets, including our investments in Excess MSRs, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Our primary sources of cash will generally consist of the net proceeds from this offering and the concurrent private placement, payments of principal and interest we receive on our portfolio of assets, cash generated from our operating results and unused borrowing capacity under our financing sources. Depending on market conditions, we expect that our primary sources of financing will be through repurchase agreements initially and may in the future include, warehouse facilities, securitizations, resecuritizations, bank credit facilities (including term loans and revolving facilities), and public and private equity and debt issuances in addition to transaction or asset specific funding arrangements. We do not intend to use leverage to acquire Excess MSRs, but we may do so in the future to the extent financing is available to us for this asset class. We expect that our borrowings under our master repurchase agreements generally will have maturities that range from one month to one year. We do not have a targeted debt-to-equity ratio for our Agency RMBS, although currently we expect that our debt-to-equity ratio initially will be approximately 8:1 for our Agency RMBS assets and could be as high as 10:1 depending on market conditions. We intend to use leverage for the primary purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. To the extent available on desirable terms, we expect to finance our initial Agency RMBS with repurchase agreement financing. In the future, we expect to acquire prime jumbo mortgage loans. We anticipate evaluating leverage policies for prime jumbo mortgage loans at such time. Currently, we do not intend to acquire non-Agency RMBS, but we may do so in the future, and we anticipate evaluating leverage policies for this asset class if and when we begin to acquire this asset class. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future.

In connection with repurchase transactions under repurchase agreements, we will be required to pledge additional assets as collateral to our repurchase counterparties (lenders) when the estimated fair value of the existing pledged collateral under such arrangements declines and such lenders, through a margin call, demand additional collateral. Margin calls result from a decline in the value of our assets collateralizing our repurchase transactions, generally following the monthly principal reduction of such investments due to scheduled amortization and prepayments on the underlying mortgages, changes in market interest rates, a decline in market prices affecting such investments and other market factors. To cover a margin call, we may pledge additional securities or cash. At maturity, any cash on deposit as collateral (i.e., restricted cash), if any, would generally be applied against the repurchase agreement balance, thereby reducing the amount borrowed. Should the value of our assets suddenly decrease, significant margin calls could result, causing an adverse change in our liquidity position.

While we generally intend to hold our target assets as long-term investments, certain of our investments securities may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of investment securities, if any, cannot be predicted with any certainty. Since we expect that our assets, other than our Excess MSRs, will generally be financed, we expect that a significant portion of the proceeds from sales of our assets (if any), prepayments and scheduled amortization will be used to repay balances under our financing sources.

Contractual Obligations and Commitments

We have entered into a management agreement with our Manager, pursuant to which our Manager is entitled to receive a base management fee, the reimbursement of certain expenses and, in certain circumstances, a termination fee. See “Our Manager and the Management Agreement—Management Fee, Expense Reimbursement and Termination Fee.” The base management fee will be an amount equal to 1.5% per annum of our stockholders’ equity, calculated and payable quarterly in arrears. We will also be required to pay a termination fee equal to three times the average annual base management fee earned by our Manager during the two four-quarter periods ending as of the end of the fiscal quarter preceding the date of termination. Such termination fee will be payable upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement. See “Our Manager and the Management Agreement—Management Fee, Expense Reimbursement and Termination Fee—Termination Fee.”

We will pay all of our direct operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our Manager will be responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s employees and other related expenses. Our Manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us. If our Manager elects to provide us with a dedicated or partially dedicated chief financial officer, controller, internal legal counsel and/or investor relations professional, our Manager will be entitled to be reimbursed for the costs of the wages, salaries and benefits incurred by our Manager with respect to such personnel, based on the percentage of their working time and efforts spent on matters related to our company. Our Manager intends to provide us with a chief financial officer (who will also serve as our treasurer and secretary), who may from time to time assist Freedom Mortgage with certain tasks. The amount of the wages, salary and benefits paid or reimbursed with respect to the chief financial officer our

Manager intends to provide to us, as well as the amount of any wages, salaries and benefits paid or reimbursed with respect to any controller, internal legal counsel and/or investor relations professional our Manager elects to provide to us, will also be subject to the approval of the compensation committee of our board of directors.

Upon completion of this offering and the concurrent private placement, we will enter into two separate Excess MSR acquisition and recapture agreements with Freedom Mortgage related to our investments in Excess MSRs. We also expect to enter into certain contracts that may contain a variety of indemnification obligations, principally with brokers, underwriters and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Distributions

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our REIT taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debt payable. If our cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully used the net proceeds of this offering and the concurrent private placement to acquire our target assets, we may fund our quarterly distributions out of such net proceeds.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures about Market Risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our assets and our related financing obligations. In general, we expect to finance the acquisition of our assets through financings in the form of repurchase agreements, warehouse facilities, securitizations, re-securitizations, bank credit facilities (including term loans and revolving facilities) and public and private equity and debt issuances in addition to transaction or asset specific funding arrangements. In addition, the values of Excess MSRs are highly sensitive to changes in interest rates, historically increasing when rates rise and decreasing when rates decline. Subject to qualifying and maintaining our qualification as a REIT, we may mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap agreements but also financial futures, options, interest rate cap agreements, floors and forward sales. These instruments are intended to serve as a hedge against future interest rate increases on our borrowings.

Interest Rate Effect on Net Interest Income

Our operating results will depend in large part on differences between the income earned on our assets and our cost of borrowing and hedging activities. The cost of our borrowings will generally be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (1) while the yields earned on our leveraged fixed-rate mortgage assets will remain static and (2) at a faster pace than the yields earned on our leveraged adjustable-rate and hybrid mortgage assets, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our assets, other than our Excess MSRs. A decrease in interest rates could have a negative impact on the market value of our Excess MSRs. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Hedging techniques are partly based on assumed levels of prepayments of our target assets, specifically our Agency RMBS. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Interest Rate Cap Risk

Our adjustable-rate RMBS will generally be subject to interest rate caps, which potentially could cause such RMBS to acquire many of the characteristics of fixed-rate securities if interest rates were to rise above the cap levels. This issue will be magnified to the extent we acquire adjustable-rate and hybrid mortgage assets that are not based on mortgages which are fully indexed. In addition, adjustable-rate and hybrid mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above under “—Interest rate risk.” Actual economic conditions or implementation of decisions by our Manager may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Prepayment Risk

The value of our assets may be affected by prepayment rates on mortgage loans. We anticipate that the mortgage loans, including the mortgages underlying our Excess MSRs and RMBS, will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments may reduce the expected yield on such assets because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments may reduce the expected yield on such assets because we will not be able to accrete the related discount as quickly as originally anticipated. In addition, with respect to our Excess MSRs, if prepayment speeds are significantly greater than expected, the carrying value of our Excess MSRs may exceed their estimated fair value. If the fair value of our Excess MSRs decreases, we would be required to record a non-cash charge. Significant increases in prepayment speeds could also materially reduce the ultimate cash flows we receive from Excess MSRs, and we could ultimately receive substantially less than what we paid for such assets.

Counterparty Risk

When we engage in repurchase transactions, we will generally sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders will be obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we will receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount.

In addition, if a swap counterparty under an interest rate swap agreement that we intend to enter into as part of our hedging strategy cannot perform under the terms of the interest rate swap, we may not receive payments due under that agreement, and thus, we may lose any unrealized gain associated with the interest rate swap. The hedged liability could cease to be hedged by the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. Similarly, if an interest rate cap counterparty fails to perform under the terms of the interest rate cap agreement, in addition to not receiving payments due under that agreement that would off-set our interest expense, we could also incur a loss for all remaining unamortized premium paid for that security.

Our investments in Excess MSRs are dependent on the mortgage servicer, including Freedom Mortgage, to perform its servicing obligations. If the mortgage servicer fails to perform its obligations and is terminated, our investments in the related Excess MSRs could lose all their value. In addition, many servicers also rely on subservicing arrangements with third parties and the failure of subservicers to adequately perform their services may negatively impact the servicer and, as a result, the perform an of our Excess MSRs. See “Risk Factors—Risks Related to Our Business—We will be dependent on mortgage servicers to service the mortgage loans underlying the Excess MSRs that we acquire.” In addition, should a servicer of Excess MSRs that we acquire fail to make required payments, under our acknowledgment agreements with Ginnie Mae, Fannie Mae or Freddie Mac we could be exposed to potential liabilities. See “Risk Factors—Risks Related to Our Business—Acknowledgment agreements with Ginnie Mae, Fannie Mae or Freddie Mac could expose us to potential liability in the event of a payment default.” Moreover, our business model heavily relies upon our strategic alliance with Freedom Mortgage and our acquiring Excess MSRs through our relationship with Freedom Mortgage. To the extent Freedom Mortgage loses its ability to serve as a servicer for one or more of the GSEs, we could face significant adverse consequences. Similarly, if Freedom Mortgage is unable to successfully execute its business strategy or no longer maintains its financial viability, our business strategy would be materially adversely affected and our results of operations would suffer.

Funding Risk

To the extent available on desirable terms, we initially expect to finance our initial Agency RMBS with repurchase agreement financing. Over time, as market conditions change, in addition to these financings, we may use other forms of leverage. We may also seek to finance other mortgage-related assets, such as prime jumbo loans. Weakness in the financial markets, the residential mortgage markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing.

Liquidity Risk

The assets that will comprise our asset portfolio will not be publicly traded. A portion of these assets may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises, including in response to changes in economic and other conditions.

Credit Risk

We may become subject to varying degrees of credit risk in connection with our assets. Although we expect relatively low credit risk with respect to our Excess MSR portfolio and our Agency RMBS portfolio, to the extent we invest in non-Agency RMBS, we do expect to encounter credit risk related to this asset class.

BUSINESS

Our Company

Cherry Hill Mortgage Investment Corporation is a newly formed residential real estate finance company that will acquire, invest in and manage residential mortgage assets in the United States. We will be externally managed and advised by Cherry Hill Mortgage Management, LLC, or our Manager, an affiliate of Freedom Mortgage Corporation, or Freedom Mortgage. Our principal objective is to generate attractive current yields and risk-adjusted total returns for our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to attain this objective by selectively constructing and actively managing a targeted portfolio of Excess MSRs, Agency RMBS, prime jumbo mortgage loans and other stable and cashflowing residential mortgage assets. We will have a strategic alliance with Freedom Mortgage that we believe will provide us with frequent opportunities to acquire Excess MSRs. We will elect and intend to qualify to be taxed as a REIT beginning with our short taxable year ending December 31, 2013.

Our asset acquisition strategy will focus on acquiring a diversified portfolio of residential mortgage assets that balances the risk and reward opportunities our Manager observes in the marketplace. We expect to allocate a majority of our equity capital, on an unleveraged basis, to the acquisition of Excess MSRs. Upon completion of this offering and the concurrent private placement, we will invest approximately $100 million to acquire from Freedom Mortgage participation interests in two separate pools of Excess MSRs on FHA and VA mortgage loans with an anticipated UPB of approximately $20.8 billion. In addition to our Excess MSR strategy, we also intend to acquire Agency RMBS on a leveraged basis as part of our initial portfolio and our longer term strategy. While we intend to invest in both Agency RMBS backed by FRMs and hybrid ARMs, upon deployment of the net proceeds of this offering and the concurrent private placement, we expect to be invested primarily in, and a substantial portion of our total assets to consist of, Agency RMBS backed by whole pools of 30-year, 20-year and 15-year FRMs that offer favorable prepayment and duration characteristics. As the market for prime jumbo loans grows, we expect our portfolio to include this asset class as well. In addition, we may also invest opportunistically from time to time in other residential mortgage assets.

Freedom Mortgage, an affiliate of our Manager, is a privately held independent mortgage company founded in 1990 that originates and services mortgage loans nationwide. Freedom Mortgage is licensed to originate and service mortgage loans in all 50 states and the District of Columbia and has been a Fannie Mae-approved seller/servicer since April 1993 and a Ginnie Mae-approved issuer since September 1999. Freedom Mortgage was the fourth largest single-family Ginnie Mae RMBS issuer by UPB for the first six months of 2013. For the year ended December 31, 2012 and for the six month-period ended June 30, 2013, Freedom Mortgage originated over $13 billion and $9.5 billion, respectively, of mortgage loans predominantly underwritten to Agency underwriting guidelines. Freedom Mortgage typically retains the MSRs on the mortgage loans it originates and is the primary servicer of mortgage loans with an outstanding UPB of approximately $26.2 billion as of June 30, 2013.

Stanley Middleman, the founder, Chairman and Chief Executive Officer of Freedom Mortgage, serves as our Chairman. Our senior management team will be led by Jeffrey Lown II, our President and Chief Investment Officer and a nominee to our board of directors, and Martin Levine, our Chief Financial Officer, Secretary and Treasurer. Mr. Lown and Mr. Levine also serve as officers of our Manager and of Freedom Mortgage. Each member of our senior management team has more than 20 years of experience in the financial services industry, with a majority of that experience concentrated in the residential mortgage markets.

Our relationship with Freedom Mortgage provides us with access to Freedom Mortgage’s leading origination and servicing platform and access to a predictable and proprietary source of Excess MSR acquisition opportunities, as well as other investment opportunities with respect to some of our other target assets. We believe our access to Freedom Mortgage and the deep network of relationships that our senior management team has established with other large originators, servicers and other participants in the residential mortgage industry provides us with access to an ongoing source of Excess MSRs and other asset acquisition and financing opportunities. As a result, we believe we can selectively construct and fund a diversified portfolio of high quality residential mortgage assets that generate attractive current yields and risk-adjusted total returns for our stockholders over the long-term under a variety of market conditions and economic cycles.

In addition to growth through new originations, Freedom Mortgage has made a substantial capital investment in customer retention, primarily through its retail production channel, which has allowed it to engage, when interest rates are falling, in significant levels of recapture originations—originations in which Freedom Mortgage refinances existing customers into new loans and retains the servicing rights on these new loans post-refinancing. For the period from January 1, 2011 to June 30, 2013, Freedom Mortgage’s monthly weighted average recapture rate with respect to FHA and VA mortgage loans in its servicing portfolio was 75%. In other words, approximately three out of every four Freedom Mortgage loans that were refinanced during that period, were refinanced by Freedom Mortgage. Since voluntary prepayments eliminate the MSRs, including the Excess MSRs, on the mortgage loans that have prepaid, recapture originations allow Freedom Mortgage to extend the longevity of the servicing fees paid on its MSRs and thereby replenish the MSRs and the related Excess MSRs on prepaid mortgage loans. By entering into recapture agreements with Freedom Mortgage, we will benefit from Freedom Mortgage’s ability to obtain recapture originations. This will allow us to mitigate the impact of voluntary prepayments on the Excess MSRs we plan to acquire from Freedom Mortgage.

Upon completion of this offering and the concurrent private placement, we will enter into two separate Excess MSR acquisition and recapture agreements with Freedom Mortgage. Pursuant to the first agreement, we will acquire from Freedom Mortgage an 85% participation interest in the Excess MSRs in Pool 1. These Excess MSRs relate to a pool of predominantly fixed rate, Ginnie Mae-eligible FHA and VA mortgage loans, substantially all of which were originated by Freedom Mortgage after January 1, 2012. We expect Pool 1 to have an aggregate outstanding UPB of approximately $10.1 billion as of the closing of this offering. The purchase price for our Excess MSRs in Pool 1 is approximately $60 million and will be funded with a portion of the net proceeds of this offering and the concurrent private placement. Pursuant to the second agreement, we will acquire from Freedom Mortgage a 50% participation interest in the Excess MSRs in Pool 2. These Excess MSRs relate to a pool of Ginnie Mae-eligible VA hybrid ARMs. Freedom Mortgage acquired the servicing rights to Pool 2 in bulk from a third party seller on August 30, 2013. The mortgage loans in Pool 2 were originated by the third party seller after January 1, 2011. Ginnie Mae approved the transfer of servicing rights from the seller to Freedom Mortgage. We expect Pool 2 to have an aggregate outstanding UPB of approximately $10.7 billion as of the closing of this offering. The purchase price for our Excess MSRs in Pool 2 is approximately $40 million and will be funded with a portion of the net proceeds of this offering and the concurrent private placement.

Freedom Mortgage will continue to own the MSRs on, and will be the primary servicer of, the mortgage loans in the Initial Pools. We will not have any servicing duties, advance obligations or liabilities associated with servicing the mortgage loans in either pool, and Freedom Mortgage will be responsible for the duties, advance obligations and liabilities associated with servicing the mortgage loans in the Initial Pools.

We expect that, at the time we acquire our Excess MSRs in Pool 1, the weighted average servicing fee in Pool 1 will be 28 basis points. As the loan servicer, Freedom Mortgage will be paid a basic servicing fee of eight basis points on current mortgage loans and will be entitled to receive ancillary income from its servicing activities. Accordingly, we expect the weighted average excess servicing fee in Pool 1 to be 20 basis points, of which we will be entitled to receive 17 basis points based on our 85% participation interest. We expect that, at the time we acquire our Excess MSRs in Pool 2, the weighted average servicing fee in Pool 2 will be 44 basis points. Because all of the mortgage loans in Pool 2 are hybrid ARMs, Freedom Mortgage will be paid a basic servicing fee of 10 basis points on current hybrid ARMs and will be entitled to receive ancillary income from its servicing activities. Accordingly, we expect the weighted average excess servicing fee in Pool 2 to be 34 basis points, of which we will be entitled to receive 17 basis points based on our 50% participation interest. Freedom Mortgage will retain the remaining participation interests in the Excess MSRs in the Initial Pools. For a description of the representative characteristics of the mortgage loans expected to comprise the Initial Pools, see “—Our Portfolio—Our Initial Excess MSRs.”

In connection with our investments in Excess MSRs:

•

Freedom Mortgage will agree, unless directed by an Agency, not to sell, transfer or otherwise encumber, without our prior consent, the MSRs related to our Excess MSRs or its participation interest in these Excess MSRs.

•

Freedom Mortgage will also agree to replace our participation interest in the Excess MSRs on the mortgage loans in the Initial Pools that have been refinanced by Freedom Mortgage through its retail channel.

•	Freedom Mortgage will replace the Excess MSRs on the mortgage loans that it has refinanced on the first day of the second month after the month in which the related refinancing occurred.

•

Freedom Mortgage will remit to us, an amount representing 85% or 50%, as described below, of the excess servicing fee on the recaptured mortgage loans from the period between the related refinancing and assignment dates.

•	Freedom Mortgage will bear all costs and expenses of originating the recaptured mortgage loans.

•	Within five days after the end of each calendar quarter:

•

Freedom Mortgage will calculate the Make Whole Amount (as defined below), which amount arises as a result of the reduction, if any, in our excess servicing fee revenues resulting from Freedom Mortgage’s refinancing of mortgage loans related to our Excess MSRs during that quarter through its retail channel.

•

To the extent there is a reduction in excess servicing fee revenue related to loans refinanced by Freedom Mortgage through its retail channel and we have accepted or otherwise resolved any objections to Freedom Mortgage’s calculation of the Make Whole Amount in the manner set forth in each excess MSR acquisition and recapture agreement, Freedom Mortgage will either (i) assign to us a participation interest, determined as described below, in Excess MSRs on sufficient additional mortgage loans for which Freedom Mortgage owns the related MSRs such that the weighted average excess servicing fee revenue with respect to the Excess MSRs on the recaptured mortgage loans and the additional mortgage loans assigned to us by Freedom Mortgage, taken together, equals 90% of the weighted average excess servicing fee revenue on the mortgage loans refinanced by Freedom Mortgage (based on the UPB and the excess servicing fee revenue we were entitled to earn in effect immediately before the mortgage loans were refinanced by Freedom Mortgage) (the “Make Whole Amount”) or (ii) make a cash payment to us approximating the fair market value of the Make Whole Amount.

•

The additional mortgage loans underlying the Excess MSRs that are assigned to us by Freedom Mortgage must be included in a mortgage backed security guaranteed by an Agency. The additional mortgage loans also must have collateral characteristics that are generally comparable to the recaptured mortgage loans.

The basic servicing fee and the participation interest with respect to Pool 1 for any related recaptured mortgage loans and any related additional mortgage loans will not change. However, because all of the mortgage loans in Pool 2 are hybrid ARMs, which may be refinanced into fixed rate mortgage loans, the basic servicing fee and our participation interest may change. If a mortgage loan in Pool 2 is refinanced into another hybrid ARM or ARM, the basic servicing fee and our participation interest for the related recaptured loan will not change. However, if a mortgage loan in Pool 2 is refinanced into a fixed rate loan, the basic servicing fee for the recaptured loan will be eight rather than ten basis points, and our participation interest will be 85% rather than 50%. Any additional mortgage loans used to satisfy the Make-Whole Amount for Pool 2 will follow the same principles. If the additional mortgage loan is a hybrid ARM or an ARM, the basic servicing fee will be ten basis points and our participation interest will be 50%. If the additional mortgage loan is a fixed rate-loan, the basic servicing fee will be eight basis points and our participation interest will be 85%.

We expect to benefit from the recapture terms described above with respect to the Initial Pools during the initial term and any successive term of the Excess MSR acquisition and recapture agreements. The initial term of these agreements will expire on the tenth anniversary of the closing of this offering and will be automatically renewed for successive one-year periods unless terminated.

In addition to our initial investments in Excess MSRs, we expect to source and acquire a substantial portion of our Excess MSRs in partnership with Freedom Mortgage and anticipate entering into additional acquisition and recapture agreements with Freedom Mortgage. Initially, the Excess MSRs we intend to acquire from Freedom Mortgage will relate primarily to FHA and VA mortgage loans that will have been pooled and sold into Ginnie Mae-guaranteed Agency RMBS, but we may also acquire Excess MSRs that relate to other Agency-backed mortgage loans. We do not intend to acquire Excess MSRs that relate to lower credit quality pools.

In connection with the completion of this offering, we will enter into strategic alliance agreements with Freedom Mortgage. Under our strategic alliance agreements:

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Freedom Mortgage will be obligated to offer us, in good faith, on a monthly flow basis, the right to co-invest at least 65% but not more than 85% in the Excess MSRs related to Freedom Mortgage’s MSRs on mortgage loans pooled and sold by Freedom Mortgage on a servicing retained basis during the previous month; and

•

Freedom Mortgage will be obligated to offer us, in good faith, the right to co-invest at least 40% but not more than 85% in the Excess MSRs related to any MSRs on mortgage loans Freedom Mortgage acquires through a bulk purchase from a third-party servicer.

The strategic alliance agreements will remain in effect until the later to occur of the date that is three years from the closing of this offering and the date on which an affiliate of Freedom Mortgage is not acting as our external manager. Under our strategic alliance agreements, the amount of each co-investment in Excess MSRs offered to us by Freedom Mortgage and the recapture terms related to the pool of loans underlying each co-investment in Excess MSRs will be determined by us and Freedom Mortgage at the time our co-investment is made based on policies and procedures approved by our independent directors. Pursuant to the strategic alliance agreements, Freedom Mortgage may select an alternative servicer that must be reasonably satisfactory to us, subject to related Agency approval, if Freedom Mortgage loses its status as a servicer. Our approval will not be required if an Agency selects or directs the selection of a new sub-servicer. We will not be obligated to purchase any Excess MSRs offered to us by Freedom Mortgage pursuant to our strategic alliance agreements or otherwise.

We believe our strategic alliance agreements provide us with a competitive advantage in that we will be able to source, acquire and construct a sizeable portfolio of income-generating Excess MSRs without reliance on a competitive bidding process, including our investments in Excess MSRs in the Initial Pools. We also expect to benefit from Freedom Mortgage’s recapture capabilities. We also intend to enter into agreements with other servicers from time to time for the acquisition of Excess MSRs on a flow or bulk basis if our Manager identifies attractive acquisition opportunities that satisfy our investment criteria. We may choose to enter into such agreements in conjunction with Freedom Mortgage or independently.

In addition to our Excess MSR acquisition strategy, our targeted Agency RMBS strategy will focus primarily on the selection of Agency residential mortgage pass-through certificates, or Agency whole-pools. We will seek to purchase, on a leveraged basis, Agency whole-pools with characteristics that we believe will result in lower rates of prepayments. To accomplish this, we initially intend to target, among other loan pools with low prepayment characteristics, the following types of Agency whole-pools for our portfolio:

•	lower loan balance pools, which we define as pools of mortgage loans with original principal balances of generally less than $150,000 per loan;

•	pools backed by collateral located in a single state;

•	pools designated as backed by HARP loans;

•	new production, current coupon Agency whole-pools; and

•	pools backed by mortgage loans secured primarily by investor-owned properties.

In addition, we intend to avoid specified loan pools that we deem to be more vulnerable to prepayment risk including loans that are more likely eligible for refinancing under HARP.

Our Formation

We were incorporated in Maryland on October 31, 2012. We will elect and intend to qualify to be taxed as a REIT beginning with our short taxable year ending December 31, 2013. We will conduct substantially all of our business through our operating partnership, Cherry Hill Operating Partnership, LP, a Delaware limited partnership, and its subsidiaries. We are the sole general partner of our operating partnership. We also intend to operate our business in a manner that will permit us to maintain our exclusion from regulation as an investment company under the Investment Company Act. As of the date of this prospectus, we have not commenced any operations other than organizing our company. We currently have no assets and will not commence operations until we have completed this offering.

Our Market Opportunity

We believe that the U.S. mortgage finance system is undergoing historic change. Significant increases in regulation and public policy are influencing which investors will have the inclination and the financial ability to hold residential mortgage assets. We believe that capital from non-bank servicers and investors in mortgage servicing assets will represent an increasing share of ownership of servicing assets in the years to come. We also believe that as banks pull back from the mortgage finance business, non-bank originators such as Freedom Mortgage are poised to continue to increase production and capture market share. Non-bank mortgage originators will require efficient funding for MSR production. In addition, we believe that investors will continue to seek incremental spreads relative to U.S. Treasury Notes in a low yield environment and that mortgages represent an attractive total return investment opportunity.

We intend to capitalize on this opportunity by creating a tax-efficient entity through which public investors will be able to invest primarily in Excess MSRs, Agency RMBS and, over time, prime jumbo mortgage loans, as well as other residential mortgage assets depending on how market conditions evolve. We expect to benefit from Freedom Mortgage’s origination and servicing abilities, operating and financial expertise and ability to engage in recapture originations by co-investing with Freedom Mortgage in Excess MSRs that we expect to generate attractive and consistent risk-adjusted returns for investors.

Excess MSRs

Over the past two years, MSRs related to over $750 billion, of the approximately $10 trillion UPB of residential mortgages were sold or transferred. We believe that there are a number of factors in the current mortgage finance market that make servicing an increasingly unattractive asset class to banks, including higher operational requirements as well as a limit upon MSRs as part of bank regulatory capital. We expect these factors will continue to drive a shift in servicing from banks to independent mortgage companies through increases in market share of originations and the purchase of additional servicing assets. We further believe this will result in an increasing volume of MSR sales for some period of time. We believe that MSRs on more than $2 trillion of UPB of mortgage loans could be sold over the next several years.

We expect that non-bank servicers such as Freedom Mortgage will need companies such as ours to co-invest in the Excess MSR portion of these investments. We therefore believe there are market opportunities for us to provide liquidity to Freedom Mortgage and other non-bank servicers that may seek to finance their MSRs by selling an interest in Excess MSRs. In addition to our initial investments in Excess MSRs, we expect to acquire additional Excess MSRs through (i) co-investments with Freedom Mortgage in Excess MSRs related to MSRs on mortgage loans pooled and sold by Freedom Mortgage on a servicing retained basis, (ii) co-investments with Freedom Mortgage in Excess MSRs related to MSRs that have been acquired opportunistically by Freedom Mortgage in bulk purchases and (iii) co-investments with other third-party servicers in Excess MSRs on a flow or bulk basis. In the future, subject to the receipt of appropriate licensing and Agency approvals, we may pursue flow and bulk acquisitions of MSRs through our wholly-owned TRS.

We believe investing in Excess MSRs on an unleveraged basis could provide us with attractive risk-adjusted returns. Returns on Excess MSRs can be adversely affected by voluntary prepayments, where borrowers repay or refinance the loan outside of the portfolio, and involuntary prepayments, or defaults on mortgage loans. We also believe our relationship with Freedom Mortgage will allow us to mitigate the negative impact of voluntary prepayments on Excess MSRs related to Freedom Mortgage-originated loans through Freedom Mortgage’s ability to engage in recapture originations. These recapture originations extend the duration of the cash flows related to the MSRs in its servicing-retained portfolio, including the payment of the excess servicing spread related to the Excess MSRs we plan to acquire from Freedom Mortgage. In addition, we intend to try to structure similar types of recapture agreements with other servicers to the extent we enter into Excess MSR acquisition agreements with them.

Agency RMBS

We believe that the Agency RMBS market presents opportunities for earning attractive risk-adjusted returns due to several factors, including attractive financing spreads and a steady demand for Agency RMBS. The spread between the cost of funding for, and the yield on, Agency RMBS assets continues to create attractive investment opportunities in this asset class. On December 12, 2012, the Federal Open Market Committee released a statement indicating that it would maintain the target range for the federal funds rate at 0% to 0.25% and that it continues to anticipate that economic conditions, including low rates of resource utilization and a subdued outlook for inflation over the medium term, are likely to warrant exceptionally low levels for the federal funds rate at least through late 2014. Our Agency RMBS acquisition strategy targets pools with favorable prepayment characteristics. As a result, we expect our Agency RMBS to display attractive spread characteristics and returns even in a more normalized spread environment after the U.S. Federal Reserve tapers its quantitative easing programs.

In addition, investors continue to seek incremental spreads relative to U.S. Treasury Notes in a low yield environment, and financial institutions continue to prefer high quality, liquid Agency RMBS. Though recent economic data suggests an improvement in U.S. economic growth, we believe that there is still uncertainty primarily because of high unemployment, low levels of capacity utilization, the shadow inventory of real estate owned, or REO, assets, stagnant home prices in most markets and continued stress in the housing and construction markets, which all point to a muted recovery. As a result, we expect these factors should keep the yield curve relatively steep and promote continued demand for Agency RMBS.

Prime Jumbo Mortgage Loans

Currently, the primary residential mortgage market is being supported by the U.S. Government’s deep involvement through its conservatorship with Fannie Mae and Freddie Mac, and an indirect subsidization of the FHA. The housing finance reform report issued by the U.S. Treasury and HUD in February 2011 indicates an intent to reduce the U.S. Government’s role in the residential mortgage market from current levels. The options outlined in the report all share a common objective of significantly increasing the role of private sector capital in bearing credit risk in the residential mortgage market. The October 2011 proposal by the Obama administration to have Fannie Mae and Freddie Mac sell tranches of RMBS that would not carry such entities’ guaranty is another example of this trend. In addition, one of HUD’s key budgetary principles for 2013 is to bring private capital back into the mortgage market. Recently, bills were introduced in the U.S. Congress that, among other things, address the wind down of the conservatorships of Fannie Mae and Freddie Mac. It is not yet possible to determine whether or when any of such proposals may be enacted, what form any final legislation or policies might take and how proposals, legislation or policies emanating from this report may impact our business, operations and financial condition.

We expect this process of privatizing mortgage credit risk will create investment opportunities consistent with our investment objectives. We believe our senior management team’s capabilities in evaluating, acquiring and managing the risk associated with residential mortgage whole loans will provide us with an important advantage as this new market opportunity evolves and opportunities to acquire prime jumbo mortgage loans present themselves. We expect to take advantage of the network of relationships of our senior management team in the residential mortgage industry to identify opportunities for us to acquire prime jumbo mortgage loans. In the future, we expect to enter into a sourcing agreement with Freedom Mortgage in order to obtain access to a pipeline of prime jumbo mortgage loans originated by Freedom Mortgage and through which we can further diversify our portfolio of residential mortgage assets, grow our business and increase value for our stockholders.

Our Manager and Freedom Mortgage

Our Manager

We will be externally managed by Cherry Hill Mortgage Management, LLC, a newly organized Delaware limited liability company formed in November 2012 and an affiliate of Freedom Mortgage. We have entered into a management agreement with our Manager, pursuant to which our Manager has agreed to conduct our day-to-day operations. As an externally managed company, we will depend on the diligence, experience and skill of our Manager for the selection, acquisition, structuring, interest rate risk mitigation and monitoring of our target assets and associated borrowings. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Pursuant to the terms of our management agreement, our Manager provides us with our senior management team, including a president and chief investment officer, a chief financial officer, secretary and controller and a senior portfolio manager for our investments in Agency RMBS. Our Manager and Freedom Mortgage are parties to a services agreement, pursuant to which Freedom Mortgage will be required to provide to our Manager the personnel, services and resources as needed by our Manager to enable our Manager to carry out its obligations and responsibilities under the management agreement. We do not have any employees whom we compensate directly with salaries or other compensation; however, we expect to reimburse our Manager for the costs of wages, salaries and benefits incurred by our Manager with respect to certain of our officers to the extent they are dedicated to us. See “Our Manager and the Management Agreement” for a discussion of our management agreement and the services agreement.

Our senior management team, including members of our board of directors, has substantial experience in the financial services industry, with a particular focus on the residential mortgage markets. Mr. Middleman, our Chairman, is the sole member of our Manager and the sole stockholder, sole director and chief executive officer of Freedom Mortgage. Mr. Middleman founded Freedom Mortgage in 1990 and has over 27 years of mortgage industry expertise. His business vision, asset management approach and marketing strategy have resulted in Freedom Mortgage’s growth from a regionally-based mortgage business to a leading national private mortgage origination and servicing business. Mr. Middleman established Freedom Mortgage’s corporate vision, strategic plan, operations and financial and management reporting systems, as well as quality control procedures. He is an active member of the Mortgage Bankers Association and has served on numerous advisory boards including Freddie Mac, Ellie Mae, Inc. and Fannie Mae. In addition to Mr. Middleman, the members of our and our Manager’s team that are responsible for implementing our asset acquisition and financing strategies include: Mr. Lown, our President and Chief Investment Officer, who has over 20 years of combined experience in the financial services industry and the residential mortgage markets; Mr. Levine, our Chief Financial Officer, who has over 30 years of combined experience in the financial services industry and the residential mortgage markets; and Julian Evans, our Senior Portfolio Manager, who has more than 14 years of combined experience in the financial services industry and the residential mortgage markets.

Prior to joining Freedom Mortgage in 2012, Mr. Lown built an extensive career in the residential mortgage sector where he held senior roles in mortgage trading, banking and risk management at UBS Securities LLC and Citigroup, including management of a mortgage origination business at UBS Securities LLC from 2006 to 2008. In addition, Mr. Lown has served as a senior advisor to the Office of Thrift Supervision. Mr. Levine joined Freedom Mortgage in 2012 as an Executive Vice President in charge of servicing oversight and financial reporting. Over the past 20 years, Mr. Levine has held various senior executive positions for both privately held and publicly traded residential and commercial real estate-related investment companies. Mr. Levine is a member of the American Institute of Certified Public Accountants. Mr. Evans joined Freedom Mortgage in April 2013 as a Senior Vice President and as our Manager’s Senior Portfolio Manager. Mr. Evans most recently served as Head of the MBS Sector Team and Senior Portfolio Manager for Deutsche Asset Management where he led a team that managed RMBS assets for institutional, insurance and retail clients.

Freedom Mortgage

Founded in 1990 by Mr. Middleman, our Chairman, and headquartered in Mount Laurel, New Jersey, Freedom Mortgage is a privately held, full-service, residential mortgage originator and servicer licensed in all 50 states and the District of Columbia with over 2,000 employees as of June 30, 2013. Freedom Mortgage has been a Fannie Mae-approved seller/servicer since April 1993 and a Ginnie Mae-approved issuer since September 1999. Freedom Mortgage was the fourth largest single-family Ginnie Mae RMBS issuer by UPB for the first six months of 2013. For the year ended December 31, 2012 and for the six month-period ended June 30, 2013, Freedom Mortgage originated over $13 billion and $9.5 billion, respectively, of mortgage loans predominantly underwritten to Agency underwriting guidelines. Freedom Mortgage typically retains the MSRs on the mortgage loans it originates and is the primary servicer of mortgage loans with an outstanding UPB of approximately $26.2 billion as of June 30, 2013.

Freedom Mortgage originates mortgage loans to sell primarily to the Agencies and does not generally retain loans on its balance sheet. Freedom Mortgage originates mortgages loans underwritten predominantly to Agency guidelines. From time to time, Freedom Mortgage may also sell mortgage loans it originates to private investors as market conditions warrant. Freedom Mortgage maintains a national footprint to support lending activities across all 50 states and the District of Columbia through its wholesale, retail and correspondent channels. Freedom Mortgage’s origination activities are supported by a broad group of national and local warehouse lenders, including affiliates of certain underwriters for this offering.

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Wholesale Production Channel. Mortgage loans originated through its wholesale production channel are sourced and submitted to Freedom Mortgage through a network of over 2,400 independent mortgage brokers. Mortgage loans originated through Freedom Mortgage’s wholesale channel are underwritten by Freedom Mortgage employees and according to Freedom Mortgage’s underwriting guidelines, which adhere to the Agency guidelines. As of June 30, 2013, Freedom Mortgage had six regional offices, 99 account executives and over 650 employees dedicated to underwriting and closing mortgage loans originated through its wholesale production channel. Freedom Mortgage prohibits the independent mortgage brokers in its wholesale production channel from soliciting existing customers for a period of time after origination. For the year ended December 31, 2012 and the six-month period ended June 30, 2013, wholesale originations represented the largest percentage of its originations at approximately 58% and 53%, respectively, of Freedom Mortgage’s total origination volume.

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Retail Production Channel. Retail originations represent mortgage loans originated directly to the borrower, which Freedom Mortgage sources mainly from its centralized call centers, the largest of which is housed at its corporate headquarters in New Jersey. Freedom Mortgage utilizes its retail call centers as its first line of defense in customer retention through recapture originations. As of June 30, 2013, Freedom Mortgage’s retail production channel employed over 650 employees throughout three call centers located in New Jersey, Indiana and California. For the year ended December 31, 2012 and the six-month period ended June 30, 2013, retail originations represented approximately 29% and 34%, respectively, of Freedom Mortgage’s total origination volume.

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Correspondent Production Channel. Freedom Mortgage purchases mortgage loans from third-party independent mortgage originators. The mortgage loans are underwritten to Freedom Mortgage’s guidelines and acquired at an agreed upon price subject to Freedom Mortgage’s satisfactory review and approval. As of June 30, 2013, Freedom Mortgage maintained active relationships with 36 different banks and mortgage originators for sourcing loan originations through its correspondent channel. Freedom Mortgage’s correspondent production channel predominantly targets loans used for the purchase of a home. For the year ended December 31, 2012 and the six-month period ended June 30, 2013, correspondent originations represented approximately 13% and 13%, respectively, of Freedom Mortgage’s total origination volume.

The following table sets forth certain information regarding Freedom Mortgage’s loan production for the periods indicated:

	Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Origination volume (dollars in millions):
Wholesale	$5,271	$7,865	$2,214	$2,191	$4,377	$3,962
Retail	3,320	3,980	1,103	1,017	1,241	551
Correspondent	1,300	1,811	266	85	179	185

Total(1)	$9,891	$13,657	$3,583	$3,294	$5,798	$4,697

Weighted average FICO score(2)	715	720	718	707	668	660
Weighted average LTV (%)(3)	78.8	79.1	78.8	84.7	87.4	87.7
Streamline Refinance Loans (%)(4)(5)	67.7	64.0	50.2	66.0	55.9	5.1

(1)	Totals may not add up due to rounding.
(2)	Reflects a non-zero weighted average.
(3)	Reflects the weighted average LTV for loans that are not Streamline Refinance Loans.
(4)	Streamline Refinance Loans are underwritten to Agency guidelines but do not require updated appraisals.
(5)	As a percentage of origination volume.

Freedom Mortgage has experienced substantial growth in its servicing portfolio in 2012. Freedom Mortgage retained MSRs on mortgage loans originated and sold with an ending UPB of approximately $26.2 billion as of June 30, 2013, an approximate 147% increase compared to mortgage loans originated and sold with an ending UPB of approximately $10.6 billion as of December 31, 2011. The recent growth in Freedom Mortgage’s servicing portfolio is primarily attributable to the increase in Freedom Mortgage’s origination volumes and its retention of MSRs on newly originated mortgage loans.

As the primary servicer, Freedom Mortgage services loans in accordance with Agency requirements and is responsible for performing all servicing functions, such as collecting payments, handling customer service requests, remitting monies to investors, maintaining escrow accounts, paying hazard insurance and property taxes and administering defaulted loans. For a variety of business reasons, Freedom Mortgage has elected to have sub-servicers perform the servicing functions specified above. The performance of these servicing functions by the sub-servicers is subject to Freedom Mortgage’s oversight, and Freedom Mortgage, as the primary servicer, remains contractually responsible for servicing loans in accordance with Agency requirements. Freedom Mortgage seeks to ensure that each loan is paid in accordance with its terms, to maximize borrower retention, avoid foreclosure whenever possible and mitigate losses by working proactively with borrowers.

Freedom Mortgage has a long-standing relationship with LoanCare, the sub-servicer for the mortgage loans in Freedom Mortgage’s existing servicing portfolio other than the mortgage loans in Pool 2. LoanCare will sub-service the mortgage loans in Pool 1. LoanCare is a division of FNF Servicing, Inc., a subsidiary of Fidelity National Financial, Inc. (NYSE: FNF). LoanCare is licensed to service mortgage loans in all 50 states and the District of Columbia.

The mortgage loans in Pool 2 are currently being sub-serviced by Ocwen. In order to minimize the potential for disruptions in the servicing from the transfer of such a large pool, Ocwen will sub-service the mortgage loans in Pool 2 for Freedom Mortgage. Ocwen is licensed to service mortgage loans in all 50 states and the District of Columbia.

The sub-servicing fees and any expense reimbursement to the applicable sub-servicer are borne solely by Freedom Mortgage and will have no impact on us. Subject to our prior approval with respect to the MSRs in Pool 1 and Pool 2, Freedom Mortgage has the right to terminate its agreements with its sub-servicers and to engage other sub-servicers or to service the mortgage loans in its servicing portfolio directly.

The following table provides certain information regarding Ginnie Mae-eligible FHA and VA mortgage loans originated by Freedom Mortgage after January 1, 2011, which underlie a portion of the MSRs in Freedom Mortgage’s servicing portfolio and which we believe are representative of the mortgage loans underlying the initial Excess MSRs in Pool 1 we intend to acquire from Freedom Mortgage:

	As of June 30, 2013	As of December 31, 2012	As of December 31, 2011
Aggregate UPB	$15.9 billion	$9.6 billion	$1.6 billion
Average UPB	$192,606	$194,276	$192,270
Weighted average coupon	3.56%	3.76%	4.34%

30-59 days delinquent (1)	2.0%	1.9%	1.6%
60-89 days delinquent (1)	0.3%	0.5%	0.3%
90+ days delinquent (1)	0.7%	0.7%	0.3%
Weighted average servicing fee	28 basis points	29 basis points	26 basis points

(1)	Percentage of aggregate UPB.

Currently, we believe Freedom Mortgage is in good standing with Ginnie Mae and Fannie Mae, as well as state and federal regulators. While Freedom Mortgage was not subject to the Office of the Comptroller of the Currency’s recent consent order or a party to the settlement with state attorneys general and state bank and mortgage regulators in 49 states, each of which involved deficient practices in mortgage loan servicing and foreclosure processing, Freedom Mortgage has, in light of such consent order and settlement, voluntarily adopted what it believes to be the best practices for servicing related to non-depository institutions.

Freedom Mortgage has complied in all material respects with specific program requirements for HUD-assisted programs and has been well in excess of HUD’s adjusted net worth requirements for each of the last five years.

Through its retail production channel, Freedom Mortgage has historically been successful in engaging in recapture originations when interest rates are falling, generally due to Freedom Mortgage initiating an offer to existing borrowers/customers to refinance their loans. As discussed elsewhere in this prospectus, we expect to benefit from Freedom Mortgage’s recapture originations because these originations help mitigate prepayment risk with respect to our co-investment in Excess MSRs with Freedom Mortgage. Recapture originations extend the longevity of servicing-related cash flows paid with respect to the MSRs owned by Freedom Mortgage to which our Excess MSRs will relate. The following table sets forth certain information with respect to Freedom Mortgage’s historical recapture performance during such period:

Historical Freedom Mortgage FHA and VA Quarterly Recapture Rates

(January 1, 2011 through June 30, 2013)

For a discussion of the impact of interest rates on recapture activity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting Our Operating Results—Impact of Interest Rates on Recapture Activity.”

Our Competitive Strengths

We believe the following competitive strengths uniquely position us to implement our business strategy:

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Initial Portfolio of Income-Generating Excess MSRs. Upon completion of this offering and the concurrent private placement, we intend to acquire from Freedom Mortgage Excess MSRs on a notional amount of approximately $20.8 billion for a purchase price of approximately $100 million. We expect our initial investments in these Excess MSRs to generate positive earnings immediately after the completion of this offering. See “—Our Portfolio—Our Initial Excess MSRs.”

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Proprietary Source of Excess MSRs. We intend to capitalize on our relationship with Freedom Mortgage to source additional opportunities to acquire Excess MSRs on a monthly flow basis as well as on a bulk basis. We expect to co-invest in such Excess MSRs with Freedom Mortgage on terms and according to protocols approved by our independent directors. The ability to source attractively priced Excess MSRs for our portfolio through our relationship with Freedom Mortgage reduces our reliance on purchasing these assets through a competitive bidding process, which we believe allows us to acquire these assets on a more cost-effective and consistent basis than we would through a competitive bidding process.

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Ability to Mitigate Excess MSRs Prepayment Risk with Recaptured Loans. Freedom Mortgage has a proven ability to engage in recapture originations. For the period from January 1, 2011 to June 30, 2013, Freedom Mortgage’s monthly weighted average recapture rate (based on the numbers of loans) with respect to FHA and VA mortgage loans in its servicing portfolio was 75%. Recapture originations allow Freedom Mortgage to extend the longevity of its servicing-related cash flows, including the excess servicing spreads on the Excess MSRs we plan to acquire from Freedom Mortgage. As part of our strategic alliance, we will capitalize on Freedom Mortgage’s recapture origination capabilities by entering into recapture agreements with Freedom Mortgage with respect to our flow and bulk purchases from Freedom Mortgage. For a summary of the recapture terms related to our investments in Excess MSRs, see “—Our Company” above. We expect our recapture agreements with Freedom Mortgage to help us to mitigate the negative impact of voluntary prepayments on our Excess MSRs. In the absence of recapture, voluntary prepayments would eliminate the Excess MSRs on the mortgage loans being prepaid. Accordingly, we believe our relationship with Freedom Mortgage and its ability to engage in recapture originations will allow us to reduce the impact voluntary prepayments have on our Excess MSRs and increase the returns we are able to provide to our stockholders. We believe Freedom Mortgage’s retention of MSRs and its co-investment with us in Excess MSRs will align its interest with ours to try to maximize recapture.

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Access to Freedom Mortgage’s Existing Servicing Platform. We believe our relationship with Freedom Mortgage will provide us with unique, real-time insights into and access to residential mortgage market information, particularly with respect to Excess MSRs, that will enhance our ability to make investment decisions related to our target assets. In addition, non-servicers such as our company cannot own the basic servicing fee component of an MSR directly and would therefore need to co-invest with a servicer such as Freedom Mortgage in order to invest in the Excess MSR component. We believe that the number of strong, scalable non-bank servicers such as Freedom Mortgage is limited. Moreover, in the case of investments in Excess MSRs related to pools of mortgage loans that satisfy Agency guidelines, the servicer must be a Ginnie Mae-approved issuer or a GSE-approved seller/servicer. As a result, we believe other non-servicers will face difficulties in investing in Excess MSRs without having a relationship or partnership with a quality servicer.

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Flexibility Across Asset Classes. Our asset acquisition strategy is opportunistic and flexible, which will enable us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies in the residential mortgage market as attractive investment opportunities arise. Consistent with this strategy, our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market conditions. We believe this approach will allow us to identify undervalued opportunities in different market cycles across our target assets.

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Experienced Management Team with Extensive Knowledge of the Mortgage Industry. Our Manager has assembled a senior management team, each with more than 20 years of experience in the financial services industry, with a majority of that experience concentrated in the residential mortgage markets. This experience includes evaluating and acquiring mortgage servicing rights, originating mortgage loans, performing asset valuation analysis and trading and managing portfolios of mortgage assets, including RMBS, through a variety of economic cycles. Our senior management team also has significant experience in financing and hedging mortgage-related assets and liabilities. See “Management” and “Our Manager and the Management Agreement” for additional information regarding the experience of our senior management team.

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Disciplined Security Selection Process. In order to generate balanced returns on our investments, we intend to construct a portfolio with a focus on managing the various associated risks, such as duration and cash flow risk, by selecting securities that have favorable prepayment characteristics and through the liability hedging strategy we will employ.

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Alignment of Interests Between Our Stockholders, Mr. Middleman, Freedom Mortgage and Our Manager. Mr. Middleman, our Chairman and the founder of Freedom Mortgage, will purchase directly from us in the concurrent private placement $20.0 million in shares of our common stock, at a price per share equal to the public offering price. These shares and any other shares of our common stock Mr. Middleman and his affiliates may acquire during the lock-up period will be subject to a lock-up agreement between Mr. Middleman and the underwriters for one year after the closing of this offering. As a result, the economic interests of Mr. Middleman and his affiliates, including Freedom Mortgage and our Manager, will be significantly aligned with those of our stockholders. In addition, through its retention of MSRs to which our Excess MSRs relate and its co-investment in Excess MSRs with us, Freedom Mortgage’s economic interest will be further aligned with the interests of our stockholders.

Our Strategy

We intend to utilize an opportunistic strategy to seek to provide investors with attractive current yields and risk-adjusted total returns by:

•	allocating a majority of our equity capital, on an unleveraged basis, to the acquisition of Excess MSRs through:

•	flow purchases from or bulk purchases with Freedom Mortgage pursuant to the terms of our strategic alliance agreements; and

•	flow purchases from or bulk purchases with third-party servicers other than Freedom Mortgage;

•	taking advantage of opportunities in the Agency RMBS market by acquiring Agency RMBS on a leveraged basis;

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over time, as the market for prime jumbo mortgage loans grows, taking advantage of opportunities in this market by purchasing these assets, from, or potentially in partnership with, Freedom Mortgage; and

•	opportunistically mitigating our prepayment, interest rate and, to a lesser extent, credit risk by using recapture agreements and a variety of hedging instruments.

Our strategy is adaptable to changing market environments, subject to compliance with the income and other tests that we must satisfy to qualify as a REIT and maintain our exclusion from regulation as an investment company under the Investment Company Act. As a result, although we intend to focus initially on the acquisition and management of Excess MSR assets on an unleveraged basis and Agency RMBS on a leveraged basis, our acquisition and management decisions will depend on prevailing market conditions and our targeted asset classes may vary over time in response to market conditions. Our Manager is authorized to follow very broad investment guidelines and, as a result, we cannot predict our portfolio composition. We may change our strategy and policies without a vote of our stockholders. Moreover, although our independent directors will periodically review our investment guidelines and our portfolio, they generally will not review our proposed asset acquisitions (other than pursuant to the protocols established for asset acquisitions with Freedom Mortgage, including in accordance with our strategic alliance agreements or otherwise) or asset management decisions.

We do not have a formal portfolio turnover policy for our Agency RMBS and do not intend to adopt one. We may dispose of Agency RMBS earlier than anticipated or hold such assets longer than anticipated if market conditions, availability of leverage or other factors dictate. Although we generally intend to hold our Excess MSRs until maturity, we may, from time to time, sell any of our Excess MSRs as part of our overall management of our portfolio. Proceeds from the sale of our target assets will be used to repay indebtedness and to purchase additional target assets.

Our Targeted Asset Classes

Excess MSRs

The servicing fee relating to an MSR is made up of two components: a basic servicing fee and what is commonly referred to as the excess mortgage servicing fee. Excess MSRs are interests in MSRs, representing the excess mortgage servicing fee paid to mortgage servicers. The determination of the fair value of Excess MSRs will require our management to make numerous estimates and assumptions including, without limitation, estimates of the future cash flows from the excess mortgage servicing fees, which in turn are based upon assumptions about interest rates as well as prepayment rates, delinquencies and foreclosure rates of the underlying mortgage loans.

The values of Excess MSRs can be highly sensitive to changes in interest rates. Historically, the value of Excess MSRs relating to Agency servicing has increased when interest rates rise and decreased when interest rates decline due to the effect those changes in interest rates have on prepayment estimates. Subject to qualifying and maintaining our qualification as a REIT, we may pursue various hedging strategies to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and financing used and other changing market conditions. Prepayment speeds significantly affect the value of Excess MSRs. Prepayment speed is the measurement of how quickly borrowers pay down the UPB of their loans or how quickly loans are otherwise liquidated or charged off. When we purchase Excess MSRs, we base the price we pay and the rate of amortization of those assets on, among other things, our projection of the cash flows from the pool of mortgage loans underlying the related MSRs. Our expectation of prepayment speeds is a significant assumption underlying those cash flow projections. If prepayment speeds are significantly greater than expected, the carrying value of Excess MSRs could exceed their estimated fair value.

In addition, delinquency rates have a significant impact on the value of Excess MSRs. An increase in delinquencies will generally result in lower revenue because typically servicing fees are received only from performing loans. To the extent servicing fees are not being received, holders of Excess MSRs will not receive payment. The price we pay for Excess MSRs will be based on, among other things, our projections of the cash flows on the underling pools of mortgage loans. Our expectation of delinquencies is a significant assumption underlying those cash flow projections. If delinquencies are significantly greater than expected, the estimated fair value of the Excess MSRs could be diminished.

Agency RMBS

Residential Mortgage Pass-Through Certificates. Residential mortgage pass-through certificates represent interests in “pools” of mortgage loans secured by residential real property. Payments of both interest and principal, plus pre-paid principal, on the underlying residential mortgage loans are made monthly to holders of the certificates, in effect “passing through” monthly payments made by the individual borrowers on those mortgage loans, net of fees paid to the issuer/guarantor and servicers of the securities. We intend to acquire and own primarily whole-pool pass-through certificates.

Collateralized Mortgage Obligations. CMOs are structured instruments representing interests in specified mortgage loan collateral. CMO securitizations consist of multiple classes, or tranches, of securities, with each tranche having specified characteristics, based on the rules described in the securitization documents governing the division of the monthly principal and interest distributions, including prepayments, from the underlying mortgage collateral among the various tranches.

Interest Only Securities. This type of stripped security only entitles the holder to interest payments. The yield to maturity of IOs is extremely sensitive to the rate of principal payments (particularly prepayments) on the underlying pool of mortgages. If we decide to invest in these types of securities, we anticipate doing so primarily to take advantage of particularly attractive prepayment-related or structural opportunities in the Agency RMBS markets.

Inverse Interest Only Securities. This type of stripped security has a coupon with an inverse relationship to its index and is subject to caps and floors. An inverse IO entitles the holder to interest only payments based on a notional principal balance, which is typically equal to a fixed rate of interest on the notional principal balance less a floating rate of interest on the notional principal balance that adjusts according to an index subject to set minimum and maximum rates. The value of inverse IOs will generally decrease when its related index rate increases and increase when its related index rate decreases.

TBAs. In addition to investing in specific pools of Agency RMBS, we may utilize forward-settling purchases and sales of Agency RMBS where the underlying pools of mortgage loans are TBAs. Pursuant to these TBA transactions, we agree to purchase or sell, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. TBAs are liquid and have quoted market prices and represent the most actively traded class of RMBS. Our ability to engage in TBA transactions may be limited by the gross income and asset tests applicable to REITs. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests” and “—Asset Tests.”

Prime Jumbo Mortgage Loans

We believe that the market for non-conforming loans including, in particular, prime jumbo mortgage loans, will grow. We further believe that as the U.S. Government reduces the loan balance threshold for conforming mortgage loans, which was raised during the recent financial crisis, there will be an even greater need for lenders to provide credit in the non-conforming loan market. As a result, we expect our portfolio to include this asset class over time. We do not expect this asset class to be a significant part of our portfolio for at least the next 14 to 18 months after the completion of this offering.

The prime jumbo mortgage loans we intend to acquire may be ARMs, hybrid ARMs or FRMs with original terms to maturity of not more than 30 years and will be either fully amortizing or interest-only for up to ten years, and fully amortizing thereafter. Subject to availability of this asset class for purchase, we intend to acquire first lien mortgages secured primarily by residential single family one to four unit homes in the United States, that can be owner occupied primary residences, second homes or investment properties, and that can be detached homes, attached homes, townhouses, cooperatives, condominiums or planned-unit-development properties. FRMs bear an interest rate that is fixed for the term of the loan and do not adjust. The interest rates on ARMs generally adjust monthly (although some may adjust less frequently) to an increment over a specified interest rate index. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three to ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and Hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date.

We currently do not intend to originate mortgage loans or provide other types of financing directly to the owners of residential real estate. We intend to acquire prime jumbo mortgage loans that are underwritten to our specifications. We may acquire prime jumbo mortgage loans underwritten to our specifications from Freedom Mortgage or other originators. To the extent Freedom Mortgage originates prime jumbo mortgage loans that satisfy our investment parameters and guidelines, we expect to negotiate an arrangement with Freedom Mortgage so we have the right to purchase such loans. Any such arrangement will be subject to the review and approval our independent directors.

To the extent that we purchase prime jumbo mortgage loans, our Manager intends to perform financial, operational and legal due diligence to assess the risks of acquisition. Our Manager’s investment process is discussed under the caption “—Our Investment Process—Prime Jumbo Mortgage Loans” below.

We may acquire prime jumbo mortgage loans for our portfolio with the intention of either holding them in our residential mortgage loan portfolio or securitizing them and retaining them in our portfolio as securitized mortgage loans. See “—Financing Strategy” below.

Other Residential Mortgage Assets

From time to time and as market conditions warrant, we may acquire other residential mortgage assets, including MSRs and non-Agency RMBS. We currently do not intend to acquire subprime or Alt-A mortgage loans. In the future, subject to the receipt of appropriate licensing and Agency approvals, we may pursue flow and bulk acquisitions of MSRs through our TRS, Cherry Hill TRS, LLC. Our ability to acquire MSRs will be subject to the applicable REIT qualification tests. We likely will have to hold any MSRs through our TRS, which will be subject to corporate income tax. The tax liability of our TRS (if it holds MSRs) would negatively impact our returns from those assets. In addition, non-Agency RMBS, if we decide to purchase them, are subject to risk of default, among other risks, and could result in greater losses. For a discussion of the risks associated with an investment in these asset classes, please refer to “Risk Factors—Risks Related to Our Business.”

Subject to qualifying and maintaining our qualification as a REIT, over time, we may acquire securities, including debt and equity tranches of securitizations backed by various asset classes, and common stock, preferred stock and debt of other real estate-related entities.

Our Investment Guidelines

Our board of directors will adopt a set of investment guidelines that sets forth our target assets and other criteria used to evaluate specific assets as well as the overall portfolio composition. Our Manager will make determinations as to the percentage of assets that will be invested in each of the target asset classes, consistent with the investment guidelines adopted by our board. Our Manager’s acquisition decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of assets that will be acquired in any of the target asset classes at any given time, and such allocations may differ from any allocations provided in this prospectus. In addition, our investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. Changes to our investment guidelines may include, without limitation, modification or expansion of the types of assets which we may acquire. To the extent that our board of directors approves material changes to our investment guidelines, we will inform stockholders of such changes through disclosure in our periodic reports and other filings required under the Exchange Act.

Our Manager’s Investment Committee, which will be comprised of members of our senior management team and Freedom Mortgage’s senior management team, will review our compliance with our guidelines periodically and our board of directors will receive a report each quarter in conjunction with its review of our quarterly results. Our board of directors also will review our portfolio of assets and related compliance with our policies, procedures and guidelines at each regularly scheduled board meeting. An independent committee of our board of directors will review the material terms of any transaction between us and Freedom Mortgage, including the pricing terms, to determine if the terms of those transactions are fair and reasonable. In particular, prior to entering into any such transaction with Freedom Mortgage, an independent committee of our board will review and approve any flow parameters and agreements to purchase Excess MSRs or bulk Excess MSR purchases we may make with Freedom Mortgage as well as any parameters and agreements pursuant to which we will acquire prime jumbo mortgage loans or other loans originated by Freedom Mortgage. We expect to also retain an independent valuation service to assist our management and our independent directors in making pricing determinations on Excess MSRs and other assets we purchase from Freedom Mortgage.

We expect our board of directors to adopt the following guidelines for our assets and borrowings:

•	No acquisition will be made if it causes us to fail to qualify as a REIT;

•	No acquisition will be made if it causes us to be required to register as an investment company under the Investment Company Act;

•	Our investments will be predominantly in our target assets; and

•

Until appropriate assets can be identified, our Manager may deploy the proceeds of this and any future offerings in interest bearing, short term investments, including money market accounts and/or funds that are consistent with our intention to qualify as a REIT.

These guidelines may be changed from time to time by a majority of our board of directors without the approval of our stockholders.

Our Portfolio

Our Initial Excess MSRs

Upon completion of this offering and the concurrent private placement, we will enter into two separate Excess MSR acquisition and recapture agreements with Freedom Mortgage. Pursuant to the first agreement, we will acquire from Freedom Mortgage an 85% participation interest in the Excess MSRs in Pool 1. These Excess

MSRs relate to a pool of predominantly fixed rate, Ginnie Mae-eligible FHA and VA mortgage loans, substantially all of which were originated by Freedom Mortgage after January 1, 2012. We expect Pool 1 to have an aggregate outstanding UPB of approximately $10.1 billion as of the closing of this offering. The purchase price for our Excess MSRs in Pool 1 is approximately $60 million and will be funded with a portion of the net proceeds of this offering and the concurrent private placement.

Pursuant to the second agreement, we will acquire from Freedom Mortgage a 50% participation interest in the Excess MSRs in Pool 2. These Excess MSRs relate to a pool of adjustable rate Ginnie Mae-eligible VA hybrid ARMs. Freedom Mortgage acquired the servicing rights to Pool 2 in bulk from a third party seller on August 30, 2013. The mortgage loans in Pool 2 were originated by the third party seller after January 1, 2011. Ginnie Mae approved the transfer of servicing rights from the seller to Freedom Mortgage. We expect Pool 2 to have an aggregate outstanding UPB of approximately $10.7 billion as of the closing of this offering. The purchase price for our Excess MSRs in Pool 2 is approximately $40 million and will be funded with a portion of the net proceeds of this offering and the concurrent private placement.

Freedom Mortgage will continue to own the MSRs on, and will be the primary servicer of, the mortgage loans in the Initial Pools. Freedom Mortgage will also retain the remaining participation interests in the Excess MSRs in the Initial Pools. We will not have any servicing duties, advance obligations or liabilities associated with servicing the mortgage loans in either pool, and Freedom Mortgage will be responsible for the duties, advance obligations and liabilities associated with servicing the mortgage loans in the Initial Pools.

Set forth below are certain summary characteristics for the mortgage loans in each of the Initial Pools. We believe the characteristics set forth in the table and chart below are representative of the characteristics of the pools as it will be constituted at the closing of this offering, although the Aggregate UPB and certain weighted averages may vary due to prepayments and defaults:

	As of June 30, 2013 Pool 1	As of July 20, 2013 Pool 2	Total
Aggregate UPB	$10.1 billion	$10.7 billion	$20.8 billion
Average UPB	$202,289	$167,667	$182,832
Fully Amortizing FRMs(1)	99%	0%	48%
Fully Amortizing ARMs(1)	1%	100%	52%

Weighted average note rate	3.50%	2.67%	3.07%
Weighted average gross servicing fee	28 basis points	44 basis points	36 basis points

Weighted average remaining term	340 months	345 months	343 months
Weighted average seasoning	7 months	13 months	10 months

Weighted average FICO(2)	707	665	688
Weighted average LTV(3)	94%	N/A	94%
Streamline Refinance Loans(1)	85%	100%	93%

Delinquency (30+ days)(1)	2%	6%	4%
Aggregate UPB of mortgage loans in foreclosure	$21.8 million	$65.0 million	$86.8 million

Loan Type
FHA(1)(4)	43%	—	21%
VA(1)(4)	57%	100%	79%

Other
FICO >= 650(1)	84%	50%	67%
LTV >= 90%(5)	12%	N/A	6%

(1)	As a percentage of Aggregate UPB.
(2)	Reflects a non-zero weighted average.

(3)	Reflects a non-zero weighted average LTV for loans that are non-Streamline Refinance Loans.
(4)	All FHA and VA mortgage loans are insured by FHA or partially guaranteed by VA, respectively.
(5)	As a percentage of Aggregate UPB of non-Streamline Refinance Loans.

The following charts illustrate the top-five state concentrations for the underlying mortgage loans in Pool 1, Pool 2 and the Initial Pools as of June 30, 2013:

To the extent the aggregate UPB of the mortgage loans in Pool 1 is less than $10.1 billion prior to our acquisition of the initial Excess MSRs in Pool 1, Freedom Mortgage will augment Pool 1 with a sufficient amount of additional mortgage loans so that Pool 1, in combination with such additional loans, has an aggregate UPB of approximately $10.1 billion. Any such additional mortgage loans will have been originated by Freedom Mortgage and will have characteristics substantially similar to the mortgage loans set forth in the table above.

Agency RMBS

In addition to our initial investments in Excess MSRs, we plan to invest the remainder of the net proceeds of this offering and the concurrent private placement in Agency RMBS, primarily through the acquisition of Agency whole-pools, on a leveraged basis. While we intend to invest in both Agency RMBS backed by FRMs and hybrid ARMs, we expect to be initially invested primarily in Agency whole-pools backed by 30-year, 20-year and 15-year FRMs that offer favorable prepayment and duration characteristics. We believe these types of Agency RMBS are readily available in the market. We believe seasoned pools, low loan balance pools and HARP loan pools have strong call protection characteristics. We also believe new production, unseasoned, current coupon pools are attractive due to low initial prepayment characteristics.

Our Asset Acquisition Process

Our asset acquisition process benefits from the resources and professionals of our Manager and Freedom Mortgage. The process will be managed by our Manager’s Investment Committee, which will include, among others: Mr. Middleman, the founder, Chairman and Chief Executive Officer of Freedom Mortgage, who also serves as our Chairman; Mr. Lown, our President and Chief Investment Officer; and Mr. Levine, our Chief Financial Officer, Secretary and Treasurer. Mr. Lown and Mr. Levine also serve as officers of our Manager and of Freedom Mortgage. The Investment Committee will operate under investment guidelines and meet periodically to develop a set of preferences for the composition of our portfolio. The primary focus of our Manager’s Investment Committee will be to review and approve our investment policies and our portfolio composition and related compliance with our guidelines. Our Manager’s Investment Committee will have authority delegated by our board of directors to authorize transactions consistent with our investment guidelines. Any transactions deviating in a material way from these guidelines must be approved by our board of directors.

The following describes our Manager’s investment process with respect to our primary targeted asset classes, Excess MSRs, Agency RMBS and prime jumbo mortgage loans.

Excess MSR Investment Process

Sourcing: We expect to source a substantial portion of our Excess MSRs in partnership with Freedom Mortgage. In connection with the completion of this offering, we will enter into strategic alliance agreements with Freedom Mortgage, including a flow and bulk Excess MSR purchase agreement. Our strategic alliance agreements are intended to provide us with a predictable and proprietary source of Excess MSR acquisition opportunities. Accordingly, we will not be dependent on competitive bidding in order to construct a portfolio of Excess MSR assets. Under our strategic alliance agreements: (i) Freedom Mortgage will be obligated to offer us, on a monthly flow basis, the right to co-invest in the Excess MSRs related to Freedom Mortgage’s MSRs on mortgage loans pooled and sold by Freedom Mortgage on a servicing retained basis during the previous month; and (ii) Freedom Mortgage will be obligated to offer us the right to co-invest in the Excess MSRs related to any MSRs on mortgage loans Freedom Mortgage acquires through a bulk purchase from a third-party servicer. Freedom Mortgage generally will be required to co-invest with us on the Excess MSRs we obtain from them to ensure our incentives are aligned. Freedom Mortgage will be required to agree to not sell, transfer, or otherwise, encumber without our consent, the MSRs to which our Excess MSRs relate and their co-investment in the Excess MSRs, provided, however, our consent is not required if the transfer of the MSRs is directed by an Agency. We will not be obligated to purchase any Excess MSR assets from Freedom Mortgage pursuant to our strategic alliance agreements or otherwise. We also intend to take advantage of our senior management team’s network of relationships with financial institutions and other participants in the residential mortgage markets to source and acquire Excess MSRs from third-party servicers. We believe these relationships will enable our Manager to identify new investment opportunities as we seek to deploy our capital and maximize our risk-adjusted returns. Although we have the ability to acquire Excess MSRs for pools that are of a lower credit quality than our Initial Pools, we currently do not intend to invest in Excess MSRs on these types of pools.

At the beginning of each quarter, we and Freedom Mortgage will agree on the parameters that will be used to determine the price to be paid for our investment in the Excess MSRs on mortgage loans pooled and sold by Freedom Mortgage during that quarter, called flow production. Those parameters may include, but will not be limited to (1) the basic servicing fee on the quarterly flow production, which, in turn, results in a weighted average rate at which the Excess MSRs are expected to accrue, (2) the aggregate original principal balance of the flow production expected, (3) the weighted average gross coupon on the flow production, (4) the weighted average remaining term to maturity of the flow production and (5) other characteristics of the flow production that may affect the rate at which those loans are expected to prepay, whether voluntarily or involuntarily. If the flow production varies from those parameters, we and Freedom Mortgage will agree upon adjustments to the price. We would determine the actual price paid mechanically by running the characteristics of a particular month’s flow production through the pricing grid previously agreed upon. If there were to be a rapid and unexpected change in the general interest rate environment or the characteristics of Freedom Mortgage’s flow production, we would expect we and Freedom Mortgage would agree to changes in the pricing parameters. In any case, our independent directors will approve the pricing parameters we have agreed to for the acquisition of flow production.

The split between the basic servicing fee and the excess servicing fee for future pools, and the terms of any related recapture provisions, could differ from those for the Initial Pools. The split and recapture provisions for future pools will be agreed upon by Freedom Mortgage and us prior to entering into future Excess MSR transactions and the split, the recapture provisions, if any, and all other pricing parameters, will be approved by our independent directors. The split between the basic and excess servicing fees for future pools will be determined by negotiation of the basic servicing fee, which, at the time the basic servicing fee is determined, will represent Freedom Mortgage’s anticipated direct costs of servicing the mortgage loans in the pool, Freedom Mortgage’s anticipated sub-servicer oversight costs, if any, and the reasonable compensation to be paid to Freedom Mortgage for servicing the mortgage loans in the pool.

If we are presented with the opportunity to invest in Excess MSRs related to MSRs acquired by Freedom Mortgage from third-party services on a bulk basis, we and Freedom Mortgage will either agree at the time on a price for our co-investment, which will require approval by our independent directors, or we will decline the offered opportunity to co-invest with Freedom Mortgage. If we decline, Freedom Mortgage will be free to proceed on its own or offer the opportunity to another party with no further obligation to us. In addition, Freedom Mortgage may, but is not obligated to, offer us the opportunity to invest on a bulk basis in Excess MSRs related to MSRs owned by Freedom Mortgage. In that case the price and percentage of our investment, which could be 100% in such a case, will be negotiated and approved by our independent directors.

Although MSRs are traded frequently, and we expect trading activity to accelerate in the future, there is no organized or recognized market for the offer and sale of MSRs or Excess MSRs. In addition there are many characteristics that can potentially affect the performance of the underlying mortgage loans and consequently, the price at which an investor may be willing to invest. There often will be a spread between the bid and the asked price which is often a function of the needs and desires of the parties involved many of which may have nothing to do with the value of the MSR. As a result, there is no recognized market to which we can look to accurately compare prices for our investments in Excess MSRs.

Screening/Risk Management: We will seek to reduce our exposure to interest rate and subsequent prepayment risks through the structuring of our investments in Excess MSRs. In conjunction with any acquisition of Excess MSRs, we will seek to enter into recapture agreements with Freedom Mortgage and other servicers from whom we acquire Excess MSRs. For a summary of the recapture terms related to our investments in Excess MSRs, see “—Our Company” above. Our Manager will evaluate each investment opportunity based on its expected risk-adjusted return relative to other comparable investment opportunities available to us. Each investment will be screened by our Manager to determine its impact on our REIT qualification and our exclusion from regulation under the Investment Company Act. Prior to making an investment decision, our Manager expects to determine whether an investment will cause the portfolio to be too heavily weighted to any specific loan characteristics such as geographic location or product type.

Initial Due Diligence/Underwritings: As part of the investment evaluation process as it relates to acquisitions from Freedom Mortgage, our Manager intends to obtain fair market valuations from a qualified independent third-party service providers to assist in determining the acquisition pricing and to ensure terms are appropriate and conform to current market standards. Prior to any acquisition of an Excess MSRs, we intend to perform due diligence on the proposed investment including conducting a detailed review of the servicer’s operations and financial condition. Our underwriting process will include assessing among other items, the servicer’s ability to fulfill their contractual obligations to us under the respective excess servicing acquisition agreement and to the Agencies and investors under the related servicing contracts. In addition we intend to engage third-party specialists to assist us in our due diligence and underwriting efforts, which will include examining the proposed investment’s underlying loan portfolio’s origination and servicing files.

Investment Committee: All of our investments will require approval by our Manager’s Investment Committee and must comply with a set of investment parameters and agreements approved by our independent directors. Our Manager’s Investment Committee expects to meet regularly or as otherwise needed to evaluate potential investments and review our investment portfolio. Additionally, the members of our Manager’s Investment Committee are anticipated to be available to guide our Manager’s investment professionals throughout their evaluation, underwriting and structuring of prospective investments. Generally, our Manager’s senior management team will be responsible for presenting to our Manager’s Investment Committee a memorandum on the investment opportunities that provides an overview of the collateral, due diligence conducted, key financial metrics and analyses, as well as investment considerations and risk mitigants.

Asset Management and Portfolio Monitoring: Our Manager will set up servicer oversight procedures in order to track the performance of the servicer and proactively address and resolve any issues in connection with its obligations under our acquisition and recapture agreements, as well as require notification and updated reporting as to its compliance and performance status under their related Agency servicing agreements. Servicer oversight procedures will include monthly performance reporting on the underlying loan portfolios of our Excess MSR investments and performance reporting on the servicer including agency scorecards, internal and external audit reports and performance reporting on any related sub-servicers for servicing functions outsourced by the servicer. In addition, we will obtain quarterly valuations on our Excess MSR investment portfolio from qualified specialists.

Agency RMBS Investment Process

Our Manager expects to identify Agency RMBS investment opportunities through its network of broker-dealer relationships. Our Manager will be responsible for sourcing and screening our target Agency RMBS asset acquisition opportunities and assessing asset suitability. Our Manager expects to conduct interest rate and prepayment analysis, evaluate cash flows and collateral performance, related servicer and originator performance information. Upon identification of an acquisition opportunity, the asset will be screened and monitored by our Manager to determine its impact on qualifying and maintaining our qualification as a REIT and maintaining our exemption from registration under the Investment Company Act. When evaluating Agency RMBS, our Manager will analyze various factors affecting the rate at which mortgage prepayments occur, including changes in the level and directional trends in housing prices, interest rates, general economic conditions, the age of the mortgage loan, the location of the property and other social and demographic conditions.

Prime Jumbo Mortgage Loan Investment Process

We expect our Manager to take advantage of the broad network of relationships of the mortgage investment team provided by our Manager to identify opportunities for us to acquire our prime jumbo mortgage loans. These individuals have extensive long-term relationships with financial intermediaries, including primary dealers, investment banks, brokerage firms, repurchase agreement counterparties, leading mortgage originators and commercial banks. We also expect our Manager’s relationship with Freedom Mortgage to provide access to its loan origination platform and longstanding relationships in the mortgage banking industry and in the future we may enter into a sourcing agreement with Freedom Mortgage in order to obtain access to a pipeline of prime jumbo mortgage loans. We believe these relationships will enable our Manager to identify new investment opportunities as we seek to deploy our capital and maximize our risk-adjusted returns. As our Manager identifies originators, banks, investment banks and broker-dealers with whom it expects to enter into strategic origination and sourcing arrangements, each prospective partner will be vetted through a thorough financial and background analysis, including a review of their operations, transaction history, financial statements and business model. We expect our Manager to identify opportunities for us to acquire our prime jumbo mortgage loans. Our Manager will be responsible for sourcing and screening our target prime jumbo mortgage loan acquisition opportunities and assessing loan suitability. Each prospective originator will be vetted through a thorough financial and background analysis and we will also conduct a due diligence review of each servicer before executing a servicing agreement. Upon identification of an investment opportunity, our Manager also expects to evaluate it based on its expected risk-adjusted return relative to other comparable investment opportunities available to us. Each investment will be screened by our Manager to determine its impact on our REIT qualification and our exclusion from regulation as an investment company under the Investment Company Act. The terms of any leverage available to us for use in funding an investment purchase will also be taken into consideration, as are any risks posed by illiquidity or correlations with other securities in the portfolio. Our Manager will then analyze target loan pools and conduct follow-up due diligence as part of the underwriting process. Prior to purchasing any such loan, we will verify that each asset meets our stringent underwriting requirements. Ultimately, all investments made by our company will require approval by our Manager’s Investment Committee and must comply with a set of investment parameters and agreements approved by our independent directors. Additionally, our Manager will seek to reduce downside risk related to unanticipated credit events through the use of active asset surveillance to evaluate collateral pool performance and will proactively manage positions consistent with qualifying and maintaining our qualification as a REIT.

Interest Rate Hedging and Risk Management

We intend to opportunistically manage our interest rate risk by using various hedging strategies to mitigate such risks, subject to qualifying and maintaining our qualification as a REIT. The interest rate hedging instruments that we intend to use include, without limitation: interest rate swaps (floating-to-fixed, fixed-to-floating, or more complex swaps such as floating-to-inverse floating, callable or non-callable); CMOs; TBAs; U.S. treasury securities; swaptions, caps, floors and other derivatives on interest rates; futures and forward contracts; and options on any of the foregoing.

Subject to qualifying and maintaining our qualification as a REIT and maintaining our exclusion from regulation as an investment company under the Investment Company Act, we may utilize certain derivative financial instruments and other hedging instruments to mitigate interest rate risk we expect to arise from our repurchase agreement financings associated with our Agency RMBS. Specifically, we may seek to manage our exposure to interest rate risk in part by entering into short positions in interest rate swaps to offset the potential adverse effects that changes in interest rates will have on our borrowing costs. We may be exposed to mismatches between the interest we earn on our investments and our borrowing costs, caused by fluctuations in short-term interest rates. An interest rate swap is an agreement to exchange interest rate cash flows, calculated on a notional principal amount, at specified payment dates during the life of the agreement. Typically, one party pays a fixed interest rate and receives a floating interest rate and the other party pays a floating interest rate and receives a fixed interest rate. Each party’s payment obligation is computed using a different interest rate. In an interest rate swap, the notional principal is never exchanged.

In addition to investing in specific pass-through securities, we may utilize forward-settling purchases and sales of Agency RMBS where the underlying pools of mortgage loans are “To-Be-Announced,” or “TBAs.” Pursuant to these TBA transactions, we will agree to purchase or sell, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. We will engage in TBA transactions for purposes of managing certain risks associated with the Agency RMBS we will own. The principal risks that we will use TBAs to mitigate are interest rate and yield spread risks. For example, we may hedge the interest rate and/or yield spread risk inherent in the Agency RMBS we will own by taking short positions in TBAs that are similar in character. Alternatively, we may engage in TBA transactions because we find them attractive on their own, from a relative value perspective or otherwise. Our ability to engage in TBA transactions may be limited by our intention to qualify and remain qualified as a REIT.

On December 7, 2012, the CFTC issued a no-Action Letter that provides mortgage REITs relief from such registration, or the No-Action Letter, if they meet certain conditions and submit a claim for such no-action relief. We believe we meet the conditions set forth in the No-Action Letter and we have filed our claim with the CFTC in order to rely on the no-action relief from registration. However, if in the future we do not meet the conditions set forth in the No-Action Letter or the relief provided by the No-Action Letter becomes unavailable for any other reason, we may need to seek to obtain another exemption from registration or our Manager could be required to register as a “commodity pool operator” with the CFTC and would become subject to additional disclosure, recordkeeping and reporting requirements, which would increase our expenses.

Liquidity Management

As part of the risk management and liquidity management functions that our Manager will perform for us, our Manager will compute a “cash buffer,” which, at any given point in time, will represent the amount of our free cash in excess of what our Manager estimates would be required, especially in times of market dislocation, to support our particular assets and liabilities at such time. Thus, rather than focusing solely on our leverage, our Manager will typically seek to maintain a positive cash buffer. However, our Manager is not required to maintain a positive cash buffer and may choose not to maintain a positive cash buffer at certain times, for example, if it believes there are compelling market opportunities to pursue.

Our Financing Strategies and Use of Leverage

We do not currently intend to leverage our investments in Excess MSRs. We intend to finance our Agency RMBS with what we believe to be a prudent amount of leverage, which will vary from time to time based upon the particular characteristics of our portfolio, availability of financing and market conditions. Our borrowings will primarily consist of repurchase transactions under master repurchase agreements. Our repurchase transactions will be collateralized by our Agency RMBS. In a repurchase transaction, we will sell an asset to a counterparty at a discounted value, or the loan amount, and simultaneously agree to repurchase the same asset from such counterparty at a price equal to the loan amount plus an interest factor. Despite being legally structured as sales and subsequent repurchases, repurchase transactions are generally accounted for as debt secured by the underlying assets. During the term of a repurchase transaction, we will generally receive the income and other payments distributed with respect to the underlying assets and pay interest to the counterparty. While the proceeds of our repurchase financings often will be used to purchase additional Agency RMBS subject to the same master repurchase agreement, our financing arrangements are not expected to restrict our ability to use proceeds from these arrangements to support our other liquidity needs. Our master repurchase agreements will typically be documented under the standard form master repurchase agreement published by SIFMA.

As of the date of this prospectus, we have entered into repurchase agreements with multiple counterparties, including affiliates of certain of the underwriters, and we are also in the process of negotiating additional repurchase agreements with various other counterparties, which we intend to use for the purchase of Agency RMBS. This financing is uncommitted and continuation of such financing cannot be assured. These agreements are subject to the successful completion of this offering.

We may utilize other types of borrowings in the future, including term facilities or other more complex financing structures. Additionally, we may take advantage of available borrowings, if any, under new programs established by the U.S. Government to finance our assets. We also may raise capital by issuing unsecured debt, preferred or common stock or trust preferred securities.

Although we are not required to maintain any particular minimum or maximum target debt-to-equity leverage ratio with respect to our Agency RMBS assets, the amount of leverage we may employ for this asset class will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility, financing counterparty risk and other factors. Our Manager’s Investment Committee will have discretion, without the need for further approval by our board of directors, to change the amount of leverage we utilize for our Agency RMBS. We do not have a targeted debt-to-equity ratio for our Agency RMBS, although we expect currently that our debt-to-equity ratio initially will be approximately 8:1 for our Agency RMBS assets and could be as high as 10:1 depending on market conditions. We intend to use leverage for the primary purpose of financing our Agency RMBS portfolio and not for the purpose of speculating on changes in interest rates. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity. In the future, we expect to acquire prime jumbo mortgage loans. We anticipate evaluating leverage policies for prime jumbo mortgage loans at such time. Currently, we do not intend to acquire non-Agency RMBS, but we may do so in the future, and we anticipate evaluating leverage policies for this asset class if and when we begin to acquire this asset class.

Conflicts of Interest

Our Manager is an affiliate of Freedom Mortgage. Both our Manager and Freedom Mortgage are wholly owned and controlled by Mr. Middleman. Prior to the completion of this offering, we had no independent directors and Mr. Middleman was our sole director.

We are dependent on our Manager for our day-to-day management, and we do not have any employees. Our executive officers and the officers and employees of our Manager are also officers or employees of Freedom Mortgage and, with the exception of those officers that are dedicated to us, we compete with Freedom Mortgage for access to those individuals. The ability of our Manager’s officers and personnel, with the exception of those officers that are dedicated to us, to engage in other business activities, including the management of Freedom Mortgage, may reduce the time our Manager and certain of its officers and personnel spend managing us.

Our management agreement with our Manager, our strategic alliance agreements between us and Freedom Mortgage and the Excess MSR acquisition and recapture agreements and any other agreements that we may enter into with Freedom Mortgage in the future, whether pursuant to our strategic alliance agreements or otherwise, have been or will be negotiated between related parties and their respective terms, including the purchase price we will pay to Freedom Mortgage for Excess MSRs, including our investments in Excess MSRs, and the fees and other amounts payable, may not be as favorable to us as if they were negotiated on an arm’s-length basis with unaffiliated third parties. Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under such agreements because of our desire to maintain our ongoing relationships with Freedom Mortgage and our Manager. In order to help minimize conflicts of interest with Freedom Mortgage, prior to entering into any transaction with Freedom Mortgage, our independent directors will review the material terms of any such transaction, including any pricing terms, to determine if the terms of the transaction are fair and reasonable. In particular, prior to entering into any such transaction, our independent directors will review and approve the parameters and agreements related to flow purchases of Excess MSRs from, and bulk purchases of Excess MSR we may make with, Freedom Mortgage, as well as any parameters and agreements pursuant to which we may acquire from Freedom Mortgage prime jumbo mortgage loans or other loans or assets in the future. We expect to also retain an independent valuation service to assist our management and our independent directors in making pricing determinations on Excess MSR assets we purchase from Freedom Mortgage.

Our business strategy is highly dependent upon the services provided by our Manager under the terms of our management agreement and our strategic alliance agreements with Freedom Mortgage. Although our independent directors have the ability to terminate our management agreement in the case of a material breach of a term of the agreement by our Manager, because the termination of our management agreement would result in the loss of personnel key to running our business, our independent directors may be less willing to enforce vigorously the provisions of our management agreement against our Manager. Furthermore, the termination of our strategic alliance agreements with Freedom Mortgage, primarily the flow and bulk Excess MSR purchase agreement, would have a material adverse effect on certain aspects of our business.

Although we believe that our co-investment strategy under our strategic alliance agreements generally aligns our and Freedom Mortgage’s economic interests with respect to Excess MSRs, Freedom Mortgage is a separate and distinct company with its own business interests and will be under no obligation to maintain its current business strategy. In addition, to the extent we seek to leverage Freedom Mortgage’s relationships with third parties to generate future investment opportunities, Freedom Mortgage will be under no obligation to co-invest with us in the future or assist us in generating such opportunities, other than pursuant to the terms of our strategic alliance agreements. Freedom Mortgage will be under no obligation, under the terms of our strategic alliance agreements or otherwise, to offer prime jumbo mortgage loans or residential mortgage assets other than Excess MSRs and Freedom Mortgage may offer those assets to third parties without offering such assets to us.

In addition, there may be conflicts of interest inherent in our relationship with our Manager and its affiliates to the extent Freedom Mortgage or our Manager invests in or creates new vehicles to invest in Excess MSRs or other assets in which we may invest or whose investment objectives overlap with our investment objectives. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles. Members of our board of directors and employees of our Manager who are our officers may serve as officers and/or directors of these other entities. In addition, in the future our Manager or its affiliates may have investments in and/or earn fees from such other investment vehicles that are higher than their economic interests in us and which may therefore create an incentive to allocate investments to such other investment vehicles.

Our management agreement with our Manager generally does not limit or restrict our Manager or its affiliates from engaging in any business or managing other pooled investment vehicles that invest in investments that meet our investment objectives, except that under our management agreement neither our Manager nor any entity controlled by or under common control with our Manager is permitted to raise or sponsor any new pooled investment vehicle whose investment policies, guidelines or plans target as its primary investment category investments in Excess MSRs.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest, nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics will contain a conflicts of interest policy that will prohibit our directors, officers and employees, as well as employees of our Manager and Freedom Mortgage who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us, absent approval by our board of directors or except as provided in our management agreement with our Manager or in our strategic alliance agreements with Freedom Mortgage. In addition, nothing in our management agreement with our Manager binds or restricts our Manager or any of its affiliates, officers or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom our Manager or any of its affiliates, officers or employees may be acting.

Our Manager is authorized to follow very broad investment guidelines. Our independent directors will periodically review our investment guidelines and our portfolio. However, our independent directors generally will not review our proposed asset acquisitions (other than pursuant to the protocols established for asset acquisitions with Freedom Mortgage, including in accordance with our strategic alliance agreements or otherwise), dispositions or other management decisions. In addition, in conducting periodic reviews, the independent directors will rely primarily on information provided to them by our Manager. Furthermore, our Manager may arrange for us to use complex strategies or to enter into complex transactions that may be difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within our broad investment guidelines to determine the types of assets it may decide are proper for purchase by us. The management agreement with our Manager does not restrict the ability of its officers and employees from engaging in other business ventures of any nature, whether or not such ventures are competitive with our business.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities, the retention of cash flow and other funds from debt financing, including repurchase transactions, or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional shares of common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time. We may in the future, offer equity or debt securities in exchange for assets. We will engage in the purchase and sale of assets. We have not in the past and will not in the future underwrite the securities of other issuers. Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Competition

In acquiring our assets, we compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. Many of our competitors are significantly larger than us, have greater access to capital and other resources and may have other advantages over us. In addition to existing companies, other companies may be organized for similar purposes, including companies focused on purchasing mortgage assets. A proliferation of such companies may increase the competition for equity capital and thereby adversely affect the market price of our common shares. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets and establish more relationships than us.

Additionally, we may also compete with the U.S. Federal Reserve and the U.S. Treasury to the extent they purchase assets meeting our objectives pursuant to various purchase programs.

In the face of this competition, we have access to our Manager’s and Freedom Mortgage’s professionals and their industry expertise, which may provide us with a competitive advantage and help us assess risks and determine appropriate pricing for certain potential assets. In addition, we believe that these relationships enable us to compete more effectively for attractive asset acquisition opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face.

Operating and Regulatory Structure

Tax Requirements

We will elect and intend to qualify to be taxed as a REIT commencing with our short taxable year ending December 31, 2013. Provided that we qualify and maintain our qualification as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that is currently distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income excluding net capital gains. We cannot assure you that we will be able to comply with such requirements in the future. Failure to qualify as a REIT in any taxable year would cause us to be subject to U.S. federal income tax on our taxable income at regular corporate rates (and any applicable state and local taxes). Even if we qualify for taxation as a REIT, we may be subject to certain federal, state, local and non-U.S. taxes on our income. For example, if we form a TRS, the income generated by that subsidiary will be subject to U.S. federal, state and local income tax.

Investment Company Act

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term ‘‘investment securities,’’ among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We will be organized as a holding company and will conduct business primarily through our subsidiaries. We and our operating partnership intend to conduct our operations so that we do not come within the definition of an investment company by ensuring that less than 40% of the value of our total assets on an unconsolidated basis consist of “investment securities” as defined by the Investment Company Act, or the 40% Test. In addition, we believe neither we nor our operating partnership is considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor our operating partnership will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership’s wholly-owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring mortgages and other interests in real estate.

We will rely upon certain exemptions from registration as an investment company under the Investment Company Act including, in the case of our subsidiary, Cherry Hill QRS I, LLC, Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate,” which we refer to as

“qualifying real estate interests,” and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets.” In satisfying the 55% requirement, the entity may treat securities issued with respect to an underlying pool of mortgage loans in which it holds all of the certificates issued by the pool as qualifying real estate interests. We will treat the Agency whole-pool pass-through securities in which we intend to invest as qualifying real estate interests for purposes of the 55% requirement. The Excess MSRs we intend to acquire and the Agency CMOs we may acquire will not be treated as qualifying real estate interests for purposes of the 55% requirement, but will be treated as real estate-related assets that qualify for the 80% test. In addition, Cherry Hill QRS I, LLC will treat its investment in Cherry Hill QRS II, LLC as a real estate-related asset because substantially all of the assets held by Cherry Hill QRS II, LLC will be real estate-related assets.

We may form certain other subsidiaries of our operating partnership that will invest in residential mortgage assets. These subsidiaries will rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act. The securities issued by any subsidiary of our operating partnership that we may form in the future and that are exempted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.

We will monitor our compliance with the 40% Test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(5)(C).

Qualification for exclusion from registration under the Investment Company Act will limit our ability to make certain investments. In addition, complying with the tests for exclusion from registration could restrict the time at which we can acquire and sell assets. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

On August 31, 2011, the SEC published a concept release entitled “Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments” (Investment Company Act Rel. No. 29778). This release notes that the SEC is reviewing the 3(c)(5)(C) exemption relied upon by companies similar to us that invest in mortgage loans and mortgage-backed securities. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations as a result of this review. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon our exclusion from the need to register under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies that we have chosen. Furthermore, although we intend to monitor the assets of Cherry Hill QRS I, LLC, there can be no assurance that Cherry Hill QRS I, LLC will be able to maintain this exclusion from registration. In that case, our investment in Cherry Hill QRS I, LLC would be classified as an investment security, and we might not be able to maintain our overall exclusion from registering as an investment company under the Investment Company Act.

The loss of our exemption from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors—Maintenance of our exclusion from registration under the Investment Company Act imposes significant limitations on our operations.”

Investment Advisers Act of 1940

Our Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act, and is subject to the regulatory oversight of the Investment Management Division of the SEC.

Staffing and Management

We currently do not have any employees. All of our executive officers are employees of our Manager or Freedom Mortgage. See “Management—Management Agreement.”

Legal Proceedings

Neither we nor our Manager is currently subject to any legal proceedings that we or our Manager considers to be material. Nevertheless, we, our Manager and Freedom Mortgage operate in highly regulated markets that are under regulatory scrutiny. Freedom Mortgage has received, and we expect in the future may receive, inquiries and requests for documents and information from various regulators regarding its origination activities. Please refer to “Risk Factors—Risks Related to Our Business—Governmental investigations or examinations, or private lawsuits, including purported class action lawsuits, involving Freedom Mortgage could have a material adverse effect on Freedom Mortgage and its ability to perform its obligations under our strategic alliance agreements.”

MANAGEMENT

Our Director, Director Nominees and Executive Officers

Our board of directors currently consists of one director. We intend to appoint four additional directors to our board of directors upon completion of this offering, three of whom will be independent directors. Our directors each have been or will be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify. Our executive officers have each been elected to hold office, subject to our bylaws, until their respective successors are elected and qualify, their respective death or their respective resignation or removal in the manner provided for in the bylaws. Our charter and bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL or, unless our bylaws are amended, more than 15 and the tenure of office of a director may not be affected by any decrease in the number of directors.

The following sets forth certain information with respect to our director, our director nominees and our executive officers:

Name	Age	Position Held with Us
Stanley Middleman	59	Chairman of the Board of Directors
Jeffrey Lown II	49	President and Chief Investment Officer and Director Nominee
Martin Levine	61	Chief Financial Officer, Treasurer and Secretary
Joseph Murin	64	Independent Director Nominee*
Jonathan Kislak	64	Independent Director Nominee*
Robert Salcetti	59	Independent Director Nominee*

*	Our board of directors has determined that this director nominee is independent for purposes of the NYSE corporate governance listing requirements.

Set forth below is biographical information for our director and our director nominees and our executive officers.

Director and Director Nominees

Stanley Middleman has served as our Chairman since our inception in October 2012. He is also the founder, Chairman and Chief Executive Officer of Freedom Mortgage and the sole member of our Manager. He is an active member of the Mortgage Bankers Association and served on numerous advisory boards including Freddie Mac from 2002 to 2010, Ellie Mae, Inc. (a provider of business automation software for the U.S. mortgage industry) from 2000 to 2001, and Fannie Mae from 2005 to 2006. As a consequence of Mr. Middleman’s 27 years’ experience in a wide range of financial and residential mortgage markets, including having served as Chairman and Chief Executive Officer of Freedom Mortgage since its founding in 1990, we believe he is well qualified to provide valuable advice to our board of directors in many important areas.

Jeffrey Lown II has agreed to become a director upon completion of this offering. Mr. Lown has served as our President and Chief Investment Officer since our inception in October 2012 and as our Manager’s President and Chief Investment Officer since its inception in November 2012. Mr. Lown has over 20 years of combined experience in the financial services industry and the residential mortgage markets. Mr. Lown joined Freedom Mortgage in April 2012 and has served as Executive Vice President in charge of strategic funding projects and capital markets. Prior to joining Freedom Mortgage, Mr. Lown served as a Portfolio Manager at Avenue Capital Group from April 2011 to January 2012. Prior to co-founding and serving as a principal of GreenLake Investment Partners, LLC in the fall of 2010, Mr. Lown spent 11 months at NewOak Capital LLC as head of the residential mortgage loan business and as a member of the bank advisory group. Prior to joining NewOak

Capital, Mr. Lown was a fellow at the Office of Thrift Supervision, or OTS, from March 2008 through September 2009. At OTS, he served as an advisor to the Senior Deputy Director’s office, and focused on residential mortgage loan origination and residential asset valuation and RMBS. Noteworthy assignments included participating in the creation of the Obama administration’s “Making Home Affordable” modification program, the review of TARP Capital Purchase Program applications for OTS thrifts and working with the Acting Deputy Director of Examinations, Supervision, and Consumer Protection and regional staff on troubled institutions. Before OTS, from April 2002 to March 2008, Mr. Lown worked at UBS Securities LLC in mortgage trading. While at UBS Securities, Mr. Lown managed an internal mortgage origination platform specializing in Alt-A mortgage loans, overseeing all units within the organization, including sales, capital markets and operations. Mr. Lown began his career at Salomon Brothers (now Citigroup) in 1991, where he spent 11 years working for the mortgage trading desk. The last six years at Citigroup were in the Mortgage Finance Group where Mr. Lown held several positions both in investment banking and mortgage finance roles. While serving in these positions, he developed strong credit, contract finance and securitization skills. As a consequence of Mr. Lown’s 20 years’ experience in the residential mortgage markets and his position with our company, we believe Mr. Lown is well qualified to provide valuable advice to our board of directors in many important areas.

Joseph Murin has agreed to become a director upon completion of this offering and is independent in accordance with the NYSE corporate governance standards. Since September 2009, Mr. Murin has served as the Chairman of The Collingwood Group LLC, a Washington, D.C.-based strategic investment and advisory firm serving the financial services industry that he co-founded in 2009. Since September 2012, Mr. Murin has served as President of NewDay Financial LLC, a mortgage lender that provides homeowners with FHA, VA and reverse mortgage loans, and as Chairman of the Board of Directors of Chrysalis Holdings, LLC, a private investment firm focused on building and growing successful businesses that provide home financing, data analytics and technology solutions in the mortgage banking and financial services industries. From October 2001 to October 2007, Mr. Murin served, and since December 2009, he has served, as a director on the Point Park University. From July 2011 to August 2012, Mr. Murin served as the Chief Executive Officer of National Real Estate Information Services, a portfolio company owned by funds managed by affiliates of Fortress Investment Group, LLC. President George W. Bush nominated Mr. Murin in October 2007 to serve as President of Ginnie Mae, a position which he held from July 2008 to August 2009. He also served as a consultant to the White House until he was confirmed by the U.S. Senate from January 2008 until May 2008. Prior to his nomination to serve as President of Ginnie Mae, Mr. Murin was with HUD for two years, to which he brought more than 40 years of diverse experience in the financial services, mortgage and banking industries. This experience includes having served as the Chief Executive Officer of a number of financial organizations such as Century Mortgage Co. from September 1986 to January 1989, Lender’s Service Inc. from May 1991 to December 2001, and Mortgage Settlement Network Innovations from September 2004 to August 2007. Mr. Murin served as a director for iGATE Corporation (NASDAQ: IGTE) from August 2009 to April 2013. Mr. Murin holds a bachelor’s degree in business from National Louis University. As a consequence of Mr. Murin’s more than 40 years experience in the financial services, mortgage and banking industries, including his service as President of Ginnie Mae, we believe he is well qualified to provide valuable advice to our board of directors in many important areas.

Jonathan Kislak has agreed to become a director upon the completion of this offering and is independent in accordance with the NYSE corporate governance standards. Since 1999, Mr. Kislak has been Chairman of the Board at Antares Capital Corporation, a private venture capital firm. Mr. Kislak also serves as a director (since January 2008) and chairs the Audit Committee (since January 2011) of the Federal Home Loan Bank of Atlanta. Prior to joining Antares Capital Corporation, Mr. Kislak served as Chairman of the Board at Kislak Capital Corporation, an investor in early stage companies, from 1991 to 1999. Mr. Kislak served as Chairman of the Board of Kislak Financial Corporation (holding company for Kislak National Bank), from 1993 until its sale in January 2005. Mr. Kislak’s government experience includes service as Deputy Under Secretary for Small Community and Rural Development of the Department of Agriculture from 1989 through 1991. At the Department of Agriculture, he was responsible for policy development and management oversight for the Farmer’s Home Administration, the Rural Electrification Administration, and the Federal Crop Insurance Corporation. Prior to joining the Bush administration, Mr. Kislak was employed by the J.I. Kislak Organization, a mortgage banking and real estate investment company, in various capacities in the real estate and financial services markets, including mortgage banking, insurance brokerage, real estate brokerage and real estate development. Mr. Kislak led the growth of the J.I. Kislak Mortgage Corporation from $300 million to over $5 billion as its President from 1983 to 1989. Mr. Kislak began his career in 1970 at the Federal Home Loan Bank of Boston as a Regional Representative responsible for processing branch applications for the New England region. Mr. Kislak graduated with a Bachelor of Arts in Economics, magna cum laude, from Harvard College. Mr. Kislak brings to our board of directors over 40 years of experience in the financial services and mortgage industry sectors. Due to the depth of his experience as a banker, mortgage banker, and investor with a broad background in business, investments, and government, we believe he is well qualified to serve as a director of our company.

Robert Salcetti has agreed to become a director upon the completion of this offering and is independent in accordance with the NYSE corporate governance standards. Mr. Salcetti previously served as a Managing Director at JPMorgan Chase from 1996 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of Managing Director at Chase Manhattan Bank and Senior Vice President of TCB/Chemical Bank and its predecessor, Texas Commerce Bank. Mr. Salcetti earned a degree of Bachelor of Science in Business Administration from Carlow College in Pittsburgh, Pennsylvania. Since January 2011, Mr. Salcetti has served as a director of Ocwen Financial Corporation (NYSE: OCN) and has served on its Audit and Nomination/Governance Committees. He also has chaired Ocwen’s Compliance Committee since its inception in March 2013. Mr. Salcetti brings to our board of directors over 35 years of experience in the financial services and mortgage industry sectors. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to our board of directors from both an operational and strategic perspective.

Executive Officers

For biographical information of Mr. Lown, see “—Director and Director Nominees” above.

Martin Levine has served as our Chief Financial Officer, Treasurer and Secretary since our inception in October 2012 and as our Manager’s Chief Financial Officer, Treasurer and Secretary since its inception in November 2012. Mr. Levine joined Freedom Mortgage in 2012 and has over 30 years of industry expertise. Mr. Levine was brought on to Freedom Mortgage’s senior management to spearhead the firm’s servicing oversight operations and financial reporting of its multi-billion dollar servicing portfolio. Prior to joining Freedom Mortgage, Mr. Levine was Executive in Charge of Loan Administration at Real Estate Mortgage Network, Inc. from April 2008 to May 2011, where he was responsible for handling and resolving all legacy issues. From July 1999 to March 2007, Mr. Levine was Executive Vice President and Chief Operating Officer at Opteum Financial Services, a taxable REIT subsidiary of Opteum Mortgage Management, Inc. At Opteum, Mr. Levine was in charge of managing all aspects of the daily operations of Opteum’s TRS including finance, human resources, technology, risk management, compliance and audit functions. During his eight year tenor at Opteum, Mr. Levine set the vision, offered executive sponsorship and ensured execution of multi-business strategic initiatives including heading up risk management of the firm’s portfolio of retained mortgage servicing rights and successfully implementing a change of process and system to comply with the Sarbanes Oxley Act. Prior to Opteum, Mr. Levine held various positions in the financial services industry. From July 1987 to June 1999, he served as Executive Vice President of Operations at First Town Mortgage Corporation, a licensed mortgage banking institution, headquartered in Secaucus, New Jersey. Prior to First Town Mortgage, Mr. Levine held the position of Vice President of Corporate Operations at Kaplan Companies, a diversified real estate management company, from March 1986 to July 1987. Prior to Kaplan, Mr. Levine served as Vice President, Chief Financial Officer and Treasurer for Pan American Properties a publicly listed real estate investment trust from October 1982 to February 1986. Prior to Pan American Properties, Mr. Levine spent the first nine years of his career working as a licensed CPA for large public accounting firms including Kenneth Leventhal & Company (from January 1981 to October 1982), Coopers and Lybrand (from January 1980 to January 1981) and Touche, Ross and Company (from July 1973 to January 1980). In April 2007, SouthStar Funding LLC, or SouthStar Funding, a subprime and Alt-A mortgage loan originator, filed a voluntary petition for bankruptcy protection under Chapter 7 of the U.S. Bankruptcy Code, and the bankruptcy case was closed on April 5, 2011. At the time the voluntary petition was filed, Mr. Levine, our Chief Financial Officer, served on SouthStar Funding’s board of managers. Mr. Levine had previously served as an officer of SouthStar Funding until November 2005 when Opteum Financial Services, LLC, SouthStar Funding’s parent company, was sold to Bimini Mortgage Management, Inc.

Corporate Governance – Board of Directors and Committees

Our business will be managed under the oversight and direction of our board of directors, which will establish investment guidelines for our Manager to follow in its day-to-day management of our business. Upon the completion of this offering, we expect a majority of the members of our board of directors will be “independent,” as defined by the rules of the NYSE. Future directors will be recommended by our nominating and corporate governance committee for nomination by our board of directors.

The directors will be informed about our business at meetings of our board of directors and its committees and through supplemental reports and communications. We expect our independent directors will meet regularly in executive sessions without the presence of our corporate officers.

Upon the completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, our compensation committee will be composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

Our board of directors will establish an audit committee. The audit committee will consist of Mr. Murin, Mr. Kislak and Mr. Salcetti, each of whom will be an independent director and “financially literate” under the rules of the NYSE. Mr. Kislak will chair the audit committee and will serve as the audit committee financial expert, as that term is defined by the SEC.

The audit committee will assist the board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors;

•	the performance of our independent auditors; and

•	the performance of our internal audit function.

Compensation Committee

Our board of directors will establish a compensation committee. The compensation committee will consist of Mr. Murin, Mr. Kislak and Mr. Salcetti, each of whom will be an independent director. Mr. Salcetti will chair our compensation committee.

The compensation committee’s principal functions will be to:

•	evaluate the performance of our officers;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement;

•

review and approve the amount of any wages, salaries and benefits paid or reimbursed pursuant to our management agreement with respect to the dedicated or partially dedicated chief financial officer our Manager intends to provide to us and any dedicated or partially dedicated controller, internal legal counsel and/or investor relations professional, if our Manager elects to provide any of them to us; and

•	administer the issuance of common stock and other equity-based awards issued to our officers, directors and other participants in our equity incentive plans, including our 2013 Equity Incentive Plan.

Nominating and Corporate Governance Committee

Our board of directors will establish a nominating and corporate governance committee. The nominating and corporate governance committee will consist of Mr. Murin, Mr. Kislak and Mr. Salcetti, each of whom will be an independent director. Mr. Murin will chair the nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for:

•	providing counsel to our board of directors with respect to the organization, function and composition of our board of directors and its committees;

•	overseeing the self-evaluation of our board of directors and our board of director’s evaluation of management;

•	periodically reviewing and, if appropriate, recommending to our board of directors changes to our corporate governance policies and procedures; and

•	identifying and recommending to the board of directors potential director candidates for nomination.

Compensation Committee Interlocks and Insider Participation

We do not anticipate that any of our executive officers will serve as members of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors.

Code of Business Conduct and Ethics

Our board of directors will establish a code of business conduct and ethics that will apply to our officers and directors, the officers, directors and employees of our Manager and any officers, directors or employees of Freedom Mortgage who provide services to us. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC, if any, and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers, directors or any employees may be made only by our nominating and corporate governance committee, and will be promptly disclosed as required by law or stock exchange regulations.

Limitations on Liabilities and Indemnification of Directors and Officers

For information concerning limitations of liability and indemnification applicable to our directors, executive officers and, in certain circumstances, employees, see “Certain Provisions of Maryland Law and of Our Charter and Bylaws,” and “Certain Relationships and Related Party Transactions—Indemnification.”

Compensation of Directors

Any member of our board of directors who is also an employee of our Manager or Freedom Mortgage or their respective affiliates will not receive additional compensation for serving on our board of directors. Each independent director is expected to receive an annual cash retainer of $50,000 and $10,000 in awards to be granted pursuant to our 2013 Equity Incentive Plan, which awards are expected to be granted after the completion of this offering. We will reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. Members of our board of directors are also eligible to receive awards under our 2013 Equity Incentive Plan. In addition to the $10,000 in awards under our 2013 Equity Incentive Plan to be granted to each of our independent directors, upon completion of this offering, we expect to grant 2,500 LTIP units under our 2013 Equity Incentive Plan to each of our independent directors. These LTIP units will be fully vested on the date of grant. See “Management—2013 Equity Incentive Plan” and “Our Operating Partnership and the Partnership Agreement—LTIP Units.”

Executive Compensation

We will not pay any annual cash compensation to our executive officers. The management agreement permits our Manager to provide us with a dedicated or partially dedicated chief financial officer, controller, internal legal counsel and/or investor relations professional. If our Manager elects to provide us with a chief financial officer, controller, internal legal counsel and/or investor relations professional, our Manager will be entitled to be reimbursed for the costs of the wages, salaries and benefits incurred by our Manager with respect to such personnel, based on the percentage of their working time and efforts spent on matters related to our company. Our Manager intends to provide us with a chief financial officer (who will also serve as our treasurer and secretary), who may from time to time assist Freedom Mortgage with certain tasks. The amount of the wages, salary and benefits paid or reimbursed with respect to the chief financial officer our Manager intends to provide to us, as well as the amount of any wages, salaries and benefits paid or reimbursed with respect to any controller, internal legal counsel and/or investor relations professional our Manager elects to provide to us, will also be subject to the approval of the compensation committee of our board of directors.

2013 Equity Incentive Plan

Prior to completion of this offering, our board of directors will adopt, and our initial stockholder will approve, our 2013 Equity Incentive Plan to allow us to attract and retain independent directors, executive officers and other key employees and to allow our Manager, our operating partnership and Freedom Mortgage to attract and retain investment professionals who will provide services to us and align the interests of these individuals with the interests of our stockholders. Our 2013 Equity Incentive Plan provides for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards (including LTIP units). Our Manager, our operating partnership and Freedom Mortgage are not eligible to participate in our 2013 Equity Incentive Plan because participation in our 2013 Equity Incentive Plan is limited to individuals.

Administration

Our 2013 Equity Incentive Plan is administered by the Compensation Committee, except that our 2013 Equity Incentive Plan will be administered by our board of directors with respect to awards made to directors who are not employees. We use the term “administrator” to refer to the Compensation Committee or our board of directors, as applicable. The administrator approves all terms of awards under our 2013 Equity Incentive Plan. The administrator also approves who will receive grants under our 2013 Equity Incentive Plan and the number of shares of our common stock subject to each grant.

Eligibility

Our officers, employees and directors and the officers and employees of our affiliates are eligible to participate in our 2013 Equity Incentive Plan. In addition, individuals who provide services to us or an affiliate, including through their employment with our Manager, our operating partnership or Freedom Mortgage, are eligible to receive awards under our 2013 Equity Incentive Plan.

Share Authorization

Our 2013 Equity Incentive Plan provides for grants of up to an aggregate of 5.0% of the outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a maximum aggregate number of shares of our common stock that may be issued under our 2013 Equity Incentive Plan of 1,500,000 shares.

In connection with stock splits, dividends, recapitalizations and certain other events, our board of directors will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under our 2013 Equity Incentive Plan and the terms of outstanding awards.

If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash without delivery of common stock or if any stock awards, performance units or other equity-based awards are forfeited, the shares of our common stock subject to such awards will again be available for purposes of our 2013 Equity Incentive Plan. Shares of our common stock tendered or withheld to satisfy the exercise price or for tax withholding are not available for future grants under our 2013 Equity Incentive Plan.

No awards under the 2013 Equity Incentive Plan were outstanding prior to completion of this offering. The initial grants described below will become effective upon completion of this offering.

Awards Under the 2013 Equity Incentive Plan

Options. Our 2013 Equity Incentive Plan authorizes the grant of stock options that do not qualify as incentive stock options (under Section 422 of the Code). The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of our common stock on the date on which the option is granted. Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding option may not be reduced without the approval of our stockholders. In addition, no payment may be made in cancellation of an option without the approval of stockholders if, on the date of cancellation, the option price per share exceeds fair market value. The exercise price for any option is generally payable (1) in cash, (2) by certified check, (3) by the surrender of shares of our common stock (or attestation of ownership of shares of our common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (4) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant.

Stock Awards. Our 2013 Equity Incentive Plan also provides for the grant of stock awards. A stock award is an award of shares of our common stock that may be subject to restrictions on transfer and other restrictions as the administrator determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, voting rights and rights to receive distributions. However, dividends payable on shares of common stock subject to a stock award that does not become transferable and nonforfeitable solely on account of continued employment or service will be distributed only when, and to the extent that, the underlying stock award is nonforfeitable and transferable and the administrator may provide that such dividends shall be deemed to have been reinvested in additional shares of Common Stock. During the period, if any, when stock awards are non-transferable or forfeitable, (1) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (2) we will retain custody of the certificates and (3) a participant must deliver a stock power to us for each stock award.

Stock Appreciation Rights. Our 2013 Equity Incentive Plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of our common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant (the initial value). Stock appreciation rights will become exercisable in accordance with terms determined by the Compensation Committee. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed ten years from the date of grant. Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding stock appreciation right may not be reduced without the approval of stockholders. In addition, no payment may be made in cancellation of an stock appreciation right without the approval of stockholders, if on the cancellation date, the initial value exceeds the fair market price.

Performance Units. Our 2013 Equity Incentive Plan also authorizes the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of our common stock, if performance goals established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating partnership, the participant’s performance or such other criteria determined by the administrator. If the performance goals are met, performance units will be paid in cash, shares of our common stock, other securities or property or a combination thereof.

Incentive Awards. Our 2013 Equity Incentive Plan also authorizes the Compensation Committee to make incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The Compensation Committee will establish the requirements that must be met before an incentive award is earned and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the Compensation Committee. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment which may be in cash, common stock or a combination of cash and common stock.

Other Equity-Based Awards (Including LTIP Units). The administrator may grant other types of stock-based awards as other equity-based awards under our 2013 Equity Incentive Plan, including LTIP units. Other equity-based awards are payable in cash, shares of our common stock or shares or units of such other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of our common stock under our 2013 Equity Incentive Plan, reducing the plan’s share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined by the administrator at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as OP units, which distributions will generally equal per-share distributions on shares of our common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in our operating partnership’s valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unitholders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Dividend Equivalents. The administrator may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in shares of our common stock or otherwise reinvested) and may be payable in cash, shares of our common stock or other property or a combination of the two. The administrator will determine the terms of any dividend equivalents. Dividend equivalents payable with respect to any award that does not vest or become exercisable solely on account of continued employment or service will be distributed only when, and to the extent, the underlying award is vested or earned.

Change in Control

If we experience a change in control, the administrator may, at its discretion, provide that outstanding options, stock appreciation rights, stock awards, performance units, incentive awards or other equity-based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The administrator may also provide that outstanding options and stock appreciation rights will be fully exercisable upon the change in control, restrictions and conditions on outstanding stock awards will lapse upon the change in control and performance units, incentive awards or other equity-based awards will become earned and nonforfeitable in their entirety. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity-based awards in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price or initial value).

In summary, a change of control under our 2013 Equity Incentive Plan occurs if: (1) a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the outstanding shares of our common stock on a fully diluted basis or the total combined voting power of our outstanding securities; (2) there occurs a merger, consolidation, reorganization or business combination, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent; (3) we sell or dispose of all or substantially all of our assets; or (4) incumbent directors cease to be a majority of our board of directors.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments, and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under our 2013 Equity Incentive Plan could be treated as parachute payments. In that event, our 2013 Equity Incentive Plan provides that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under our 2013 Equity Incentive Plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits. Our 2013 Equity Incentive Plan also provides that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification or other payment from us for the 20% excise tax.

Amendment; Termination

Our board of directors may amend or terminate our 2013 Equity Incentive Plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that materially increases the benefits accruing to participants under our 2013 Equity Incentive Plan, materially increases the aggregate number of shares of our common stock that may be issued under our 2013 Equity Incentive Plan (other than on account of stock dividends, stock splits, other changes in capitalization or increases by the Plan Percentage in connection with offerings of our common stock, in each case, as described above) or materially modifies the requirements as to eligibility for participation in our 2013 Equity Incentive Plan. Unless terminated sooner by our board of directors or extended with stockholder approval, our 2013 Equity Incentive Plan will terminate on the day before the tenth anniversary of the adoption of our 2013 Equity Incentive Plan.

Initial Awards

Upon completion of this offering, we expect to grant an aggregate of 37,500 LTIP units under our 2013 Equity Incentive Plan to our executive officers and directors and to certain employees of our Manager and Freedom Mortgage who provide services to us. The LTIP units granted to our executive officers and our Chairman of the Board, Mr. Middleman, and to employees of our Manager and Freedom Mortgage who provide services to us will vest ratably over a three-year period beginning on the one-year anniversary of the closing of this offering. The LTIP units granted to our independent directors will be fully vested on the date of grant.

After the completion of this offering, we expect to grant $10,000 in awards to each of our independent directors pursuant to our 2013 Equity Incentive Plan. These awards, including the form in which they will be made, will be approved by the compensation committee of our board. See “Management—Compensation of Directors.”

Promoter

We consider Mr. Middleman, who is the sole owner of Freedom Mortgage and our Manager, to be our “promoter” within the meaning of Rule 405 under the Securities Act. In connection with our initial capitalization, Mr. Middleman purchased 1,000 shares of our common stock for total cash consideration of $1,000. We will repurchase these shares from Mr. Middleman at the closing of this offering for $1,000. Mr. Middleman currently serves as our sole director.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

Overview

Our Manager is responsible for our investment strategies and decisions and our day-to-day operations, subject to the supervision and oversight of our board of directors. Mr. Middleman, our Chairman of the board of directors, is the sole member of our Manager. Freedom Mortgage and its employees will support our Manager in providing services to us pursuant to the terms of a services agreement that has been entered into by our Manager and Freedom Mortgage. We will rely on our Manager and Freedom Mortgage to provide or obtain on our behalf the personnel and services necessary for us to conduct our business, and we have no employees or facilities of our own. Our executive officers and the officers and employees of our Manager are also officers or employees of Freedom Mortgage, and, with the exception of those officers that are dedicated to us, we will compete with Freedom Mortgage for access to these individuals. The executive offices of our Manager are located at 301 Harper Drive, Suite 110, Moorestown, New Jersey 08057, and the telephone number of our Manager’s executive offices is (877) 870-7005.

Our Manager has established an Investment Committee that will advise and consult with our senior management team with respect to, among other things, our investment policies, portfolio holdings, financing and hedging strategies and investment guidelines. The members of our Manager’s Investment Committee include, among others: Mr. Middleman, our Chairman; Mr. Lown, our President and Chief Investment Officer; and Mr. Levine, our Chief Financial Officer, Treasurer and Secretary.

Key Personnel of Our Manager and Freedom Mortgage

The following table sets forth certain information with respect to each of the key personnel of our Manager and Freedom Mortgage who are primarily responsible for making investments in our target assets and operating our company:

Name	Age	Relationship to/Position with Our Manager	Position with Freedom Mortgage
Stanley Middleman	59	Sole Member	Founder, Chairman of the Board of Directors and Chief Executive Officer
Jeffrey Lown II	49	President and Chief Investment Officer	Executive Vice President
Martin Levine	61	Chief Financial Officer, Treasurer and Secretary	Executive Vice President
Julian Evans	43	Senior Portfolio Manager	Senior Vice President

For biographical information regarding Messrs. Middleman, Lown and Levine, see “Management—Our Directors, Director Nominees and Executive Officers—Director and Director Nominees” and “—Executive Officers.” Biographical information for Mr. Evans, our manager’s Senior Portfolio Manager who will be provided to us pursuant to the terms of our management agreement, appears below.

Julian Evans joined Freedom Mortgage in April 2013 as a Senior Vice President and has over 20 years of experience in the financial services industry. Prior to joining Freedom Mortgage, Mr. Evans served as Head of the MBS Sector Team and Senior Portfolio Manager for Deutsche Asset Management from April 2004 to September 2012. At Deutsche Asset Management, Mr. Evans led a team that managed RMBS assets for institutional, insurance and retail clients. In his role, Mr. Evans was responsible for establishing the mortgage strategy for the investment platform and was a member of Deutsche Asset Management’s Asset Allocation Committee. Prior to joining Deutsche Asset Management, Mr. Evans worked for Times Square Capital Management, an institutional money manager from August 1999 to April 2004. At Times Square Capital, Mr. Evans served as vice president, was the head trader for mortgage and asset-backed securities. Before Times Square Capital, Mr. Evans was a senior analyst at Bear, Sterns & Co. in the Global Credit Department, where he assessed the creditworthiness of Bear Sterns’ institutional counterparties. Mr. Evans began his career at Chemical Bank (now JP Morgan Chase) in 1992 where he spent two years working as an analyst in the Not-for Profit and Health Care Division. While at Chemical Bank, Mr. Evans participated in the institution’s credit training program. In 1999, Mr. Evans received an MBA from the Stephen M. Ross School of Business at the University of Michigan. In addition, Mr. Evans holds a Bachelor of Arts degree from Trinity College, Hartford CT, which he received in 1992.

The Management Agreement

We have entered into a management agreement with our Manager pursuant to which our Manager is required to manage our business affairs in conformity with policies and investment guidelines that are approved and monitored by our board of directors. Our Manager is subject to the direction and oversight of our board of directors. Our Manager is responsible for, among other things:

•	the identification, selection, purchase and sale of our portfolio investments;

•	our financing and risk management activities;

•	providing us with investment advisory services; and

•	providing us with a management team and appropriate personnel.

In addition, our Manager is responsible for our day-to-day operations and will perform (or cause to be performed) such services and activities relating to our assets and operations, including the assets and operations of our subsidiaries, as may be necessary or appropriate, including the following:

•

serving as our consultant with respect to the periodic review of our investment guidelines and other policies and criteria for our other borrowings and operations for the approval by our board of directors;

•

investigating, analyzing and selecting possible investment opportunities and originating, acquiring, structuring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing of investments consistent with the investment guidelines;

•

with respect to any prospective investment by us and any sale, exchange or other disposition of any investment by us, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers, and owners of privately and publicly held real estate companies;

•

with respect to any prospective investment in Excess MSRs, negotiating agreements, including, and not limited to, acknowledgement agreements, flow acquisition agreements and bulk acquisition agreements;

•

engaging and supervising, on our behalf and at our sole cost and expense, third-party service providers that are not affiliated with Freedom Mortgage who provide legal, accounting, due diligence, transfer agent, registrar, leasing services, servicing, subservicing, banking, investment banking, mortgage brokerage, real estate brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments or potential investments and to our other business and operations;

•	coordinating and supervising, on our behalf and at our sole cost and expense, other third-party service providers to us;

•	serving as our consultant with respect to arranging for any issuance of mortgage-backed securities from pools of prime jumbo mortgage loans owned by us;

•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•

administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•

in connection with any on-going obligations under the Sarbanes-Oxley Act, the Exchange Act, the Dodd-Frank Act and other applicable law, engaging and supervising, on our behalf and at our sole cost and expense, third-party consultants and other service providers to assist us in complying with the requirements of the Sarbanes-Oxley Act, the Exchange Act, the Dodd-Frank Act and other applicable law;

•

communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

•	counseling our board of directors in connection with policy decisions to be made by our board of directors;

•

counseling us, and when appropriate, evaluating and making recommendations to our board of directors regarding hedging, financing and securitization strategies and engaging in hedging, financing, borrowing and securitization activities on our behalf, consistent with our investment guidelines;

•

counseling us with respect to the qualification and maintenance of our status as a REIT and monitoring our compliance with the various REIT qualification tests and other rules set out in the Code and the applicable U.S. Treasury regulations, or U.S. Treasury Regulations;

•

counseling us with respect to the maintenance of our exclusion from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause us to maintain such exclusion from status as an investment company under the Investment Company Act;

•

assisting us in developing criteria for asset purchase commitments that are tailored to our investment objectives and making available to us its knowledge and experience with respect to our target assets;

•

furnishing reports to our board of directors regarding the activities and services performed for us or any of our subsidiaries by our Manager as reasonably requested by our board of directors from time to time;

•

monitoring the operating performance of our investments and providing such periodic reports with respect thereto to our board of directors as they shall reasonably determine from time to time to be necessary or appropriate, including comparative information with respect to such operating performance and budgeted or projected operating results;

•

investing or reinvesting any money or securities on our behalf (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or distributions to our stockholders), and advising us with respect to our capital structure and capital raising;

•

causing us to retain, at our sole cost and expense, qualified independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and, compliance with the provisions of the Code and the U.S. Treasury Regulations applicable to REITs, and to conduct quarterly compliance reviews with respect thereto;

•	causing us and each of our subsidiaries to qualify to do business in all jurisdictions where qualification is necessary and to obtain and maintain all appropriate licenses;

•

assisting us with respect to our compliance with all applicable regulatory requirements in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or by any national securities exchange;

•

taking all necessary actions to enable us to make required tax filings and reports and compliance with the provisions of the Code, and U.S. Treasury Regulations, including, without limitation, the provisions applicable to our qualification as a REIT for U.S. federal income tax purposes;

•

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations, parameters or directions as may be imposed from time to time by our board of directors;

•

using commercially reasonable efforts to cause expenses incurred by or on behalf of our company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•	advising on, and obtaining on our behalf, credit facilities or other financings for our investments consistent with our investment guidelines;

•

advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

•	performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request;

•	using commercially reasonable efforts to cause us to comply with all applicable laws;

•

negotiating and entering into and executing, on our behalf, repurchase agreements, interest rate agreements, swap agreements, brokerage agreements, resecuritizations, securitization warehouse facilities and other agreements and instruments required for us to conduct our business;

•

serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for the our company’s and our subsidiaries’ investments;

•	providing us with portfolio management;

•

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business; and

•	maintaining our website.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and is not responsible for any action of our board of directors in following or declining to follow our Manager’s advice or recommendations.

Our Manager, Freedom Mortgage, and their affiliates and each of their officers, directors, trustees, members, stockholders, partners, managers, investment committee members, employees, agents, successors and assigns, each of which we sometimes refer to as a Manager indemnified party, will not be liable to us for any acts or omissions arising out of or in connection with our company or the performance of our Manager’s duties and obligations to us under the management agreement, except by reason of acts or omissions found by a court of competent jurisdiction to be due to the bad faith, gross negligence, willful misconduct, fraud or reckless disregard of duties by any Manager indemnified party.

Pursuant to the management agreement, except by reason of acts or omissions found by a court of competent jurisdiction to be due to the bad faith, gross negligence, willful misconduct, fraud or reckless disregard of duties by any Manager indemnified party, no Manager indemnified party will be liable for (i) trade errors that may result from ordinary negligence that are otherwise taken in good faith and in accordance with or pursuant to the management agreement, such as errors in the investment-decision process (for example, a transaction was effected in violation of our investment guidelines) or in the trade process (for example, a buy order was entered instead of a sell order or the wrong security was purchased or sold or the security was purchased or sold at the wrong price), or (ii) acts or omissions of any Manager indemnified party made or taken in accordance with written advice provided to the Manager indemnified party by professional consultants selected, engaged or retained by our Manager, Freedom Mortgage or their affiliates with commercially reasonable care, including without limitation counsel, accountants, investment bankers, financial advisers, and appraisers, that are otherwise taken in good faith and in accordance with or pursuant to the management agreement; provided that such advice relates to matters which are not customarily the expertise of an investment manager providing services substantially similar to those to be provided pursuant to the management agreement, or that such advice relates to matters about which such an investment manager would customarily seek such advice in the ordinary course of business. Notwithstanding the foregoing, no provision of the management agreement will constitute a waiver or limitation of our rights under federal or state securities laws.

Under the management agreement, we will be required to indemnify, defend and hold harmless each Manager indemnified party from and against any and all costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines and settlements suffered or sustained by any of them by reason of (i) any acts, omissions or alleged acts or omissions arising out of or in connection with our company or performed by a Manager indemnified party in good faith and in accordance with or pursuant to our Manager’s duties and obligations under the management agreement, and (ii) any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which any such person may be involved, as a party or otherwise, arising out of or in connection with such acts or omissions performed in good faith and in accordance with the management agreement, except to the extent such costs are determined to be due to such Manager indemnified party’s bad faith, gross negligence, willful misconduct or fraud.

Our Manager will agree in the management agreement to indemnify our company and our subsidiaries and each of their respective directors, officers, employees and managers, each of which we sometimes refer to as a Company indemnified party, with respect to all costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines and settlements suffered or sustained by reason of (i) acts or omissions or alleged acts or omissions of our Manager constituting bad faith, willful misconduct or gross negligence of our Manager, Freedom Mortgage or their respective officers or employees or the reckless disregard of our Manager’s duties under the management agreement or (ii) claims by Freedom Mortgage’s or our Manager’s employees relating to the terms and conditions of their employment with Freedom Mortgage or our Manager. Our Manager intends to obtain errors and omissions and other insurance, which is customarily carried by property and investment managers.

Pursuant to the terms of the management agreement, our Manager will be required to provide a management team (including, without limitation, a president and a chief financial officer, a chief investment officer, a controller and a secretary) along with appropriate support personnel, to deliver the management services to us, with the members of such management team, other than those that may be dedicated or substantially dedicated to us, devoting such portion of their time to the management of us as is reasonably necessary and appropriate for the proper performance of all of our Manager’s duties, commensurate with the level of our activity from time to time. The management agreement permits our Manager to provide us with a dedicated or partially dedicated chief financial officer, controller, internal legal counsel and/or investor relations professional. If our Manager elects to provide us with a dedicated or partially dedicated chief financial officer, controller, internal legal counsel and/or investor relations professional, our Manager will be entitled to be reimbursed for the costs of the wages, salaries and benefits incurred by our Manager with respect to such personnel, provided that if our

Manager elects to provide any of these personnel on a partially dedicated basis, we will be required to reimburse only a pro rata portion of the costs of the wages, salaries and benefits incurred by our Manager with respect to such personnel based on the percentage of their working time and efforts spent on matters related to our company. Our Manager intends to provide us with a chief financial officer (who will also serve as our treasurer and secretary), who may from time to time assist Freedom Mortgage with certain tasks. The amount of the wages, salary and benefits paid or reimbursed with respect to the chief financial officer our Manager intends to provide to us, as well as the amount of any wages, salaries and benefits paid or reimbursed with respect to any controller, internal legal counsel and/or investor relations professional our Manager elects to provide to us, will also be subject to the approval of the compensation committee of our board of directors. We will have the benefit of our Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, our Manager will not undertake activities which, in its reasonable judgment, will materially adversely affect the performance of its obligations under the management agreement.

Term and Termination

The initial term of the management agreement will expire on the third anniversary of the closing of this offering and will be automatically renewed for a one-year term on such date and on each anniversary of such date thereafter unless terminated or not renewed as described below.

Either we or our Manager may elect not to renew the management agreement upon expiration of its initial term or any renewal term by providing written notice of non-renewal at least 180 days, but not more than 270 days, before expiration. In the event we elect not to renew the term, we will be required to pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the two four-quarter periods ending as of the end of the fiscal quarter preceding the date of termination.

We may terminate the management agreement at any time for cause effective upon 30 days prior written notice of termination from us to our Manager, in which case no termination fee would be due, for the following reasons:

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our Manager’s continued material breach of any provision of the management agreement (including the failure of our Manager to use commercially reasonable efforts to comply with our investment guidelines) following a period of 30 days after written notice thereof;

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence in the performance of its duties under the management agreement;

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our Manager, Freedom Mortgage or any of their affiliates who provide services to us under the management agreement is convicted of, or pleads nolo contendere to, a felony violation of any U.S. federal securities laws;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager or Freedom Mortgage;

•	upon a change of control (as defined in the management agreement) of our Manager; or

•

our Manager’s failure to provide or procure adequate or appropriate personnel necessary to source for us investment opportunities and to manage and develop our portfolio following a period of 60 days after written notice thereof.

For purposes of the management agreement, a “change of control” means the sale, lease or transfer of all or substantially all of the assets of our Manager, to any person other than Freedom Mortgage or its affiliates, or the direct or indirect acquisition by any person, other than Freedom Mortgage and any of its affiliates, by way of merger, consolidation or other business combination or purchase of beneficial ownership of 50% or more of the total voting power of the voting capital interests of or pecuniary interests in our Manager.

Following the completion of this offering, our board of directors will review our Manager’s performance annually and, as a result of such review, upon the affirmative vote of at least two-thirds of the members of our board of directors or of the holders of a majority of our outstanding common stock, we may terminate the management agreement based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination by our independent directors that the management fees payable to our Manager are not fair, subject to the right of our Manager to prevent such a termination by agreeing to a reduction of the management fees payable to our Manager. Upon any termination of the management agreement based on unsatisfactory performance or unfair management fees, we are required to pay our Manager the termination fee described above.

Our Manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Our Manager may also terminate the management agreement upon 60 days’ written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager the termination fee described above.

Our Manager may generally only assign the management agreement with the written approval of a majority of our independent directors. However, our Manager may assign to one or more of its affiliates the performance of any of its responsibilities under the management agreement without the approval of our independent directors so long as our Manager remains liable for any such affiliate’s performance and such assignment does not require our approval under the Investment Advisers Act.

Management Fees and Reimbursement of Expenses

We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made within 60 days following delivery of the expense statement by our Manager. Our Manager is not entitled to receive any incentive fee under the management agreement.

Management Fees

Under the management agreement, we will pay our Manager a management fee quarterly in arrears in an amount equal to 1.50% per annum of our stockholders’ equity, with stockholders’ equity being calculated, as of the end of any fiscal quarter, as (a) the sum of (1) the net proceeds from any issuances of common stock or other equity securities issued by us or our operating partnership (without double counting) since inception, plus (2) our and our operating partnership’s (without double counting) retained earnings calculated in accordance with GAAP at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we or our operating partnership have paid to repurchase shares of our common stock or other equity securities issued by us or our operating partnership since inception. For purposes of the management agreement, “stockholders’ equity” excludes: (1) any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income; and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above in each case, after discussions between our Manager and our independent directors and approval by a majority of our independent directors.

Our Manager will calculate the management fee within 45 days following the last day of each quarter and such calculation will be delivered to us. We will be obligated to pay the management fee within ten business days after receipt of the calculation from our Manager.

Our Manager will earn a larger management fee as a result of future offerings of securities by us or our operating partnership to the extent our stockholders’ equity increases.

In addition to the management fee payable to our Manager, our Manager’s personnel and Freedom Mortgage’s personnel who provide services to us are eligible to receive equity-based awards under our 2013 Equity Inventive Plan in order to attract and retain these individuals and align their interests with the interests of our stockholders. See “Management—2013 Equity Incentive Program.”

Reimbursement of Expenses

We pay all of our direct operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s employees and other related expenses. The expenses required to be paid by us include, but are not limited to:

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issuance and transaction costs incident to the acquisition, disposition and financing of our investments including but not limited to brokerage commissions, expenses relating to short sales, clearing and settlement charges, custodial fees, bank service fees, interest expense, withholding and transfer fees, taxes, research related expenses, third-party valuation and pricing services, professional and consulting fees (including, without limitation, expenses of consultants and experts) relating to our investments and other expenses related to the purchase or sale of such investments);

•	legal, regulatory, compliance, tax, accounting, consulting, auditing and administrative fees and expenses and fees and expenses for other similar services rendered by third-party service providers;

•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

•	the costs associated with the establishment and maintenance of any credit facilities and our other indebtedness (including commitment fees, accounting fees, legal fees, closing costs, etc.);

•	expenses associated with our other securities offerings, including this offering;

•	expenses relating to the payment of distributions;

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expenses connected with communications to holders of our securities in maintaining relations with such holders and in complying with the continuous reporting and other requirements of the Exchange Act, the SEC and other governmental bodies;

•	transfer agent, registrar and exchange listing fees;

•	the costs of printing and mailing proxies, reports and other materials to our stockholders;

•	costs associated with any research, data, data services, computer software or hardware, electronic equipment, or purchased information technology services from third-party vendors;

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reasonable costs and out-of-pocket expenses incurred on our behalf by directors, trustees, officers, employees or other agents of our Manager for travel in connection with services provided under the management agreement;

•	the allocable share of any costs and expenses incurred by our Manager or its affiliates with respect to market information systems and publications, research publications and materials;

•	settlement, clearing, trade confirmation and reconciliation, and custodial fees and expenses;

•	all taxes and license fees;

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all insurance costs incurred with respect to insurance policies obtained in connection with the operation of our business including, but not limited to, insurance covering activities of our Manager and its employees relating to the performance of our Manager’s duties and obligations under the management agreement;

•	costs and expenses incurred in contracting third parties for the servicing and special servicing of our assets;

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all other actual out-of-pocket costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

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any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any of our subsidiaries, or against any of our or our subsidiaries’ directors, directors or officers in his or her capacity as such for which we or any subsidiary are required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

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the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on our behalf relating to our activities;

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expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained expressly for us and separate from offices of our Manager and reasonably required for our operations;

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the costs of the wages, salaries and benefits incurred by our Manager with respect to a dedicated or partially dedicated chief financial officer, controller, internal legal counsel and/or investor relations professional, as described above;

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costs associated with our marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

•	costs of maintaining our website; and

•	all other costs and expenses approved by our board of directors.

In addition, other than as expressly described above, we are not required to pay any portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates.

Services Agreement

Our Manager is a party to a services agreement with Freedom Mortgage, pursuant to which Freedom Mortgage will provide to our Manager the personnel, services and resources as needed by our Manager to enable our Manager to carry out its obligations and responsibilities under the management agreement. We are a named third-party beneficiary to the services agreement and, as a result, have, as a non-exclusive remedy, a direct right of action against Freedom Mortgage in the event of any breach by our Manager of any of its duties, obligations or agreements under the management agreement that arise out of or result from any breach by Freedom Mortgage of its obligations under the services agreement. The term of the services agreement is one year from the closing of this offering, subject to renewal for successive annual periods by our Manager and Freedom Mortgage. In addition, the services agreement will terminate upon the termination of the management agreement. Pursuant to the services agreement, our Manager will make certain payments to Freedom Mortgage in connection with the services provided. Our Manager and Freedom Mortgage are under the common ownership and control of Mr. Middleman, our Chairman. As a result, all management fee compensation earned by our Manager and all service agreement fees paid by our Manager to Freedom Mortgage accrue to the common benefit of Mr. Middleman.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Acquisition of Our Initial Excess MSRs

Upon completion of this offering and the concurrent private placement, we will enter into two separate Excess MSR acquisition and recapture agreements with Freedom Mortgage. See “Business—Our Portfolio—Our Initial Excess MSRs.” The purchase prices for our initial Excess MSR investments were negotiated by us and Freedom Mortgage and were each derived by applying a multiple that we believe reflected prevailing market conditions at the time the respective purchase prices were negotiated. Each purchase price has been derived by applying the negotiated multiple to our portion of the weighted average excess servicing fees anticipated on each investment and the aggregate UPB of the related mortgage loans.

Freedom Mortgage will continue to own the MSRs on, and will be the primary servicer of, the mortgage loans in the Initial Pools. Freedom Mortgage will also retain the remaining participation interests in the Excess MSRs in the Initial Pools. We will not have any servicing duties, advance obligations or liabilities associated with servicing the mortgage loans in either pool, and Freedom Mortgage will be responsible for the duties, advance obligations and liabilities associated with servicing the mortgage loans in the Initial Pools.

In connection with our investments in Excess MSRs, Freedom Mortgage will agree, unless directed by an Agency, not to sell, transfer or otherwise encumber the MSRs to which our Excess MSRs relate or its participation interest in each of the Initial Pools without our prior consent. Freedom Mortgage will also agree to replenish our participation interest in the Excess MSRs on the mortgage loans in each of the Initial Pools in the event those mortgage loans are refinanced by Freedom Mortgage through its retail channel at no cost to us. See “Business—Our Company” for a more detailed description of the recapture terms related to the mortgage loans in the Initial Pools.

Strategic Alliance Agreements

In addition to our initial investments in Excess MSRs, we expect to source and acquire a substantial portion of our Excess MSRs in partnership with Freedom Mortgage in the future. In connection with the completion of this offering, we will enter into a strategic alliance agreement and a flow and bulk Excess MSR purchase agreement with Freedom Mortgage. These agreements are expected to provide us with access to a robust pipeline of Excess MSR acquisition opportunities. The Excess MSRs we intend to acquire from Freedom Mortgage will relate primarily to Ginnie Mae-eligible mortgage loans. Under our strategic alliance agreements:

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Freedom Mortgage will be obligated to offer us, in good faith, on a monthly flow basis, the right to co-invest at least 65% but not more than 85% in the Excess MSRs related to Freedom Mortgage’s MSRs on mortgage loans pooled and sold by Freedom Mortgage on a servicing retained basis during the previous month; and

•

Freedom Mortgage will be obligated to offer us, in good faith, the right to co-invest at least 40% but not more than 85% in the Excess MSRs related to any MSRs on mortgage loans Freedom Mortgage acquires through a bulk purchase from a third-party servicer.

Under our strategic alliance agreements, the amount of each co-investment in Excess MSRs offered to us by Freedom Mortgage and the recapture terms related to the pool of loans underlying each co-investment in Excess MSRs will be determined by us and Freedom Mortgage at the time our co-investment is made based on policies and procedures approved by our independent directors. Pursuant to the strategic alliance agreements, Freedom Mortgage may select an alternative servicer that must be reasonably satisfactory to us, subject to related Agency approval, if Freedom Mortgage loses its status as a servicer. We will not be obligated to purchase any Excess MSRs offered to us by Freedom Mortgage pursuant to our strategic alliance agreements or otherwise. See “Business—Our Company” for a more detailed description of our strategic alliance agreements.

Management Agreement

We have entered into a management agreement with our Manager, pursuant to which our Manager will provide for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. All of our executive officers and the officers and employees of our manager are also officers or employees of Freedom Mortgage. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Our Manager and the Management Agreement,” “Business—Conflicts of Interest” and “Risk Factors—Risks Related to our Relationship with our Manager and Freedom Mortgage.”

Services Agreement

Our Manager is a party to a services agreement with Freedom Mortgage, pursuant to which Freedom Mortgage provides to our Manager the personnel, services and resources as needed by our Manager to enable our Manager to carry out its obligations and responsibilities under the management agreement. We are a named third-party beneficiary to the services agreement and, as a result, have, as a non-exclusive remedy, a direct right of action against Freedom Mortgage in the event of any breach by our Manager of any of its duties, obligations or agreements under the management agreement that arise out of or result from any breach by Freedom Mortgage of its obligations under the services agreement. The term of the services agreement is one year from the closing of this offering, subject to renewal for successive annual periods by our Manager and Freedom Mortgage. In addition, the services agreement will terminate upon the termination of the management agreement. Pursuant to the services agreement, our Manager makes certain payments to Freedom Mortgage in connection with the services provided. Our Manager and Freedom Mortgage are under the common ownership and control of Mr. Middleman, our Chairman. As a result, all management fee compensation earned by our Manager and all service agreement fees paid by our Manager to Freedom Mortgage accrue to the common benefit of Mr. Middleman.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our current and future directors and executive officers which will require us to indemnify such persons to the fullest extent permitted by the MGCL and to pay such persons’ expenses, including attorneys’ fees, in defending any civil, criminal or other proceedings related to their service on our behalf in advance of final disposition of such proceeding. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Limitations on Liabilities and Indemnification of Directors and Officers.”

Investment in Common Stock

In connection with the initial capitalization of our company, we issued 1,000 shares of our common stock to Mr. Middleman, our Chairman, for total cash consideration of $1,000. The shares were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act. We will repurchase these shares from Mr. Middleman at the closing of this offering for $1,000. Mr. Middleman will purchase directly from us in the concurrent private placement $20.0 million in shares of our common stock, at a price per share equal to the public offering price. The shares to be issued to Mr. Middleman in the concurrent private placement will be issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act.

Registration Rights

Upon completion of this offering and the concurrent private placement, we will enter into a registration rights agreement with Mr. Middleman pursuant to which we will agree to register the resale of the shares of common stock Mr. Middleman has agreed to acquire in the concurrent private placement. We refer to these shares of common stock as the “registrable shares.” The registration rights agreement requires us to file a “shelf registration statement” to register the resale of the registrable shares as soon as practicable after we become eligible to use Form S-3, and we must maintain the effectiveness of such shelf registration statement until all the registrable shares have been sold under the shelf registration statement or become eligible for sale, without restriction, pursuant to Rule 144 under the Securities Act.

Equity Awards Under Our 2013 Equity Incentive Plan

Upon completion of this offering, we expect to grant an aggregate of 37,500 LTIP units to our executive officers and directors and to certain employees of our Manager and Freedom Mortgage who provide services to us under our 2013 Equity Incentive Plan. The LTIP units granted to our executive officers and our Chairman of the Board, Mr. Middleman, and to employees of our Manager and Freedom Mortgage who provide services to us will vest ratably over a three-year period beginning on the one-year anniversary of the closing of this offering. The LTIP units granted to our independent directors will be fully vested on the date of grant.

After the completion of this offering, we expect to grant $10,000 in awards to each of our independent directors pursuant to our 2013 Equity Incentive Plan. These awards, including the form in which they will be made, will be approved by the compensation committee of our board. See “Management—Compensation of Directors.”

Payment of Underwriting Discount, Structuring Fee and Offering Expenses

Our Manager has agreed to pay the entire underwriting discount payable with respect to the shares of common stock sold in this offering. Our Manager will also pay certain of the underwriters a structuring fee equal to $487,500 (0.375% of the gross proceeds of this offering to us). Our Manager has agreed to pay all offering-related expenses in excess of the lesser of 1.5% of the gross proceeds of this offering and the concurrent private placement and $2.25 million.

Related Party Transaction Policies

We expect that, in connection with the closing of this offering, our board of directors will adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, where the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the audit committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, our audit committee will decide whether or not to approve such transaction. If we were to become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction would be referred to this committee, which would evaluate all options available, including ratification, revision or termination of such transaction. Our policy will require any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

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the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

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the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock and related provisions of our charter and bylaws as they will be in effect upon the closing of this offering. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

We are authorized to issue 600,000,000 shares of stock consisting of (i) 500,000,000 shares of common stock and (ii) 100,000,000 shares of preferred stock, each with a par value of $0.01 per share. Under Maryland law, stockholders generally are not liable for a corporation’s debt or obligations.

Common Stock

Immediately before the completion of this offering, we will amend and restate our charter and our bylaws. Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive distributions if, when and as authorized by our board of directors and declared by us out of assets legally available for distribution.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of capital stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of the votes cast in the election of directors.

Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, all holders of our common stock will have equal liquidation and other rights.

Our charter authorizes our board of directors, without stockholder approval, to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares of common stock in each class or series and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors, without stockholder approval, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series of preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders shares of our common stock or otherwise be in their best interests. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

Our charter authorizes our board of directors, with the approval of a majority of our entire board of directors, and without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of common stock or preferred stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not presently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for our common stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT for each taxable year beginning after December 31, 2013, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2013, no more than 50% of the value of our outstanding shares of stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.

Because our board of directors believes it is at present essential for us to qualify as a REIT, our charter provides that, subject to certain exceptions, upon completion of this offering, no person or entity may beneficially or constructively own more than 9.0% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock, excluding any outstanding shares of stock not treated as outstanding for federal income tax purposes, or the ownership limit. In addition, our charter provides that Mr. Middleman, our Chairman and the founder of Freedom Mortgage, may beneficially or constructively own up to 13.5% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock.

Our charter also prohibits any person from (i) beneficially or constructively owning shares of our stock following the completion of this offering if such ownership would (a) result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or (b) otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our stock after the date upon which we first have 100 stockholders if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transfer and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give written notice immediately to us or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions on transfer and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on transfer and ownership is no longer required for us to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from certain of the restrictions described above and may establish or increase an excepted holder limit for such person. The person seeking an exemption must provide to our board of directors any such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing an excepted holder limit, as the case may be, will not cause us to fail to qualify as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, as it may deem necessary or advisable in order to determine that granting the exemption will not cause us to lose our qualification as a REIT. In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit, except that a decreased ownership limit will not be effective for any person whose ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock in excess of the decreased ownership limit will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer individuals (including certain entities) to beneficially own more than 49.9% in value of our outstanding stock.

If shares of our stock are certificated, all such certificates will bear a legend referring to the restrictions described above (or a declaration that we will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge).

Any attempted transfer of our stock that, if effective, would result in a violation of the foregoing restrictions, will cause the number of shares of stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries and the proposed transferee will not acquire any rights in such shares, except that any transfer that, if effective, would result in the violation of the restriction relating to shares of our stock being beneficially owned by fewer than 100 persons will be void ab initio. The automatic transfer will be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust would not be effective to prevent the violation of the foregoing restrictions, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares of stock. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The proposed transferee will have no claims, courses of action, or any other recourse whatsoever against the purported transferor of such stock.

The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the proposed transferee prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the trustee will have the authority (at the trustee’s sole discretion) (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee must sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares (net of any commissions and other expenses). Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares of our stock at market price, e.g., in the case of a devise or gift, the market price of the shares of our stock on the day of the event causing these shares to be held in trust) and (ii) the market price on the date we accept, or our designee accepts, the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

Our charter provides that to the extent we incur any tax under the Code as the result of any “excess inclusion income” of ours being allocated to a “disqualified organization” that holds our stock in record name, we shall reduce distributions to such stockholder in an amount equal to such tax paid by us that is attributable to such stockholder’s ownership in accordance with applicable U.S. Treasury Regulations. We do not currently intend to make investments or engage in activities that generate “excess inclusion income,” but our charter does not prevent “disqualified organizations” from owning our common stock. See “Material U.S. Federal Income Tax Considerations—Taxation of Our Company” and “—Requirements for Qualification—Taxable Mortgage Pools” for a discussion of “disqualified organizations” and “excess inclusion income.”

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder), in number or value, of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, each owner of our stock must, upon demand, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the restrictions on ownership and transfer of shares of our stock.

These ownership and transfer limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our securities or might otherwise be in the best interests of our stockholders.

Stock Exchange Listing

Our common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol “CHMI.”

Transfer Agent and Registrar

We expect the transfer agent and registrar for our common stock to be Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering and the concurrent private placement, we will have an aggregate of 7,500,000 shares of common stock outstanding (8,475,000 shares if the underwriters exercise in full their over-allotment option), excluding the 1,000 shares we issued to Mr. Middleman in connection with our initial capitalization, which we will repurchase from Mr. Middleman at the closing of this offering for $1,000. No assurance can be given as to the likelihood that an active market for our common shares will develop, the liquidity of any such market, the ability of our stockholders to sell their shares or the prices that our stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of our common stock or the availability of our common stock for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of our common stock. See “Risk Factors—Risks Related to This Offering.”

Rule 144

As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Any shares of our common stock held by our affiliates, including the shares Mr. Middleman will purchase from us in the concurrent private placement, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her securities without registration and without complying with the manner of sale, current public information, volume limitation or notice provisions of Rule 144. In addition, under Rule 144, once we have been subject to the reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, may sell his or her securities without registration after only a six-month holding period, subject only to the continued availability of current public information about us. Any sales by affiliates under Rule 144, even after the applicable holding periods described above, are subject to requirements and or limitations with respect to volume, manner of sale, notice and the availability of current public information about us.

2013 Equity Incentive Plan

Our 2013 Equity Incentive Plan provides for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards (including LTIP units). Our 2013 Equity Incentive Plan provides for grants of up to an aggregate of 5.0% of the outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a maximum aggregate number of shares of our common stock that may be issued under our 2013 Equity Incentive Plan of 1,500,000 shares. We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under our 2013 Equity Incentive Plan.

Upon completion of this offering, we expect to grant an aggregate of 37,500 LTIP units under our Equity Incentive Plan to our executive officers and directors and to employees of our Manager and Freedom Mortgage who provide services to us. For a description of our 2013 Equity Incentive Plan and the initial LTIP unit awards to be made pursuant to such plan, see “Management—Compensation of Directors” and “Management—2013 Equity Incentive Plan.”

After the completion of this offering, we expect to grant $10,000 in awards to each of our independent directors pursuant to our 2013 Equity Incentive Plan. These awards, including the form in which they will be made, will be approved by the compensation committee of our board. See “Management—Compensation of Directors.”

Lock-up Agreements

For a description of certain lock-up agreements, see “Underwriting.” In addition, Mr. Middleman, our Chairman, will purchase directly from us in the concurrent private placement $20.0 million in shares of our common stock, at a per share price equal to the public offering price. These shares and any other shares of our common stock Mr. Middleman and his controlled affiliates, including Freedom Mortgage and our Manager, may acquire, within 12 months of the completion of this offering, will be subject to a lock-up agreement between Mr. Middleman and the underwriters for one year.

Registration Rights

Upon completion of this offering and the concurrent private placement, we will enter into a registration rights agreement with Mr. Middleman pursuant to which we will agree to register the resale of the shares of common stock. Mr. Middleman has agreed to acquire in the concurrent private placement. We refer to these shares of common stock as the “registrable shares.” The registration rights agreement requires us to file a “shelf registration statement” to register the resale of the registrable shares as soon as practicable after we become eligible to use Form S-3, and we must maintain the effectiveness of such shelf registration statement until all the registrable shares have been sold under the shelf registration statement or become eligible for sale, without restriction, pursuant to Rule 144 under the Securities Act.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information following the closing of this offering, regarding the ownership of each class of our capital stock by:

•	each of our directors, including our independent directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Other than Mr. Middleman, we are not aware of any holder of more than 5% of our capital stock. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 301 Harper Drive, Suite 110, Moorestown, New Jersey 08057.

Name and Address	Number of Shares Beneficially Owned	Percentage of All Shares Immediately After Offering and the Concurrent Private Placement(1)
Stanley Middleman(2)(3)	1,000,000	13.3%
Jeffrey Lown II(3)	3,750	*
Martin Levine(3)	—	—
Joseph Murin(3)(4)	—	—
Jonathan Kislak(3)(4)	25,000	*
Robert Salcetti(3)(4)	—	—
All directors, executive officers and independent directors as a group (6 persons)(3)	1,028,750	13.7%

*	Less than one percent.
(1)	Assumes a total of 7,500,000 shares of common stock are outstanding immediately after the closing of this offering and the concurrent private placement. Does not reflect 975,000 shares of common stock issuable upon exercise of the underwriters’ over-allotment option.
(2)	Excludes 1,000 shares of our common stock issued and sold to Mr. Middleman in connection with our initial capitalization. We will repurchase these shares from Mr. Middleman at the closing of this offering for $1,000.
(3)	Upon completion of this offering, we will grant an aggregate of 37,500 LTIP units to our executive officers and directors and to certain employees of our Manager and Freedom Mortgage who provide services to us pursuant to our 2013 Equity Incentive Plan. The LTIP units granted to our executive officers and our Chairman of the Board, Mr. Middleman, and to employees of our Manager and Freedom Mortgage who provide services to us will vest ratably over a three-year period beginning on the one-year anniversary of the closing of this offering. The LTIP units granted to our independent directors will be fully vested on the date of grant. The number and percentage shown in the table above excludes: (i) 5,000 shares of common stock issuable upon exchange of 5,000 LTIP units to be granted to Mr. Middleman; (ii) 8,750 shares of common stock issuable upon exchange of 8,750 LTIP units to be granted to Mr. Lown; (iii) 5,000 shares of common stock issuable upon exchange of 5,000 LTIP units to be granted to Mr. Levine; and (iv) 2,500 shares of common stock issuable upon exchange of 2,500 LTIP units to be granted to each of our independent directors.
(4)	Excludes $10,000 in awards we expect to grant to each of our independent directors under our 2013 Equity Incentive Plan after the completion of this offering as part of their compensation for agreeing to serve on our board of directors in 2013.

CERTAIN PROVISIONS OF MARYLAND LAW

AND OF OUR CHARTER AND BYLAWS

The following is a summary of the material provisions of Maryland law applicable to us and of our charter and bylaws as they will be in effect upon completion of this offering. While we believe that the following description covers the material provisions of Maryland law applicable to us and the material terms of our charter and bylaws as they will be in effect upon completion of the offering, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of our directors will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than 15 and may be increased or decreased pursuant to our bylaws by a vote of the majority of our entire board of directors. Our charter provides that at such time as we become eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL (which we expect will be upon the completion of this offering) and subject to the rights of holders of one or more classes or series of preferred stock, any and all vacancies on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed at any time, but only for cause and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our charter, with respect to any particular director, as the conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter with respect to such shares, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock of the corporation which, if aggregated with all other such shares of stock of the corporation previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise, directly or indirectly, voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things: (1) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock; however, our board of directors may repeal such bylaw provision, in whole or in part at any time. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;

•	the affirmative vote of two-thirds of all the votes entitled to be cast by stockholders generally in the election of directors is required to remove a director;

•	the number of directors may be fixed only by vote of the directors;

•

a vacancy on the board of directors may be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•

the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

Without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (2) vest in our board of directors the exclusive power to fix the number of directors, by vote of a majority of our entire board of directors, and (3) require, unless called by the Chairman of our board of directors, our Chief Executive Officer, our President or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. Our charter provides that, subject to our eligibility to make an election under Subtitle 8, vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum, and directors elected to fill a vacancy will serve for the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Our board of directors is not currently classified. In the future, our board of directors may elect, without stockholder approval, to classify our board of directors or elect to be subject to any of the other provisions of Subtitle 8.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding the removal of directors and restrictions on ownership and transfer of our stock, and amendments to the vote required to amend these provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, we generally may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that one of our subsidiaries could transfer all of its assets without any vote of our stockholders.

Bylaw Amendments

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or on such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including supermajority vote and cause requirements for removal of directors, provisions that vacancies on our board of directors may be filled only by the remaining directors, for the full term of the directorship in which the vacancy occurred, the power of our board of directors to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL or the resolution of our board of directors opting out of the business combination provisions of the MGCL were repealed or rescinded, or if a business combination was not first approved by our board of directors, these provisions of the MGCL could have similar anti-takeover effects.

Limitation of Directors’ and Officers’ Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; and

•

any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of the Company or our predecessor.

Upon completion of this offering, we will enter into indemnification agreements with each of our directors and executive officers that will provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law. See “Certain Relationships and Related Transactions—Indemnification Agreements.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Agreement of Limited Partnership of Cherry Hill Operating Partnership, LP. See “Where You Can Find More Information.”

Management

Our operating partnership is organized as a Delaware limited partnership. We are the sole general partner of our operating partnership. We will conduct substantially all of our operations and make substantially all of our investments through the operating partnership and its subsidiaries. Pursuant to the partnership agreement, as the general partner of our operating partnership, we will have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including investments, acquisitions, dispositions and financings (including the sale of limited partnership interests to us or to third party investors), to make distributions to partners, and to cause changes in the operating partnership’s business and investment activities.

The partnership agreement will require that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Transferability of Interests

We may not voluntarily withdraw from our operating partnership or transfer or assign our interest in our operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries);

•

as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described below) and (2) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

we are the surviving entity in the transaction and either (1) our stockholders do not receive cash, securities or other property in the transaction or (2) all limited partners (other than our company or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our general partnership interest to (a) a wholly owned subsidiary or (b) a parent company or a majority-owned subsidiary of a parent company, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

We also may (1) merge or consolidate our operating partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (2) sell all or substantially all of the assets of our operating partnership, and may amend the partnership agreement in connection with any such transaction, if we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries).

Capital Contribution

We will contribute, directly, to our operating partnership, substantially all of the net proceeds of this offering and the concurrent private placement in exchange for OP units and as result will own substantially all of the limited partnership interests in our operating partnership upon completion of this offering and the concurrent private placement. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute substantially all of the net proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the other limited partners, if any, will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the assets of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such assets (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such assets for their fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of assets or otherwise, which could have priority over OP units with respect to distributions from the operating partnership, including the OP units we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, beginning one year after the issuance of any OP units, limited partners (other than us) have redemption rights, which enable them to cause the operating partnership to redeem their OP units in exchange for cash or, at our option, our shares of our common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of our common stock issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of shares of our common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in our charter;

•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•

cause the acquisition of our common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to assets that are owned by us directly rather than by the operating partnership or its subsidiaries.

Responsibilities as General Partner

Our directors have duties under applicable Maryland law to, among other things, manage us in a manner consistent with our best interests. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors to us. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our company in deciding whether to cause the operating partnership to take or decline to take any actions. In the event of a conflict between the interests of our stockholders and the interests of the limited partners of our operating partnership, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, that for so long as we own a controlling interest in our operating partnership, any such conflict that we, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners of our operating partnership will be resolved in favor of our stockholders.

The limited partners of our operating partnership expressly acknowledge that, as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our company collectively.

Distributions

The partnership agreement will provide that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s assets in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit distributions as the other outstanding OP units in our operating partnership. Initially, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP units with respect to liquidating distributions. However, the operating partnership agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Treasury Regulations, will be allocated first to the LTIP unit holders until the capital account per LTIP unit is equal to the average capital account per-unit of our OP units in our operating partnership. The partnership agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the U.S. Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP unit holders with the average per-unit capital account of our OP units, the LTIP units will achieve full parity with the OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, LTIP units will vest, and vested LTIP units, subject to the terms and conditions of the partnership agreement, may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP units would achieve full parity with the OP units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluation dates to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. Notwithstanding the foregoing, our operating partnership will allocate gain on the sale of all or substantially all of its assets first to holders of LTIP units, and will, upon the occurrence of certain specified events, revalue its assets with any net increase in valuation allocated first to the LTIP units, in each case to equalize the capital accounts of such holders with the average capital account per unit of the general partner’s OP units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and U.S. Treasury Regulations promulgated thereunder. To the extent U.S. Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, will have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election will be binding on all partners.

Term

The operating partnership will continue until dissolved upon:

•	our bankruptcy, dissolution removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

We are the tax matters partner of the operating partnership and, as such, have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt U.S. Holders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and non-U.S. corporations (except to the extent discussed in “—Taxation of Non-U.S. Holders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs, and their investors;

•	trusts and estates (except to the extent discussed herein);

•	persons who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our common stock.

This summary assumes that stockholders hold our common stock as a capital asset for U.S. federal income tax purposes, which generally means as property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed U.S. Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, U.S. Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK

AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We have in effect an election to be taxed as a pass-through entity under subchapter S of the Code, but intend to revoke such election prior to the closing of this offering. We will elect and intend to qualify to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ending on December 31, 2013. We believe that, commencing with our short taxable year ending December 31, 2013, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP will render an opinion that, commencing with our short taxable year ending on December 31, 2013, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our short taxable year ending December 31, 2013 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, will not be binding upon the IRS or any court and will speak as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT “savings” provisions discussed below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we currently distribute to our stockholders, but taxable income generated by any domestic taxable REIT subsidiaries, or TRSs, will be subject to regular corporate income tax. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses, that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

•

If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•	The earnings of any TRS that we form will be subject to U.S. federal corporate income tax.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired.

•

If we were to own a residual interest in a real estate mortgage investment conduit, or REMIC, we would be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our common stock that is held in record name by “disqualified organizations.” Although the law is unclear, IRS guidance indicates that similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. A “disqualified organization” includes (i) the United States; (ii) any state or political subdivision of the United States; (iii) any foreign government; (iv) any international organization; (v) any agency or instrumentality of any of the foregoing; (vi) any other tax-exempt organization (other than a farmer’s cooperative described in section 521 of the Code) that is exempt from income taxation and is not subject to taxation under the unrelated business taxable income provisions of the Code; and (vii) any rural electrical or telephone cooperative. We do not currently intend to hold REMIC residual interests, but we may engage in securitization transactions and other financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool. For a discussion of “excess inclusion income,” see “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.”

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state and local franchise, property and other taxes and foreign taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners (determined without reference to any rules of attribution) of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.	It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

9.	It uses the calendar year as its taxable year.

10.	It has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must meet requirements 1 through 4 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 apply to us beginning with our 2014 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6. We believe that we will issue stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we may not qualify as a REIT. The provisions of our charter restricting the ownership and transfer of our stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.” To monitor compliance with the stock ownership requirements, we generally will be required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We intend to comply with these requirements.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the shares of which is owned, directly or through one or more qualified REIT subsidiaries or disregarded entities, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a limited liability company, that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

We have control of our operating partnership and generally intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the

50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend that all of our transactions with any TRS that we form will be conducted on an arm’s-length basis, but there can be no assurance that we will be successful in this regard.

We may form or invest in domestic or foreign TRSs in the future. To the extent that our TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by domestic TRSs to us, then the dividends we designate and pay to our stockholders who are taxed at individual rates, up to the amount of dividends that we receive from such entities, generally will be eligible to be taxed at the reduced 20% maximum federal rate applicable to qualified dividend income. See “—Taxation of U.S. Holders—Taxation of Taxable U.S. Holders on Distributions on Common Stock.”

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are not considered to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes; it cannot be included in any consolidated federal corporate income tax return. However, if a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. Similarly, a portion of the income from a REMIC residual interest may be treated as excess inclusion income. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income, or UBTI, in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction under any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. IRS guidance indicates that a REIT’s excess inclusion income will be allocated among its stockholders in proportion to its dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to stockholders is not clear under current law. Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a taxable mortgage pool equal to the percentage of its stock that is held in record name by “disqualified organizations” (as defined above under “—Taxation of Our Company”). Similar rules apply if we own a residual interest in a REMIC. If as a result of ownership by “disqualified organizations,” we are subject to tax on any excess inclusion income, under our declaration of trust, we will reduce distributions to such stockholders by the amount of tax paid by us that is attributable to such stockholder’s ownership. U.S. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect our compliance with the distribution requirement. See “—Distribution Requirements.” To the extent that stock owned by “disqualified organizations” is held by a broker or other nominee, the broker/dealer or other nominees would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to the stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” A regulated investment company or other pass-through entity owning our stock will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to its record name owners that are “disqualified organizations.” We do not currently intend to hold REMIC residual interests (other than through a TRS), but we may engage in securitization transactions and other financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool.

Gross Income Tests

We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT.

First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property (as described below);

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Certain income items do not qualify for either gross income test. Other types of income are excluded from both the numerator and the denominator in one or both of the gross income tests. For example, gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” and gross income attributable to cancellation of indebtedness, or “COD,” income will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” For purposes of the 75% and 95% gross income tests, we are treated as receiving our proportionate share of our operating partnership’s gross income. We will monitor the amount of our non-qualifying income and will seek to manage our investment portfolio to comply at all time with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Dividends

Our share of any dividends received from any corporation (including dividends from any TRS we may form, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date the REIT agreed to originate or acquire the loan or (ii) as discussed below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan balance exceeds the applicable value of the real estate that secures the loan.

We intend to invest in Excess MSRs. The IRS has issued a private letter ruling to another REIT holding that Excess MSRs produce qualifying income for purposes of the 75% gross income test. Any income that is qualifying income for the 75% gross income test is also qualifying income for the 95% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Based on that private letter ruling and other IRS guidance regarding excess mortgage servicing fees, we generally intend to treat our investments in Excess MSRs as producing qualifying income for purposes of the 75% and 95% gross income tests to the extent the underlying mortgage loans produce qualifying income for purposes of those tests, as described above. However, we do not intend to seek our own private letter ruling. Thus, the IRS could successfully take the position that Excess MSRs do not produce qualifying income, presumably by recharacterizing Excess MSRs by treating a portion of the income we receive from an Excess MSR as reasonable compensation for servicing the underlying mortgage loans. A successful challenge of our treatment of Excess MSRs could result in our being treated as failing the 95% gross income test and possibly the 75% gross income test. If we failed one or both of those tests and qualified for the “savings” provision described below under “—Failure to Satisfy Gross Income Tests,” we would be required to pay penalty tax, which could be material, in order to maintain our REIT qualification. If we did not qualify for that “savings” provision, we would fail to qualify as a REIT. See “—Failure to Qualify.”

We intend to invest in Agency RMBS that are pass-through certificates and CMOs, and we may invest in non-Agency RMBS that are pass-through certificates and CMOs and directly in residential mortgage loans. Other than income from derivative instruments, as described below, we expect that all of the income of our Agency

RMBS, non-Agency RMBS and residential mortgage loans will be qualifying income for purposes of the 95% gross income test. In the case of RMBS treated as interests in a grantor trust for U.S. federal income tax purposes, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans, and any residential mortgage loans that we own directly, would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is adequately secured by real property, as discussed above. In the case of RMBS treated as regular interests in a REMIC for U.S. federal income tax purposes, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income test. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holders of the related REMIC securities. We expect that any interest income from an RMBS that is not treated as an interest in a grantor trust or an interest in a REMIC will not be qualifying income for purposes of the 75% gross income test. We expect that a sufficient portion of our income from our Excess MSRs, Agency RMBS, non-Agency RMBS and residential mortgage loans will be qualifying income so that we will satisfy both the 75% and 95% gross income tests. However, there can be no assurance that we will satisfy both the 75% and 95% gross income tests.

We intend to engage in TBA transactions that are treated as “hedging transactions” as defined in “—Hedging Transactions.” With respect to contracts for forward settling transactions such as TBAs that are not hedging transactions, the law is unclear with respect to the qualification of income and gains from dispositions of contracts for forward settling transactions as qualifying income for purposes of the 75% gross income test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion of counsel to the effect that income and gain from the disposition of such contracts for forward settling transactions should be treated as qualifying income for purposes of the 75% gross income test, we will limit our income and gains from dispositions of such contracts for forward settling transactions (other than hedging transactions) and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to dispose of such contracts for forward settling transactions, through dollar roll transactions or otherwise, could be limited. Moreover, even if we are advised by counsel that income and gains from dispositions of such contracts for forward settling transactions should be treated as qualifying income, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income and any other non-qualifying income exceeds 25% of our gross income. See “—Failure to Qualify.”

Although we have no current intention to acquire distressed mortgage loans, we may acquire distressed mortgage loans in the future. Revenue Procedure 2011-16 provides that that the IRS will treat distressed mortgage loans acquired by a REIT that are secured by real property and other property as producing, in part, non-qualifying income for the 75% gross income test. Specifically, Revenue Procedure 2011-16 indicates that interest income on such a distressed mortgage loan will be treated as qualifying income based on the ratio of: (i) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (ii) the face amount of the loan (and not the purchase price or current value of the loan). The face amount of a distressed mortgage loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan. To the extent we invest in distressed mortgage loans, we intend to do so in a manner consistent with maintaining our qualification as a REIT.

We may modify the term of any residential mortgage loans we acquire. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2011-16 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (i) occasioned by a borrower default or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as nonqualifying income for purposes of the 75% gross income test and a portion of the value of the loan being treated as a non-qualifying asset for the 75% asset test. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals but rather will rely on internal valuations.

We may invest opportunistically in other types of mortgage and real estate-related assets. To the extent we invest in such assets, we must do so in a manner that will enable us to satisfy the 75% and 95% gross income tests described above.

Hedging Transactions

From time to time, we will enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts and TBAs. Except to the extent provided by U.S. Treasury Regulations, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets (“liability hedge”). A “hedging transaction” also includes any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of the hedged assets are not treated as “real estate assets” (as described below under “—Asset Tests”) or we enter into derivative transactions that are not liability hedges or we fail to satisfy the identification requirements with respect to a hedging transaction, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, but we cannot assure you that we will be able to do so. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income

We anticipate deriving income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees, including amounts paid in respect of an MSR as reasonable compensation for servicing the underlying mortgage loans, generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS, like other income earned by a TRS, will not be included in the REIT’s gross income for purposes of the gross income tests. Although no complete assurances can be provided, we anticipate that any fee income we will earn will be de minimis and will not impair our ability to satisfy the 95% and 75% gross income tests.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75%

and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

Although we have no current intention to do so, we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to tenants without tainting our rental income from the related properties.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets. To the extent we intend to dispose of an asset that may be treated as held “primarily for sale to customers in the ordinary course of a trade or business,” we may contribute the asset to a TRS prior to the disposition and marketing thereof. No assurance can be given that the IRS will respect the transaction by which dealer property is contributed to our TRS; if such transaction is not respected, then we may be treated as having engaged in a prohibited transaction, and our net income therefrom would be subject to a 100% tax. Moreover, if we securitize loans through a REMIC structure, the transaction would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, if we securitize our loans in REMIC transactions, we will likely conduct those securitizations through a TRS.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If the IRS were to determine that we failed the 75% gross income test or the 95% gross income test because income produced by our investments in Excess MSRs is not qualifying income, it is possible that the IRS would not consider our position taken with respect to such income, and accordingly our failure to satisfy the 75% gross income test or the 95% gross income test, to be due to reasonable cause and not due to willful neglect. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and investments in money market funds;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•

regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than any TRS we may own) may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).

For purposes of these asset tests, we are treated as holding our proportionate share of our operating partnership’s assets. For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term

“securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•

“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold “non-straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	any loan to an individual or an estate;

•	any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property”;

•	certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

•	any security (including debt securities) issued by another REIT;

•

any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership; or

•

any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We intend to invest in Excess MSRs. The IRS has issued a private letter ruling to another REIT holding that Excess MSRs produce qualifying income for purposes of the 75% asset test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Based on that private letter ruling and other IRS guidance regarding excess mortgage servicing fees, we generally intend to treat our investments in Excess MSRs as qualifying assets for purposes of the 75% asset test to the extent the underlying mortgage loans are qualifying for purposes of such test, as described above. However, we do not intend to seek our own private letter ruling. Thus, the IRS could successfully take the position that Excess MSRs are not qualifying assets, presumably by recharacterizing Excess MSRs as an interest in reasonable compensation for servicing the underlying mortgage loans. A successful challenge of our treatment of Excess MSRs could result in our being treated as failing the 75% asset test. If we failed the 75% asset test and qualified for the “savings” provision described below, we would be required to pay penalty tax, which could be material, in order to maintain our REIT qualification. If we did not qualify for that “savings” provision, we would fail to qualify as a REIT. See “—Failure to Qualify.”

We intend to invest in Agency RMBS that are pass-through certificates or CMOs, and we may invest in non-Agency RMBS that are pass-through certificates or CMOs or directly in residential mortgage loans. In the case of RMBS treated as interests in a grantor trust for U.S. federal income tax purposes, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans, and any residential mortgage loans that we own directly, will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. Revenue Procedure 2011-16 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. In the case of RMBS treated as regular interests in a REMIC for U.S. federal income tax purposes, such interests will generally qualify as real estate assets for purposes of the 75% asset test. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC qualifies for purposes of the REIT asset test.

To the extent any of our investments in Agency RMBS are not treated as real estate assets, we expect such Agency RMBS will be treated as government securities because they are issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States. Our investments in non-Agency RMBS that are not interests in a grantor trust or REMIC or government securities will not be treated as qualifying assets for purposes of the 75% asset test and will be subject to the 5% asset test, the 10% value test, the 10% vote test and the 25% securities test described above.

We may also invest directly in residential mortgage loans, including, in the future, distressed loans. As discussed above under “—Gross Income Tests,” under the applicable U.S. Treasury regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date we agreed to acquire or originate the loan or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. Revenue Procedure 2011-16 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (ii) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. Under the safe harbor when the current value of a distressed mortgage loan exceeds the fair market value of the real property that secures the loan, determined as of the date we committed to acquire or originate the loan, the excess will be treated as a nonqualifying asset. Accordingly, an increasing portion of a distressed mortgage loan will be treated as a non-qualifying asset as the value of the distressed mortgage loan increases. To the extent we invest in residential mortgage loans (including distressed loans), we intend to do so in a manner consistent with qualifying and maintaining our qualification as a REIT.

We have entered, and may in the future enter, into repurchase agreements under which we nominally sold certain of our assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that these transactions would be treated as secured debt and that we would be treated for REIT asset and income test purposes as the owner of the assets that would be the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own our assets subject to sale and repurchase agreements during the term of such agreements, in which case we could fail to qualify as a REIT.

We may purchase Agency RMBS through forward settling transactions, including TBAs. The law is unclear with respect to the qualification of contracts for forward settling transactions as real estate assets or Government securities for purposes of the 75% asset test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion from counsel to the effect that contracts for forward settling transactions should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in contracts for forward settling transactions and any non-qualifying assets to no more than 25% of our total assets at the end of any calendar quarter and will limit our investments in contracts for forward settling transactions with a single counterparty to no more than 5% of our total assets at the end of any calendar quarter. Accordingly, our ability to purchase Agency RMBS through contracts for forward settling transactions could be limited. Moreover, even if we are advised by counsel that contracts for forward settling transactions should be treated as qualifying assets, it is possible that the IRS could successfully take the position that such assets are not qualifying assets. In the event that such assets were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our contracts for forward settling transactions and any non-qualifying assets exceeds 25% of our total assets at the end of any calendar quarter or if the value of our investments in contracts for forward settling transactions with a single counterparty exceeds 5% of our total assets at the end of any calendar quarter. See “—Failure to Qualify.”

Derivative instruments, other than possibly TBAs as discussed in the prior paragraph, generally are not qualifying assets for purposes of the 75% asset test. Thus, interest rate swaps, futures contracts, and other similar instruments that are used in “hedging transactions” as defined in “—Hedging Transactions,” are non-qualifying assets for purposes of the 75% asset test. As discussed above, we may invest opportunistically in other types of mortgage-related assets. To the extent we invest in such assets, we intend to do so in a manner that will enable us to satisfy each of the asset tests described above. However, we cannot assure you that we will be able to satisfy the asset tests described above. We will monitor the status of our assets for purposes of the various asset tests and seek to manage our portfolio to comply at all times with such tests. No assurance, however, can be given that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, no assurances can be given that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification so long as:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the total value of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of $50,000 or the product of the highest

U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests. If the IRS were to determine that we failed the 5% asset test or 75% asset test because contracts for forward settling transactions are not qualifying assets, it is possible that the IRS would not consider our position taken with respect to such assets, and accordingly our failure to satisfy the 5% asset test or 75% asset test, to be due to reasonable cause and not due to willful neglect. Similarly, if the IRS were to determine that we failed the 75% asset test because our Excess MSRs are not qualifying assets, it is possible that the IRS would not consider our position taken with respect to such assets, and accordingly our failure to satisfy the 75% asset test, to be due to reasonable cause and not due to willful neglect. If the IRS were to successfully assert these positions, we would fail to qualify as a REIT. See “—Failure to Qualify.” Accordingly, it is not possible to state whether we would be entitled to the benefit of these relief provisions with regard to this issue or in any other circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT.

We believe that the Excess MSRs, Agency RMBS, non-Agency RMBS, and other assets that we may hold will satisfy the foregoing asset test requirements. We will monitor the status of our assets and our future acquisition of assets to ensure that we comply with those requirements, but we cannot assure you that we will be successful in this effort. No independent appraisals will be obtained to support our estimates of and conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that support our Agency RMBS and non-Agency RMBS. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, no assurance can be given that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares within a particular class and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long term capital gain we recognize in a taxable year. See “—Taxation of U.S. Holders—Taxation of Taxable U.S. Holders on Distributions on Common Stock.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above.

We intend to make timely distributions in the future sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of cash, including distributions from our subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow with respect to our investments that are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may acquire investments that are treated as having “market discount” for U.S. federal income tax purposes, because the investments are debt instruments that we acquire for an amount less than their principal amount. We do not intend to elect to recognize market discount currently. Under the market discount rules, we may be required to treat portions of gains on sale of market discount bonds as ordinary income and may be required to include some amounts of principal payments received on market discount bonds as ordinary income. The recognition of market discount upon receipt of principal payments results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, we may never receive the economic income attributable to previously recognized market discount.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds, sell assets or make taxable distributions of our stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure no longer applies. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in cash and our stock. Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and may be required to pay a penalty to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.” If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of U.S. Holders

The term “U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

Taxation of Taxable U.S. Holders on Distributions on Common Stock

As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. holder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 20% tax rate for “qualified dividend income.”

The maximum tax rate for qualified dividend income received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6%. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

A U.S. holder generally will take into account distributions that we properly designate as capital gain dividends as long-term capital gain, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common stock. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent we designate such amount on a timely notice to such stockholder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock have been held for one year or less, assuming the common stock are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “—Distribution Requirements.”

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, a U.S. holder generally will not be able to apply any “passive activity losses,”

such as losses from certain types of limited partnerships in which such U.S. holder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such common stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable U.S. holder will decrease. If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any U.S. holder that income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we would notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. We intend to avoid generating excess inclusion income for our stockholders.

Taxation of Taxable U.S. Holders on the Disposition of Common Stock

In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. holder has held such common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid by such U.S. holder on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of common stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. holder purchases our common stock (or substantially similar common stock) within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our common stock. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. The highest marginal individual income tax rate currently is 39.6%. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of our stock. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Withholding

We or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status. For payments made after June 30, 2014, a U.S. withholding tax at a 30% rate generally will be imposed on dividends received by U.S. holders who own our common stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2016, on proceeds from the sale of our common stock by U.S. holders who own our common stock through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of amounts withheld.

Taxation of Tax-Exempt U.S. Holders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. They are subject, however, to taxation on their UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the stock of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI so long as our common stock are not otherwise used in an unrelated trade or business. However, if a tax-exempt stockholder were to finance its investment in our common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI in the hands of most tax-exempt stockholders. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” However, we intend to avoid generating excess inclusion income for our stockholders. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	A group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Tax-exempt U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign tax consequences of owning our common stock.

Taxation of Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of our common stock that is not a U.S. holder or a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

For most non-U.S. holders, investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. holders to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not.

A non-U.S. holder that receives a distribution from us that is not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Our dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” We intend to avoid generating excess inclusion income for our stockholders. If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the distribution will not incur the 30% withholding tax, but the non-U.S. holder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files with the applicable withholding agent an IRS Form W-8BEN evidencing eligibility for that reduced rate, or

•	the non-U.S. holder files with the applicable withholding agent an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital gain dividends received or deemed received by a non-U.S. holder from us that are not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).

A non-U.S. holder will not incur tax on a distribution on the common stock in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of its common stock. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted tax basis of its common stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts that the applicable withholding agent withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For payments made after June 30, 2014, a U.S. withholding tax at a 30% rate generally will be imposed on dividends paid to certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2016, on proceeds from the sale of our common stock received by certain non-U.S. holders. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include residential mortgage loans or mortgage-backed securities such as Agency RMBS or non-Agency RMBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, the applicable withholding agent must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount withheld.

Capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, as long as (i) our common stock are “regularly traded” on an established securities market in the United States and (ii) the non-U.S. holder does not own more than 5% of our common stock during the one-year period preceding the distribution date. As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

We anticipate that our common stock will be treated as being regularly traded on an established securities market in the United States following this offering. If our common stock are not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 5% of our common stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our common stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.

A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as we are not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We do not anticipate that we will be a United States real property holding corporation based on our investment strategy. In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. holder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock are held directly or indirectly by non-U.S. persons. We believe that upon the effective date of our REIT election we will be a domestically controlled qualified investment entity, and that a sale of our common stock would not be subject to taxation under FIRPTA. No assurance can be given, however, that upon the closing of this offering we will remain a domestically controlled qualified investment entity.

If our common stock are regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA on gain from share sales will be available, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if:

•	our common stock is considered regularly traded under applicable U.S. Treasury Regulations on an established securities market, such as the New York Stock Exchange; and

•	the non-U.S. holder owned, actually or constructively, 5% or less of the applicable class of our stock at all times during a specified testing period.

As noted above, we anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering. If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met.

Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). This discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

General. We conduct our activities through our operating partnership, and the operating partnership may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, the partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of any partnership items arising from our operating partnership and any other partnerships in which we or our operating partnership holds an interest for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by such partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership.

Classification as Partnerships. We will be entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception”. Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors or the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in an entity that is a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We expect that our operating partnership and any other partnership in which we own an interest will qualify for the private placement exception.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s classification for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to us or its other partners, and we and its other partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to us and its other partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties. We may acquire properties in exchange for OP units in the future. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”).

Any property purchased for cash initially by our operating partnership will have an adjusted tax basis equal to the amount paid, resulting in no book-tax difference. Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired in exchange for OP units by our operating partnership in the future.

Our operating partnership will revalue its assets upon any grant of LTIP units and thereafter upon the occurrence of certain specified events permitted under the Treasury Regulations (including a subsequent issuance of LTIP units), and any increase in valuation since the time of grant of such LTIP units or the last revaluation event from the time of grant until such event will be allocated first to the existing LTIP units holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding partnership units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our OP units, the LTIP units will achieve full parity with our other OP units for all purposes, including with respect to liquidating distributions. See “Our Operating Partnership and the Partnership Agreement—LTIP Units.” The liquidation value of an LTIP unit upon grant will be zero because liquidating distributions are required to be made in accordance with the partners’ positive capital account balances (and at the time of the grant of an LTIP unit, the capital account of the holder of such LTIP unit is zero with respect to such LTIP unit).

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Income Taxation of the Partnerships and their Partners—Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will generally be allocated among the partners in accordance with their respective interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% prohibited transactions tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property, other than through a taxable REIT subsidiary, that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common stock.

State, Local and Foreign Taxes

We and/or our subsidiaries and common stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we, our subsidiaries, or our common stockholders transact business, own property or reside. We or our subsidiaries may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of us and our common stockholders may differ from the federal income tax treatment of us and our common stockholders described above. Consequently, common stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of our common stock. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA and “disqualified persons” within the meaning of the Internal Revenue Code). A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that is engaged in such a non-exempt prohibited transaction may be subject to penalties under ERISA and the Code. Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations and Section 3(42) of ERISA, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of our common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect the common stock to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Certain individuals, including us, our Manager, our Operating Partnership and any of their respective affiliates may be parties in interest and disqualified persons with respect to plans subject to ERISA or the Code. Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if our common stock is acquired or held by a plan with respect to which we, our Manager, our Operating Partnership or any of their respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, in certain cases, depending in part on the type of plan fiduciary making the decision to acquire our common stock and the circumstances under which such decision is made. Accordingly, each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Barclays Capital Inc. and Morgan Stanley & Co. LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below:

Names	Number of Shares
Barclays Capital Inc.	1,586,000
Morgan Stanley & Co. LLC	1,586,000
Citigroup Global Markets Inc.	1,131,000
UBS Securities LLC	1,131,000
FBR Capital Markets & Co.	355,334
JMP Securities LLC	355,333
Sterne, Agee & Leach, Inc.	355,333

Total	6,500,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, which may include the underwriters, at such offering price less a selling commission not in excess of $0.51 per share. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an over-allotment option, exercisable for 30 days from the date of this prospectus, to purchase up to 975,000 additional shares of common stock, in whole or in part, at the public offering price listed on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 975,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$20.00	$130,000,000	$149,500,000
Underwriting discounts and commissions(1)	$0.85	$5,525,000	$6,353,750
Proceeds, before expenses, to us	$20.00	$130,000,000	$149,500,000

(1)

Our Manager has agreed to pay the entire underwriting discounts and commissions in connection with this offering. Excludes an aggregate structuring fee equal to 0.375% of the gross proceeds of this offering, or

$487,500 ($560,625 if the underwriters exercise their over-allotment option in full), payable by our Manager to certain of the underwriters.

The estimated offering expenses payable by us (including up to $10,000 in reimbursement of certain underwriters’ counsel fees), exclusive of the underwriting discounts and commissions and the structuring fee which our Manager has agreed to pay, are approximately $2 million. Our Manager has agreed to pay all offering-related expenses in excess of the lesser of 1.5% of the gross proceeds of this offering and the concurrent private placement and $2.25 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the trading symbol “CHMI.”

Other than as described below, there are no past or current material relationships between the underwriters or their affiliates and us. Upon completion of this offering or shortly thereafter, we expect to have entered into master repurchase agreements with certain of the underwriters, including Barclays Capital Inc., Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and UBS Securities LLC, or their affiliates, pursuant to which these underwriters or their affiliates may receive customary fees and expenses. Certain of the underwriters, including Barclays Capital Inc., Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and UBS Securities LLC, or their affiliates also maintain warehouse facilities with Freedom Mortgage. In addition, certain of the underwriters, including Barclays Capital Inc. and Morgan Stanley & Co. LLC, or their affiliates currently engage in trading activities with Freedom Mortgage, and in the future may be lenders under one or more repurchase agreements or may be lenders to, or counterparties in securities, derivatives and other trading activities with us or Freedom Mortgage. The underwriters and their affiliates may in the future engage in investment banking, lending and other commercial dealings in the ordinary course of business with us or Freedom Mortgage. They would receive customary fees and commissions for these services.

Subject to certain limited exceptions, we and all of our directors and officers, our Manager and Freedom Mortgage have agreed that, without the prior written consent of Barclays Capital Inc. and Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, and Mr. Middleman, our Chairman, has agreed that, without the prior written consent of Barclays Capital Inc. and Morgan Stanley & Co. LLC on behalf of the underwriters, he and any of his controlled affiliates, including Freedom Mortgage or our Manager, will not, during a period of 12-months after the completion of this offering (in each case, the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Barclays Capital Inc. and Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Barclays Capital Inc. and Morgan Stanley & Co. LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. We cannot assure you, however, that the price at which our common stock will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which, as amended, we refer to as the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Switzerland

This document, as well as any other material relating to the shares which are the subject to the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the shares for resale in Australia within 12 months of such shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Japan

No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the shares. The shares are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the shares in this offer may not transfer or resell those shares except to other QIIs.

Korea

The shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the shares may not be resold to Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (2) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(1)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(2)	a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

(a)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(b)	(in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(c)	where no consideration is or will be given for the transfer; or

(d)	where the transfer is by operation of law.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hunton & Williams LLP. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Material U.S. Federal Income Tax Considerations” is based on the opinion of Hunton & Williams LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP. Certain matters relating to Maryland law, including the validity of the shares of common stock, will be passed upon for us by Venable LLP.

EXPERTS

The financial statements of Cherry Hill Mortgage Investment Corp. at December 31, 2012 and for the two-month period from October 31, 2012 (date of inception) to December 31, 2012 appearing in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Cherry Hill Mortgage Investment Corporation

Report of Independent Registered Public Accounting Firm

The Board of Directors

Cherry Hill Mortgage Investment Corporation

We have audited the accompanying balance sheet of Cherry Hill Mortgage Investment Corporation as of December 31, 2012 and the related statement of operations, stockholder’s deficit and cash flows for the two month period from October 31, 2012 (date of inception) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cherry Hill Mortgage Investment Corporation at December 31, 2012, and the results of its operations and its cash flows for the two month period from October 31, 2012 (date of inception) to December 31, 2012 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, NY

April 29, 2013

Cherry Hill Mortgage Investment Corp.

Balance Sheet – Development Stage

December 31, 2012

Assets
Cash	$1,000

Total Assets	1,000

Liabilities and Stockholder's deficit
Liabilities
Accrued expenses	25,000

Total Liabilities	25,000

Stockholder's deficit
Common stock, $0.01 par value, 1,000 shares authorized, 1,000 shares
issued and outstanding	10
Additional paid-in-capital	990
Deficit accumulated during the development stage	(25,000)

Total Stockholder's deficit	(24,000)

Total Liabilities and Stockholder's deficit	$1,000

See accompanying notes.

Cherry Hill Mortgage Investment Corp.

Statement of Operations – Development Stage

For the two month period from October 31, 2012 (date of inception) to December 31, 2012

Audit Fees	$25,000

Total Expenses	25,000

Net Loss	$25,000

See accompanying notes.

Cherry Hill Mortgage Investment Corp.

Statement of Stockholder's Deficit – Development Stage

For the two month period from October 31, 2012 (date of inception) to December 31, 2012

	Common Stock		Additional Paid-In	Deficit Accumulated During the Development	Stockholder's
	Shares	Amount	Capital	stage	Deficit
Balance October 31, 2012 (date of inception)	—	$—	$—	$—	$—
Common shares issued to founder on December 4th, 2012	1,000	10	990	—	1,000
Net loss	—	—	—	(25,000)	(25,000)

Balance at December 31, 2012	1,000	$10	$990	$(25,000)	$(24,000)

See accompanying notes.

Cherry Hill Mortgage Investment Corp.

Statement of Cash Flows – Development Stage

For the two month period from October 31, 2012 (date of inception) to December 31, 2012

Cash flows from operating activities:
Net loss	$(25,000)
Net cash used in operating activities:	—
Increase in Accrued Expenses	25,000

Net cash used in operating activities	—

Cash flows from financing activities:
Proceeds from issuance of common shares to founder	1,000

Net cash provided by financing activities	1,000

Net increase in cash	1,000
Cash beginning of period	—

Cash end of period	$1,000

See accompanying notes.

Cherry Hill Mortgage Investment Corp.

Notes to Financial Statements – Development Stage

December 31, 2012

1. Organization

Cherry Hill Mortgage Investment Corp. (the “Company”) was organized in the state of Maryland on October 31, 2012 to invest in residential mortgage assets in the United States. Under the Company’s charter, the Company is authorized to issue up to 1,000 shares of common stock. The Company has not commenced operations.

2. Formation of the Company and Initial Public Offering

The Company intends to conduct an initial public offering (the “IPO”) and a concurrent private placement of common stock, which is anticipated to be finalized in 2013. Substantially all of the net proceeds from the IPO are intended to be used to invest in Agency mortgage-backed securities (“MBS”) and excess mortgage servicing rights on residential mortgage loans.

The Company will be subject to the risks involved with real estate and real estate-related debt instruments. These include, among others, the risks normally associated with changes in the general economic climate, changes in the mortgage market, changes in tax laws, interest rate levels, and the availability of financing.

The sole stockholder of the Company is Stanley Middleman. On December 4, 2012, Stanley Middleman made a $1,000 initial capital contribution to the Company.

The Company will be managed by Cherry Hill Mortgage Management, LLC (the Manager), a Delaware limited liability company which is controlled by Stanley Middleman.

The Company is taxable as a regular Subchapter C corporation for the two month period from October 31, 2012 (date of inception) to December 31, 2012.

3. Significant accounting policies

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the balance sheet, in addition to the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation allowance on deferred tax assets.

Underwriting commissions and offering costs

Underwriting commissions and offering costs to be incurred in connection with the Company’s IPO will be reflected as a reduction of additional paid-in-capital. Costs incurred that are not directly associated with the completion of the IPO will be expensed as incurred. As of April 29, 2013, the Manager has incurred $0.3 million of costs relating to the IPO. Upon completion of the IPO, the Company will reimburse the Manager for up to $1.95 million of costs associated with the IPO (other than the underwriting discount and the structuring fee which the Manager has agreed to pay) pursuant to the Management Agreement.

Cherry Hill Mortgage Investment Corp.

Notes to Financial Statements – Development Stage (continued)

3. Significant accounting policies (continued)

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2010-06, Improving Disclosures About Fair Value Measurements. The ASU requires enhanced disclosures about purchases, sales, issuances, and settlements on a gross basis relating to Level III measurements. The disclosure is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our financial statement disclosures.

On July 21, 2010, the FASB issued an update to ASC 310, Receivables, by requiring more robust and disaggregated disclosures about the credit quality of a company’s loans held for investment and if applicable, its allowance for credit losses. The objective of enhancing these disclosures is to improve financial statement users’ understanding of (1) the nature of a company’s credit risk associated with its financing receivables and (2) the company’s assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. The adoption of this ASU did not have a material impact on our financial statement disclosures.

4. Related Party Transactions

The Company has entered into a management agreement with the Manager, pursuant to which the Manager provides for the day-to-day management of the Company’s operations (the “Management Agreement”). The Management Agreement requires the Manager to manage the Company’s business affairs in conformity with the policies and the investment guidelines that are approved and monitored by the Company’s Board of Directors. All of the Company’s executive officers and the officers and employees of the Manager are also officers or employees of Freedom Mortgage Corporation (“Freedom Mortgage”).

The Manager will be party to a services agreement with Freedom Mortgage, pursuant to which Freedom Mortgage provides to the Manager the personnel, services and resources as needed by the Manager to enable the Manager to carry out its obligations and responsibilities under the Management Agreement (the “Services Agreement”). The Company is a named third-party beneficiary to the Services Agreement and, as a result, has, as a non-exclusive remedy, a direct right of action against Freedom Mortgage in the event of any breach by the Manager of any of its duties, obligations or agreements under the Management Agreement that arise out of or result from any breach by Freedom Mortgage of its obligations under the Services Agreement. The Services Agreement will terminate upon the termination of the Management Agreement. Pursuant to the Services Agreement, the Manager will make certain payments to Freedom Mortgage in connection with the services provided.

The Manager and Freedom Mortgage are under the common ownership and control of Stanley Middleman, the Company’s sole stockholder.

5. Indirect Expenses

From October 31, 2012 (date of inception) to December 31, 2012, the Company shared office space with Freedom Mortgage Corporation. In accordance with the Management Agreement between the Company and the Manager, the Manager has not allocated rent, overhead, reimbursable executives’ salaries, and other miscellaneous office expenses to the Company, as it has not commenced operations and not generated revenue

Cherry Hill Mortgage Investment Corp.

Notes to Financial Statements – Development Stage (continued)

5. Indirect Expenses (continued)

during the period. The Manager will not commence allocating expenses to the Company until the first month during which the Company commences operations subsequent to the completion of the IPO and the concurrent private placement. The Company monitors and maintains a separate record of such expenses. From October 31, 2012 (date of inception) to December 31, 2012, such expenses amounted to $40 thousand.

The Manager has adequate resources independent of the Company to pay these expenses, and the Company has no additional obligation, either direct or indirect, to compensate any party for these expenses.

6. Income Taxes

For the period October 31, 2012 (date of inception) through December 31, 2012, the Company is taxable as a corporation, and as such, is subject to federal, state and local taxation. The Company incurred certain expenses during the period but has not commenced operations. The Company recorded a deferred tax asset of $10 thousand related to these start up expenses. Given that the Company is in its first year of operations and is not expected to realize the benefits of the deferred tax asset, management concluded that a full valuation allowance is required in accordance with the provisions of ASC 740.

As of December 31, 2012, the Company had no unrecognized tax benefits. The Company’s federal, state and local income tax returns for the period from October 31, 2012 (date of inception) through December 31, 2012 are subject to examination by the Internal Revenue Service and various state and local authorities.

7. Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through April 29, 2013, the date the financial statements were available to be issued. Based on this evaluation, the Company has determined that none of the events were required to be recognized or disclosed in the financial statements.

Cherry Hill Mortgage Investment Corp.

Balance Sheet – Development Stage

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Cash	$15,105	$1,000

Total assets	15,105	1,000

Liabilities and stockholder’s deficit
Liabilities:
Due to Cherry Hill Mortgage Management, LLC	39,860	—
Accrued expenses	70,000	25,000

Total liabilities	109,860	25,000

Stockholder’s deficit:
Common stock, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	10	10
Additional paid-in-capital	990	990
Deficit accumulated during the development stage	(95,755)	(25,000)

Total stockholder’s deficit	(94,755)	(24,000)

Total liabilities and stockholder’s deficit	$15,105	$1,000

See accompanying notes.

Cherry Hill Mortgage Investment Corp.

Statement of Operations – Development Stage

	Six Month Period Ended June 30, 2013	Cumulative Period from October 31, 2012 (Date of Inception) to June 30, 2013
	(Unaudited)
Audit fees	$70,000	$95,000
Administrative expenses	755	755

Total expenses	70,755	95,755

Net Loss	$70,755	$95,755

See accompanying notes.

Cherry Hill Mortgage Investment Corp.

Statement of Stockholder’s Deficit – Development Stage

Six Month Period Ending June 30, 2013 and for the Cumulative Period from October 31, 2012 (Date of Inception) to June 30, 2013

	Common Stock Shares	Amount	Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Stockholder’s Deficit
	(Unaudited)
Balance October 31, 2012 (date of inception)	—	$—	$—	$—	$—
Common shares issued to founder on December 4th, 2012	1,000	10	990	—	1,000
Net loss	—	—	—	(25,000)	(25,000)

Balance at December 31, 2012	1,000	10	990	(25,000)	(24,000)
Net loss	—	—	—	(70,755)	(70,755)

Balance at June 30, 2013	1,000	$10	$990	$(95,755)	$(94,755)

See accompanying notes.

Cherry Hill Mortgage Investment Corp.

Statement of Cash Flows – Development Stage

	Six Month Period Ended June 30, 2013	Cumulative Period from October 31, 2012 (Date of Inception) to June 30, 2013
	(Unaudited)
Cash flows from operating activities
Net loss	$(70,755)	$(95,755)
Net cash provided (used) in operating activities:
Increase in accrued expenses	45,000	70,000

Net cash used in operating activities	(25,755)	(25,755)

Cash flows from financing activities
Proceeds from issuance of common shares to founder	—	1,000
Increase in Due to affiliate	39,860	39,860

Net cash provided by financing activities	39,860	40,860

Net increase (decrease) in cash	14,105	15,105
Cash beginning of period	1,000	—

Cash end of period	$15,105	$15,105

See accompanying notes.

Cherry Hill Mortgage Investment Corp.

Notes to Financial Statements – Development Stage

(Unaudited)

June 30, 2013

1. Organization

Cherry Hill Mortgage Investment Corp. (the “Company”) was organized in the state of Maryland on October 31, 2012 to invest in residential mortgage assets in the United States. Under the Company’s charter, the Company is authorized to issue up to 1,000 shares of common stock. The Company has not commenced operations.

2. Formation of the Company and Initial Public Offering

The Company intends to conduct an initial public offering (the “IPO”) and a concurrent private placement of common stock, which is anticipated to be finalized in 2013. Substantially all of the net proceeds from the IPO are intended to be used to invest in Agency mortgage-backed securities (“MBS”) and excess mortgage servicing rights on residential mortgage loans.

The Company will be subject to the risks involved with real estate and real estate-related debt instruments. These include, among others, the risks normally associated with changes in the general economic climate, changes in the mortgage market, changes in tax laws, interest rate levels, and the availability of financing.

The sole stockholder of the Company is Stanley Middleman. On December 4, 2012, Stanley Middleman made a $1,000 initial capital contribution to the Company.

The Company will be managed by Cherry Hill Mortgage Management, LLC (the “Manager”), a Delaware limited liability company which is controlled by Stanley Middleman.

The Company was taxable as a regular Subchapter C corporation for the two month period from October 31, 2012 (date of inception) to December 31, 2012. On February 13, 2013, the Company elected to be treated as a sub chapter S corporation. Therefore, the Company has elected to be taxed as a sub chapter S corporation as of January 1, 2013 and as such all federal tax liabilities are the responsibility of the sole stockholder.

3. Significant Accounting Policies

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the balance sheet, in addition to the reported amount revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation allowance on deferred tax assets.

Underwriting commissions and offering costs

The underwriting commissions and offering costs to be incurred in connection with the Company’s IPO will be reflected as a reduction of additional paid-in-capital. Costs incurred by the Company that are not directly associated with the completion of the IPO consist of audit fees and administrative expenses and will be expensed as incurred. Subsequent to the date the Company’s audited financial statements were issued, the Company and the Manager modified their understanding regarding the reimbursement of certain costs associated with the IPO. As modified, upon completion of the IPO, the Company will reimburse the Manager for costs directly associated with the IPO (other than the underwriting discount and the structuring fee which the Manager has agreed to pay) in an amount equal to the lesser of 1.5% of the gross proceeds from the IPO and the concurrent private placement and $2.25 million.

Cherry Hill Mortgage Investment Corp.

Notes to Financial Statements – Development Stage (continued)

(Unaudited)

3. Significant Accounting Policies (continued)

These costs include, among other, the fees and disbursements of the Company’s counsel, the costs of printing the prospectus for the IPO, the fees paid to apply to list the Company’s common stock and all filing fees paid in connection with the IPO. As of June 30, 2013, the Manager has incurred $1.0 million of costs relating to the IPO. The modified understanding supercedes the arrangement described in Note 3, “Significant accounting policies—Underwriting commissions and offering costs” to the Company’s audited financial statements as of and for the two-month period from October 31, 2012 (date of inception) to December 31, 2012.

4. Related Party Transactions

The Company has entered into a Management Agreement with the Manager, pursuant to which the Manager provides for the day-to-day management of the Company’s operations (the “Management Agreement”). The Management Agreement requires the Manager to manage the Company’s business affairs in conformity with the policies and the investment guidelines that are approved and monitored by the Company’s Board of Directors. All of the Company’s executive officers and the officers and employees of the Manager are also officers or employees of Freedom Mortgage Corporation (“Freedom Mortgage”).

The Manager will be party to a Services Agreement with Freedom Mortgage, pursuant to which Freedom Mortgage provides to the Manager the personnel, services and resources as needed by the Manager to enable the Manager to carry out its obligations and responsibilities under the Management Agreement (the “Services Agreement”). The Company is a named third-party beneficiary to the Services Agreement and, as a result, has, as a non-exclusive remedy, a direct right of action against Freedom Mortgage in the event of any breach by the Manager of any of its duties, obligations or agreements under the Management Agreement that arise out of or result from any breach by Freedom Mortgage of its obligations under the Services Agreement. The Services Agreement will terminate upon the termination of the Management Agreement. Pursuant to the Services Agreement, the Manager will make certain payments to Freedom Mortgage in connection with the services provided.

As of June 30, 2013 the Company owed $39,860 advanced by the Manager to fund certain costs for which the Company is the primary obligor.

The Manager and Freedom Mortgage are under the common ownership and control of Stanley Middleman, the Company’s sole stockholder.

5. Indirect Expenses

From October 31, 2012 (date of inception) to December 31, 2012 and for the six months ended June 30, 2013, the Company shared office space with Freedom Mortgage Corporation. In accordance with the Management Agreement between the Company and the Manager, the Manager has not allocated rent, overhead, reimbursable executives’ salaries, and other miscellaneous office expenses to the Company, as it has not commenced operations and has not generated revenue during the period. The Manager will not commence allocating expenses to the Company until the first month during which the Company commences operations subsequent to the completion of the IPO and the concurrent private placement. The Company monitors and maintains a separate record of such expenses. For the six month period ending June 30, 2013 and for the cumulative period from October 31, 2012 (date of inception) to June 30, 2013 such expenses amounted to $670 thousand and $710 thousand respectively.

The Manager has adequate resources independent of the Company to pay these expenses, and the Company has no additional obligation, either direct or indirect, to compensate any party for these expenses.

Cherry Hill Mortgage Investment Corp.

Notes to Financial Statements – Development Stage (continued)

(Unaudited)

6. Income Taxes

For the period October 31, 2012 (date of inception) through December 31, 2012, the Company was taxable as a corporation, and as such, was subject to federal, state and local taxation. The Company incurred certain expenses during the period but has not commenced operations. The Company recorded a deferred tax asset of $10 thousand related to these start up expenses. Given that the Company is in its first year of operations and is not expected to realize the benefits of the deferred tax asset, management concluded that a full valuation allowance was required in accordance with the provisions of ASC 740.

As of January 1, 2013, the Company has elected to be taxed as a sub chapter S corporation and as such all federal tax liabilities are the responsibility of the Company’s sole stockholder. The Company has no state and local income tax liability for the period that it is an S corporation

As of December 31, 2012 and June 30, 2013, the Company had no unrecognized tax benefits. The Company’s federal, state and local income tax returns for the period from October 31, 2012 (date of inception) through December 31, 2012 are subject to examination by the Internal Revenue Service and various state and local authorities.

7. Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through August 12, 2013, the date the financial statements were available to be issued. Based on this evaluation, the Company has determined that none of the events were required to be recognized or disclosed in the financial statements.

Until October 28, 2013 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

6,500,000 Shares

Common Stock

Prospectus

October 3, 2013

Barclays

Morgan Stanley

Citigroup

UBS Investment Bank

FBR

JMP Securities

Sterne Agee